UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
AIRCASTLE LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common shares, $0.01 par value per share
	(2)	Aggregate number of securities to which transaction applies:

53,350,787 common shares issued and outstanding that are subject to the transaction (including 92,996 restricted shares) (which is the difference between the 74,956,134 common shares that are issued and outstanding and the 21,605,347 common shares that are beneficially owned by Marubeni Corporation); 872,287 common shares issuable upon the vesting or settlement of outstanding performance share units (“PSUs”) (assuming the achievement, if applicable, of performance metrics at the maximum level of performance); and 45,573 common shares issuable upon the vesting or settlement of outstanding restricted share units (“RSUs”).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (1) 53,350,787 common shares issued and outstanding that are subject to the transaction (including 92,996 restricted shares) (which is the difference between the 74,956,134 common shares that are issued and outstanding and the 21,605,347 common shares that are beneficially owned by Marubeni Corporation) multiplied by $32.00 per share; (2) 872,287 common shares issuable upon the vesting or settlement of outstanding PSUs (assuming the achievement, if applicable, of performance metrics at the maximum level of performance) multiplied by $32.00 per share; and (3) 45,573 common shares issuable upon the vesting or settlement of outstanding RSUs multiplied by $32.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001298.

	(4)	Proposed maximum aggregate value of transaction: $1,736,596,704.00
	(5)	Total fee paid: $227,649.39
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, CT 06901

January 23, 2020

Dear Shareholder:

We cordially invite you to attend a special general meeting of the shareholders of Aircastle Limited, a Bermuda exempted company (the “Company”), which will be held at 201 Tresser Boulevard, Stamford, Connecticut, USA, 06901, on March 6, 2020, starting at 11 a.m. Eastern time.

At the special general meeting, holders of our common shares, par value $0.01 per share, will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 5, 2019 (as it may be amended from time to time, the “Merger Agreement”), and a related Statutory Merger Agreement (the “Statutory Merger Agreement”), by and among MM Air Limited, a Bermuda exempted company (“Parent”), MM Air Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, and the consummation of the transactions contemplated thereby, including the merger described below (the “Merger Proposal”).

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving company in the merger. Upon completion of the merger, each common share issued and outstanding at the effective time of the merger (other than common shares held by Parent, Merger Sub, the Company or their wholly-owned subsidiaries or by Marubeni Aviation Holding Coöperatief U.A.) will be cancelled and converted into the right to receive $32.00, in cash, without interest.

If the merger is completed, the Company will become a privately-held company whose only shareholders will be Marubeni Aviation Holding Coöperatief U.A., which is an indirect subsidiary of Marubeni Corporation, and Parent. Parent is controlled by affiliates of Marubeni Corporation and Mizuho Leasing Company, Limited.

The board of directors of the Company (the “Board of Directors”) has unanimously (other than directors Jun Horie, Takashi Kurihara and Takayuki Sakakida (the “Marubeni Directors”), who did not participate due to their affiliation with Marubeni Corporation), (a) determined that the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interest of the Company, (b) approved the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, and (c) resolved to recommend that the Company’s shareholders approve and adopt the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger. The Board of Directors (other than the Marubeni Directors) made these determinations after consultation with its legal and financial advisors and consideration of a number of factors. The Marubeni Directors did not participate in the deliberations and vote of the Board of Directors due to their affiliation with Marubeni Corporation.

After careful consideration, the Board of Directors unanimously (other than the Marubeni Directors) recommends that you vote “FOR” the approval and adoption of the Merger Proposal, and “FOR” the adjournment of the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal.

Approval of the above proposals requires the affirmative vote of a majority of the votes cast at the special general meeting, provided a quorum is present.

Pursuant to rules of the Securities and Exchange Commission, you also will be asked to vote at the special general meeting on an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, as described in the proxy statement. The Board of Directors also unanimously (other than the Marubeni Directors) recommends that the shareholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the specified compensation that may become payable to the named executive officers of the Company in connection with the merger.

The enclosed proxy statement describes the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, and provides specific information concerning the special general meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as they set forth the details of the Merger Proposal.

Your vote is very important, regardless of the number of common shares you own. The Merger Proposal cannot be approved (and the merger cannot be completed) without the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting in favor of the approval and adoption of the Merger Proposal. In addition, the Merger Agreement makes the approval by shareholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the merger.

If you own common shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your common shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the special general meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy beginning on page 63 of the enclosed proxy statement. Your vote is very important.

If you are a shareholder of record, submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special general meeting.

If you are a shareholder who holds your common shares in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your common shares at the special general meeting.

If you have any questions or need assistance voting your common shares, please call Georgeson LLC, the Company’s proxy solicitor in connection with the special general meeting, toll-free at 888-877-5360.

Sincerely,

Peter V. Ueberroth	Michael J. Inglese
Chairman of the Board of Directors	Chief Executive Officer

Stamford, Connecticut

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement will not be filed with any government or regulatory authority in Bermuda. Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for Aircastle’s financial soundness or the correctness of any of the statements made or opinions expressed in this proxy statement.

This proxy statement is dated January 23, 2020 and
is first being mailed to shareholders on or about January 29, 2020.

Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, CT 06901

Notice of Special General Meeting of Shareholders

To Our Shareholders:

Aircastle Limited will hold a special general meeting, at its office headquarters, located at 201 Tresser Boulevard, Stamford, Connecticut, USA, 06901, on March 6, 2020, at 11 a.m., Eastern time. The matters to be considered and acted upon at the special general meeting, which are described in detail in the accompanying materials, are:

1.	To approve and adopt the Agreement and Plan of Merger, dated November 5, 2019, and the related Statutory Merger Agreement, by and among Aircastle Limited, a Bermuda exempted company (the “Company”), MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby, including the merger (the “Merger Proposal”);
2.	To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger (the “Compensation Proposal”);
3.	To approve the adjournment of the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal (the “Adjournment Proposal”); and
4.	To act upon other business that may properly come before the special general meeting or any adjournment or postponement thereof.

Your Board of Directors unanimously (other than the Marubeni Directors) recommends that you vote in favor of proposals 1, 2, 3 and 4 which are set forth in the accompanying proxy statement.

Shareholders registered in our records or our agents’ records at the close of business on January 22, 2020, are entitled to receive notice of and to vote at the special general meeting and at any adjournment thereof. All shareholders of record are invited to attend the special general meeting in person. Your vote is important, regardless of the number of common shares you own. A quorum of two or more persons present in person at the start of the special general meeting and representing in person or by proxy in excess of 50% of all votes attaching to all common shares is required for the proposals to be put to a vote at the special general meeting. The Merger Proposal cannot be approved (and the merger cannot be completed) without the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting in favor of the Merger Proposal. Pursuant to our bye-laws, our common shares are entitled to one vote per share.

The advisory (non-binding) proposal to approve the Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the special general meeting, provided a quorum is present.

Even if you plan to attend the special general meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your common shares will be represented at the special general meeting if you are unable to attend. You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions in the enclosed proxy statement and on the proxy and voting instruction card for using these convenient services.

If you sign, date and return your proxy and voting instruction card(s) without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, in favor of the Compensation Proposal and in favor of the Adjournment Proposal. If you fail to attend the special general meeting or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special general meeting.

You may revoke your proxy at any time before the vote at the special general meeting by following the procedures outlined in the enclosed proxy statement. If you are a shareholder of record, attend the special general meeting and wish to vote in person, you may revoke your proxy and vote in person.

If you are a shareholder who holds your common shares in “street name” through a broker, bank or other nominee, please be aware that you will need to follow the directions provided by such broker, bank or nominee regarding how to instruct it to vote your common shares at the special general meeting.

By order of the Board of Directors,

Christopher L. Beers
Chief Legal Officer & Secretary

Stamford, CT
Dated: January 23, 2020

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the Agreement and Plan of Merger, dated as of November 5, 2019, by and among Aircastle Limited, a Bermuda exempted company (“Aircastle” or the “Company”), MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), which we sometimes refer to in this proxy statement as the “Merger Agreement.” We encourage you to read carefully this entire proxy statement, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. Each item in this Summary Term Sheet includes page references directing you to a more complete description of that item in this proxy statement.

If the merger is completed, the Company will become a privately-held company, owned by Marubeni Aviation Holding Coöperatief U.A. (“MHC”), which is an indirect subsidiary of Marubeni Corporation (“Marubeni”), and Parent. Parent is a newly-formed entity controlled by affiliates of Marubeni and Mizuho Leasing Company, Limited (“Mizuho Leasing”).

The Parties to the Merger and Their Principal Affiliates

Aircastle Limited

Aircastle Limited is a Bermuda exempted company. Founded in 2004, Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2019, Aircastle owned and managed on behalf of its joint ventures 277 aircraft leased to 87 customers located in 48 countries. For information about the Company, see “Important Information Regarding Aircastle—Company Background” beginning on page 82.

The principal executive office of Aircastle Limited is located at 201 Tresser Boulevard, Suite 400, Stamford, CT 06901.

Additional information about Aircastle is contained in its public filings, certain of which are incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 109.

MM Air Limited

MM Air Limited is a Bermuda exempted company and is a newly-formed entity controlled by affiliates of Marubeni and Mizuho Leasing. Parent has not engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger and Their Principal Affiliates—MM Air Limited” beginning on page 59 and “Important Information Regarding Marubeni Shareholders, Parent and Merger Sub” beginning on page 94.

The registered office of MM Air Limited is located at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda.

MM Air Merger Sub Limited

MM Air Merger Sub Limited is a Bermuda exempted company. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “The Parties to the Merger and Their Principal Affiliates—MM Air Merger Sub Limited” beginning on page 59 and “Important Information Regarding Marubeni Shareholders, Parent and Merger Sub” beginning on page 94.

The registered office of MM Air Merger Sub Limited is located at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda.

Marubeni Corporation

Marubeni Corporation and its consolidated subsidiaries use their broad business networks, both within Japan and overseas, to conduct importing and exporting (including third country trading), as well as domestic business, encompassing a diverse range of business activities across wide-ranging fields including lifestyle, ICT & real estate business, forest products, food, agricultural business, chemicals, power business, energy, metals & mineral resources, plant, aerospace & ship, finance & leasing business, construction, auto & industrial machinery, and next generation business development. Additionally, the Marubeni Group offers a variety of services, makes internal and external investments, and is involved in resource development throughout all of the above industries.

The principal executive office of Marubeni Corporation is located at 7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo, 103-6060 Japan.

Marubeni Aviation Holding Coöperatief U.A.

Marubeni Aviation Holding Coöperatief U.A. is a Netherlands coöperatief and a wholly-owned subsidiary of Marubeni. MHC was organized for the purpose of acquiring and holding common shares of Aircastle.

The principal executive office of Marubeni Aviation Holding Coöperatief U.A. is located at Herikerbergweg 238, Luna Arena, 1101 CM Amsterdam, the Netherlands.

Marubeni Aviation Corporation

Marubeni Aviation Corporation is a Japanese corporation and a wholly-owned subsidiary of Marubeni. Marubeni Aviation Corporation owns 50% of the outstanding shares of Parent and all the outstanding shares of MHC. Its principal business is business investment, particularly in the aviation industry.

The principal executive office of Marubeni Aviation Corporation is located at Nihombashi Tower, 18th Floor, 7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo, 103-6060 Japan.

Mizuho Leasing Company, Limited

Mizuho Leasing Company, Limited (Mizuho Leasing) was established in 1969 as a general leasing company under the initiative of The Industrial Bank of Japan, Ltd. (now Mizuho Bank, Ltd.) and with investment from major companies across Japanese industry.

Mizuho Leasing has focused on financing for equipment and other assets through leasing and installment sales, while also actively growing its operations in Japan and overseas as a comprehensive financial services group serving the business community. In addition to providing finance for capital investment in industrial machine tools, IT equipment, medical equipment and other business assets, Mizuho Leasing has been expanding its reach into new business areas by proposing a wide range of solutions that address the diverse needs of corporate clients, increasing its presence in the financial sector, and leveraging M&A activities.

In March 2019, in order to achieve further business growth and enhance the corporate value of the Mizuho Financial Group, Inc., Mizuho Leasing entered into a capital and business alliance with Mizuho Bank, Ltd. and an alliance in the lease financing business with Marubeni Corporation. Now, as a leasing company named “Mizuho Leasing Company, Limited” (formerly, IBJ Leasing Company, Limited), which is the only equity-method affiliate in the Mizuho Financial Group, Inc., it strives to deliver services that solve the management issues faced by its clients.

The principal executive office of Mizuho Leasing Company, Limited, is located at 1-2-6 Toranomon, Minato-ku, Tokyo, 105-0001 Japan.

The Merger Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger (the “Merger Proposal”).

The Merger Agreement and the Statutory Merger Agreement provide that, at the closing of the merger, Merger Sub will be merged with and into the Company, with the Company as the surviving entity in the merger. Upon completion of the merger, each outstanding common share of the Company, par value $0.01 per share (other than common shares held by Parent, Merger Sub, the Company or their wholly-owned subsidiaries, or by MHC, as described more fully under “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” beginning on page 65) will be converted into the right to receive $32.00 per common share, in cash, without interest and less any required withholding taxes (the “Merger Consideration”). Upon completion of the merger, the common shares will no longer be publicly traded, and shareholders (other than MHC and Parent) will cease to have any ownership interest in the Company.

The Special General Meeting (Page 61)

The special general meeting will be held at 201 Tresser Boulevard, Stamford, Connecticut, USA, 06901, on March 6, 2020, starting at 11 a.m., Eastern time.

Record Date and Quorum (Page 61)

The holders of record of the common shares as of the close of business on January 22, 2020 (the record date for determination of shareholders entitled to notice of and to vote at the special general meeting) are entitled to receive notice of and to vote at the special general meeting.

At any special general meeting of the Company, the presence of two or more persons at the start of the meeting and representing, in the aggregate of those present in person or represented by proxy entitling the holder to vote at the special general meeting, in excess of 50% of all votes attaching to all shares of the Company in issue, shall form a quorum for the transaction of business. If a quorum is not present, the special general meeting may be adjourned by the chairman of the meeting until a quorum has been obtained. Abstentions will be counted toward the presence of a quorum at the special general meeting but will not be considered votes cast on any proposal brought before the special general meeting. Under the Voting and Support Agreement, Marubeni, Marubeni Aviation Corporation and MHC (collectively, the “Marubeni Shareholders”) as holder of approximately 28.8% of the outstanding common shares, agreed to vote all common shares they own in favor of the Merger Proposal.

Required Shareholder Votes for the Merger (Page 61)

If a quorum is present, pursuant to the Company’s bye-laws, the approval of the Merger Proposal requires the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting or any adjournment thereof in accordance with the Company’s bye-laws. Pursuant to Aircastle’s bye-laws, common shares are entitled to one vote per share. The approval of the Merger Proposal is a condition to the parties’ obligations to consummate the merger.

As of the record date, there were 74,956,134 common shares outstanding. Marubeni holds 21,605,347 common shares, representing approximately 28.8% of the outstanding voting power as of the record date. Under the Voting and Support Agreement, the Marubeni Shareholders agreed to vote all common shares they own in favor of the Merger Proposal.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the Merger Proposal.

Conditions to the Merger (Page 77)

Each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	approval and adoption of the Merger Proposal by the affirmative vote of a majority of the votes cast at the special general meeting at which a quorum is present;
•	the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the receipt of any applicable pre-clearance or similar approval of certain other specified jurisdictions (i.e., Brazil, Chile, Mexico, Morocco, the Philippines, Russia, South Africa and Turkey), and all such required regulatory approvals being in full force and effect; and
•	no law or order being in effect that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated hereby.

The obligations of the Company to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the Merger Agreement related to Parent’s and Merger Sub’s organization, standing and power; and authority, execution, delivery and enforceability must be true and correct in all material respects as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•	the other representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (the condition described in this bullet, together with the condition described in the first bullet of this paragraph, the “Parent Representation Condition”); and
•	Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the merger (the “Parent Covenant Condition”).

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement related to the Company’s organization, standing and power; authorized and outstanding share capital; authority, execution, delivery and enforceability; anti-takeover provisions; and brokers’ fees and expenses must be true and correct in all material respects as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
•	the representations and warranties of the Company in the Merger Agreement related to absence of a “Company Material Adverse Effect” from December 31, 2018 until the date of the Merger Agreement, must be true and correct in all respects as of the closing as if made at and as of such time;
•	the other representations and warranties of the Company in the Merger Agreement must be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (the condition described in this bullet, together with the conditions described in the first and second bullets of this paragraph, the “Company Representation Condition”);
•	the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the merger (the “Company Covenant Condition”); and
•	no Company Material Adverse Effect shall have occurred since the date of the Merger Agreement.

Expected Timing of the Merger

We anticipate completing the merger in the first half of 2020, subject to approval of the Merger Proposal by the Company’s shareholders as specified herein and the satisfaction or waiver of the other conditions to closing, although Aircastle cannot assure completion by any particular date, if at all.

Purpose and Reasons of the Company for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Board of Directors (Page 27)

The Board of Directors, after considering various factors described herein, adopted resolutions by unanimous vote of the directors (other than the Marubeni Directors) at a meeting duly called at which a quorum of directors was present (i) determining that the Merger Consideration constitutes fair value for each common share in accordance with the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), (ii) determining that the terms of the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Aircastle, (iii) approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated thereby, including the merger, and (iv) subject to the right of the Board of Directors to change its recommendation in certain circumstances, recommending that Aircastle’s shareholders vote in favor of the Merger Proposal at a duly held meeting of such shareholders for such purpose.

The Board of Directors unanimously (other than the Marubeni Directors) recommends that you vote “FOR” the Merger Proposal.

For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Board of Directors considers $32.00, without interest and less any applicable withholding taxes, to be fair value for each issued and outstanding common share.

For a more complete discussion of the factors considered by the Board of Directors in reaching its decision to approve and adopt the Merger Proposal, see “Special Factors—Purpose and Reasons of the Company for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Board of Directors” beginning on page 27.

Opinion of Citigroup Global Markets Inc. (Page 31 and Annex C)

Aircastle retained Citigroup Global Markets Inc. (“Citi”) as its exclusive financial advisor in connection with a possible transaction involving Aircastle. In connection with Citi’s engagement, Aircastle requested that Citi evaluate the fairness, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates) of the Merger Consideration to be received in the proposed merger by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On November 5, 2019, at a meeting of the Board of Directors (other than the Marubeni Directors) held to evaluate the proposed merger and at which the Merger Agreement was approved, Citi rendered to the Board of Directors (other than the Marubeni Directors) an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates).

The full text of Citi’s written opinion, dated November 5, 2019, to the Board of Directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section entitled “Special Factors—Opinion of Citigroup Global Markets Inc.” beginning on page 31 of this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Company common shares (other than Parent and its affiliates) of the Merger Consideration. Citi’s opinion did not address any other aspects or implications of the proposed merger or the Merger Agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

For more information, see the section entitled “Special Factors—Opinion of Citigroup Global Markets Inc.” beginning on page 31.

Purposes and Reasons of Parent and Merger Sub for the Merger (Page 36)

For Parent, Merger Sub and their affiliates (including Marubeni and Mizuho Leasing (together, the “Marubeni Consortium”)), the purpose of the merger is for Parent to acquire all of the common shares of the Company not already held by the Marubeni Shareholders. When the merger is completed, all of the Company’s common shares will be owned by MHC (which is Marubeni’s indirect subsidiary) and Parent. Marubeni decided to pursue the merger after learning that third parties had expressed interest in acquiring the Company, and after the non-Marubeni Directors advised Marubeni that they would be willing to waive a contractual “standstill” provision that otherwise would have prohibited Marubeni from making a takeover proposal or publicly announcing an interest in doing so.

For a full description of the purposes and reasons of Parent and Merger Sub, see “Special Factors—Purposes and Reasons of Parent and Merger Sub for the Merger” beginning on page 36.

Certain Effects of the Merger (Page 41)

If shareholders approve the Merger Proposal and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving company. If the merger is completed, all of Aircastle’s equity interests will be owned by MHC (which is Marubeni’s indirect subsidiary) and Parent. None of Aircastle’s current shareholders (except for MHC and its affiliates) will have any ownership interest in, or be a shareholder of, the Company after the completion of the merger. As a result, our current shareholders (other than MHC and its affiliates) will no longer benefit from any increase in Aircastle’s value or bear the risk of any decrease in Aircastle’s value. Following the merger, only MHC, Parent and their affiliates will benefit from any increase in our value and also will bear the risk of any decrease in our value.

For more information about certain effects of the merger, see “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” beginning on page 65.

Treatment of Company Equity Awards and Director Restricted Cash Awards (Page 66)

Effective as of immediately prior to the time of the merger, each outstanding performance share unit (“PSU”), restricted share unit (“RSU”) and restricted share award granted under the Company’s Amended and Restated 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) will become fully vested, assuming the achievement, if applicable, of performance metrics at the maximum level of performance, and be canceled in exchange for the right to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable taxes required to be withheld. Effective as of immediately prior to the time of the merger, each director restricted cash award granted under the Omnibus Incentive Plan will become fully vested and payable.

All such payments will be made by the surviving corporation, without interest, on or as soon as practicable following the effective time of the merger, and in no event later than five business days following the effective time of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 43)

In considering the recommendations of the Board of Directors with respect to the Merger Proposal, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, the Marubeni Directors currently serve on the board of directors of or are otherwise employed by Parent the Marubeni Shareholders, which currently own a portion of the Company’s common shares and following the merger will own (both separately and, together with Mizuho Leasing, indirectly through Parent) all of the Company’s common shares. The Marubeni Directors did not participate in the deliberations of the Board of Directors regarding the takeover proposals submitted by Marubeni or by other parties or in the Board of Directors’ decision to approve the Merger Agreement. Interests of executive officers and directors (other than the Marubeni Directors) that may be different from or in addition to the interests of the Company’s shareholders include the fact that:

•	the Company’s executive officers hold unvested PSUs and restricted share awards that will become fully vested (assuming the achievement, if applicable, of performance metrics at the maximum level of performance) and canceled in exchange for the right to receive the Merger Consideration;
•	the Company’s directors hold unvested director restricted cash awards that will become fully vested and payable upon completion of the merger;
•	the Company’s executive officers have entered into individual agreements that provide for certain severance protections upon a qualifying termination;

•	the Company’s executive officers may receive restricted cash awards in 2020 and pro-rated annual bonus payments, in each case in connection with the merger;
•	the Company’s executive officers may enter into arrangements with Parent prior to or following the closing;
•	the Company’s executive officers as of the effective time of the merger are expected to become the initial executive officers of the surviving corporation; and
•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

These interests are discussed in more detail in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43. The Board of Directors was aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Proposal.

Voting and Support Agreement (Page 52)

As a condition to the Company’s willingness to enter into the Merger Agreement, the Statutory Merger Agreement and to proceed with the transactions contemplated thereby, including the merger, the Marubeni Shareholders entered into a Voting and Support Agreement with the Company on November 5, 2019 (the “Voting and Support Agreement”). At the date of this proxy statement, the Marubeni Shareholders party to the Voting and Support Agreement beneficially own in the aggregate 21,605,347 common shares, representing approximately 28.8% of the outstanding common shares. The terms and conditions of the Voting and Support Agreement will apply to any common shares owned and acquired by any Marubeni Shareholder during the “voting period” from November 5, 2019 through the termination of the Voting and Support Agreement.

For more information, see “Voting and Support Agreement Involving Common Shares” beginning on page 81.

U.S. Federal Income Tax Consequences of the Merger (Page 53)

The receipt of cash in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Because Aircastle and certain of its subsidiaries have been classified, and expect to continue to be classified, as “passive foreign investment companies,” or “PFICs,” for U.S. federal income tax purposes, any gain recognized by a U.S. holder (as defined in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger”) could be subject to special rules if the U.S. holder has not made timely “qualified electing fund” elections, as discussed in the section entitled “Special Factors—U.S. Federal Income Tax Consequences of the Merger” beginning on page 53, which you should read in its entirety. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Anticipated Accounting Treatment of the Merger (Page 53)

Aircastle, as the surviving company, may account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Aircastle based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Appraisal Rights (Page 53 and Annex D)

Under Bermuda law, Aircastle shareholders of record have rights of appraisal, pursuant to which those Aircastle shareholders who do not vote in favor of the Merger Proposal and who are not satisfied that they have been offered fair value for their shares will be permitted to apply to the Supreme Court of Bermuda (which we refer to as the “Bermuda Court”) for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. For the avoidance of doubt, this proxy statement constitutes such notice. See the sections of this proxy statement titled “Special Factors—Appraisal Rights” beginning on page 53 and “Appraisal Rights” beginning on page 104 for a more detailed description of the appraisal rights available to Aircastle shareholders.

Litigation Relating to the Merger (Page 56)

As of January 22, 2020, Aircastle was aware of five lawsuits that were filed by purported Aircastle shareholders against Aircastle and its directors and certain of its officers, challenging the transactions contemplated by the merger agreement. For a more detailed description of the litigation, see the sections of this proxy statement titled “Special Factors—Litigation Relating to the Merger” beginning on page 56.

No Solicitation; No Adverse Recommendation Change (Page 71)

For purposes of this proxy statement, each of “alternative proposal,” “superior proposal,” “acceptable confidentiality agreement,” “intervening event” is defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; No Adverse Recommendation Change” beginning on page 71;

In the Merger Agreement, the Company agreed that subject to certain exceptions, none of the Company, its subsidiaries, or its or their officers, directors, managers, employees or representatives will: (i) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative proposal (an “inquiry”); (ii) furnish non-public information regarding the Company and its subsidiaries to any person in connection with an inquiry or an alternative proposal; (iii) enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal; (iv) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal; (v) approve, agree to, accept, endorse or recommend any alternative proposal; (vi) submit to a vote of its shareholders, approve, endorse or recommend any alternative proposal; (vii) effect any adverse recommendation change; or (viii) enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements).

The Merger Agreement provides, however, that at any time prior to the Company shareholders meeting seeking the approval of the Merger Proposal, the Compensation Proposal and Adjournment Proposal (such meeting, the “Company Shareholders Meeting”), the Board of Directors may, subject to certain conditions, in the case of an intervening event or if the Company has received a superior proposal, change the Company’s recommendation that its shareholders approve the Merger Proposal (such approval, the “Company Shareholder Approval”) (such recommendation, the “Company Recommendation”), in each case, if the Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, subject to complying with certain notice and other specified conditions set forth therein, including negotiating with Parent (to the extent Parent desired to so negotiate) with respect to the terms and conditions of the Merger Agreement in response to a such superior proposal. If the Company has received a superior proposal (after taking into account the terms of any revised offer by Parent), the Company may terminate the Merger Agreement to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the Merger Agreement.

For a full description of the no solicitation and no adverse recommendation, see “The Merger Agreement—Other Covenants and Agreements—No Solicitation; No Adverse Recommendation Change” beginning on page 71.

Financing (Page 52)

The Company and Parent estimate that the total amount of funds required to complete the merger and other related transactions and pay related fees and expenses will be approximately $1.8 billion. These payments are expected to be funded entirely by cash on hand at Parent at the effective time of the merger. See “Special Factors—Financing” beginning on page 52. Marubeni and Parent each expect that at least some portion of the funds that will be required to consummate the transactions will be borrowed, directly or indirectly, from third parties. The obtaining of financing is not a condition to the obligations of Parent and Merger Sub to effect the merger pursuant to the terms of the Merger Agreement.

Limited Guaranty (Page 52)

Pursuant to the Limited Guaranty, dated as of November 5, 2019 (the “Limited Guaranty”), by and among the Company, Marubeni and Mizuho Leasing, Marubeni and Mizuho Leasing have guaranteed the due and punctual observance, performance and discharge of Parent’s obligations under the Merger Agreement to deposit with the paying agent cash sufficient to pay the Merger Consideration, use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement (and each of Marubeni and Mizuho Leasing will comply with the obligations of Parent thereunder to the same extent as if it were party thereto), provide the Company with expense reimbursement and indemnification in connection with financing by Parent, and specific performance.

For a further description of the purposes and reasons of Parent and Merger Sub, see “Special Factors—Purposes and Reasons of Parent and Merger Sub for the Merger” beginning on page 36.

Termination (Page 78)

The Company and Parent may terminate the Merger Agreement by mutual written consent at any time prior to the effective time of the merger. The Company or Parent may also terminate the Merger Agreement:

•	if the merger is not consummated on or before August 5, 2020 (the “end date”); provided, however, that either Parent or the Company may extend the end date to November 3, 2020 if, on August 5, 2020, all of the closing conditions, as described in “The Merger Agreement—Conditions to the Merger” beginning on page 77, have been satisfied or waived other than the Required Regulatory Approvals Condition (as defined in “The Merger Agreement—Conditions to the Merger” beginning on page 77) or the Legal Restraints Condition (as defined in “The Merger Agreement—Conditions to the Merger” beginning on page 77);
•	if the Legal Restraints Condition is not satisfied and such legal restraint is final and non-appealable; or
•	if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the merger was taken.

The Company may terminate the Merger Agreement:

•	if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the Parent Representation Condition or the Parent Covenant Condition could not be satisfied as of the closing date of the merger and which has not been cured by the earlier of (i) 60 days after receipt of notice of such breach or (ii) the end date;
•	at any time prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the Merger Agreement, provided that the Company pays the termination fee prior to or simultaneously with such termination (as described in “The Merger Agreement—Termination Fee” beginning on page 79); or
•	if all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger) (as described in “The Merger Agreement—Conditions to the Merger” beginning on page 77) have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the closing), and Parent fails to consummate the closing of the merger, subject to certain conditions.

Parent may terminate the Merger Agreement:

•	if the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the Company Representation Condition or the Company Covenant Condition could not be satisfied as of the closing date of the merger and which has not been cured by the earlier of (i) 60 days after receipt of notice of such breach or (ii) the end date; or
•	if at any time prior to the Company Shareholders Meeting, an adverse recommendation change shall have occurred.

Termination Fee (Page 79)

Except as specifically provided in the Merger Agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

The Company will pay to Parent a fee of $73,500,000 if:

•	the Company terminates the Merger Agreement prior to receipt of the Company Shareholder Approval in order to enter into a definitive written agreement providing for a superior proposal;
•	Parent terminates the Merger Agreement prior to the Company Shareholders Meeting, in the event an adverse recommendation change shall have occurred; or
•	(A) after the date of the Merger Agreement, an alternative proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter the Merger Agreement is terminated because the Company Shareholder Approval was not obtained at a duly convened shareholders meeting or any adjournment or postponement thereof at which a vote on the merger was taken; and (C) within 12 months of such termination, (x) the Company enters into a definitive contract for an alternative proposal and such alternative proposal is consummated (whether during or after such 12-month period) or (y) an alternative proposal is consummated, provided that for purposes of this bullet, the references to 20% in the definition of “alternative proposal” shall be deemed to be references to 50.1%.

The payment of the termination fee will be the sole and exclusive remedy available to Parent and Merger Sub with respect to the Merger Agreement and the transactions contemplated thereby in the event any such payment becomes due and payable, and, upon payment of the termination fee, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, shareholders and representatives) will have no further liability to Parent and Merger Sub under the Merger Agreement, provided that this paragraph will not limit the right of the Company to seek specific performance of the Merger Agreement prior to the termination of the Merger Agreement. In no event will the Company be obligated to pay the termination fee on more than one occasion. See “The Merger Agreement—Termination Fee” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special general meeting, the Merger Agreement, the Statutory Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.

Q:	What is the proposed transaction?
A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. If the merger is consummated, the Company will become a privately-held company whose only shareholders will be MHC (which is Marubeni’s indirect subsidiary) and Parent.
Q:	What will I receive in the merger?
A:	If the merger is completed and you do not properly exercise appraisal rights, you will be entitled to receive the $32.00 per share cash consideration, without interest and less any applicable withholding taxes, for each common share that you own. You will not be entitled to retain or receive shares in the surviving company.
Q:	Will shareholders receive dividends before the merger is completed or the Merger Agreement is terminated?
A:	Under the Merger Agreement, the Company is permitted to declare and pay regular quarterly dividends on its common shares of $0.32 per common share, one of which will be paid on December 13, 2019 to shareholders of record on November 29, 2019. No regular quarterly dividends will be paid if the effective date of the merger precedes the applicable record date. The Company will pay any quarterly dividend declared for which the record date occurred prior to the closing of the merger but which is not yet paid as of the closing, without interest.
Q:	When and where is the special general meeting?
A:	The special general meeting will take place on March 6, 2020, starting at 11 a.m., Eastern time, at 201 Tresser Boulevard, Stamford, Connecticut, USA, 06901.
Q:	What matters will be voted on at the special general meeting?
A:	You will be asked to vote on the following proposals:
•	to approve and adopt the Merger Proposal;
•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the merger (the “Compensation Proposal”);
•	to approve the adjournment of the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal (the “Adjournment Proposal”); and
•	to act upon other business that may properly come before the special general meeting or any adjournment or postponement thereof.
Q:	What constitutes a quorum for the special general meeting?
A:	The presence of two or more persons at the start of the meeting and representing, in the aggregate of those present in person or represented by proxy entitling the holder to vote at the special general meeting, in excess of 50% of all votes attaching to all shares of the Company in issue, shall form a quorum for the transaction of business.
Q:	What vote of Aircastle’s shareholders is required to approve the Merger Agreement?
A:	The consummation of the merger is conditioned upon the approval of the Merger Proposal by the affirmative vote of a majority of the votes cast by holders of outstanding common shares present in person or represented by proxy and entitled to vote at the special general meeting or any adjournment thereof in accordance with Aircastle’s bye-laws. In addition, the Merger Agreement makes the approval of the Merger Proposal a condition to the parties’ obligations to consummate the merger. Marubeni has agreed, subject to certain conditions, to vote all common shares that it beneficially owns in favor of the Merger Proposal, pursuant to the Voting and Support Agreement. See “Voting and Support Agreement Involving Common Shares” beginning on page 81.

As of the record date, there were 74,956,134 outstanding common shares. As of the record date, the Marubeni Shareholders party to the Voting and Support Agreement beneficially owned 21,605,347 common shares, or approximately 28.8% of the outstanding common shares.

Each of the directors and executive officers of the Company has informed the Company that, as of the date of this proxy statement, he or she intends to vote in favor of the Merger Proposal.

Q:	What effect do abstentions and “broker non-votes” have on the proposals?
A:	Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting. Abstentions and “broker non-votes” will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of a majority of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.
Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my appraisal rights?
A:	If you are a shareholder of the Company as of the close of business on January 22, 2020, the record date, and you do not vote your common shares in favor of the Merger Proposal and you are not satisfied that you have been offered a fair value for your common shares, you will have the right under Section 106(6) of the Bermuda Companies Act to apply to the Bermuda Court for an appraisal of the fair value of your shares within one month from the giving of notice convening the special general meeting (and such notice is constituted by this proxy statement). The right to make this demand is known as “appraisal rights.” Shareholders of the Company who wish to exercise their appraisal rights must: (i) not vote affirmatively in favor of the Merger Proposal (whether in person or by proxy), and (ii) apply to the Bermuda Court to appraise the fair value of their common shares within the requisite one-month period of the giving of the notice of the meeting at which the Merger Proposal will be voted upon. For additional information regarding appraisal rights, see “Special Factors—Appraisal Rights” beginning on page 53 of this proxy statement, “Appraisal Rights” beginning on page 104 of this proxy statement and the complete text of the applicable sections of the Bermuda Companies Act attached to this proxy statement as Annex D.
Q:	What vote of Aircastle’s shareholders is required to approve other matters to be presented at the special general meeting?
A:	The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal requires the affirmative vote of a majority of the votes cast at the special general meeting.
Q:	With respect to the advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the merger, why am I being asked to cast an advisory (non-binding) vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger?
A:	SEC rules require us to seek an advisory, non-binding vote with respect to certain categories of compensation that may be provided to named executive officers in connection with a merger transaction.

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal regarding compensation matters?
A:	Approval of the advisory (non-binding) proposal regarding compensation matters is not a condition to the completion of the merger. This vote is an advisory vote and will not be binding on the Company. Therefore, if shareholders approve the Merger Proposal by the requisite majority and the merger is completed, the payments that are the subject of the vote may become payable to the named executive officers regardless of the outcome of such vote.
Q:	How does the Board of Directors recommend that I vote?
A:	The Board of Directors unanimously (other than the Marubeni Directors) recommends that Aircastle’s shareholders vote:
•	“FOR” the Merger Proposal;
•	“FOR” the Compensation Proposal; and
•	“FOR” the Adjournment Proposal, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal.

You should read “Special Factors— Purpose and Reasons of the Company for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Board of Directors” beginning on page 27 for a discussion of the factors that the Board of Directors (other than the Marubeni Directors, who did not participate in the determination related to such recommendation due to their affiliation with Marubeni) considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43.

Q:	What effects will the merger have on Aircastle?
A:	The common shares are currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the common shares are quoted on the New York Stock Exchange under the symbol “AYR.” As a result of the merger, the Company will cease to be a publicly traded company and will become a privately-held company whose only shareholders will be MHC (which is Marubeni’s indirect subsidiary) and Parent. Following the consummation of the merger, the registration of the common shares and our reporting obligations with respect to the common shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the common shares will no longer be listed on any stock exchange or quotation system, including on NYSE.
Q:	What will happen to my PSUs, RSUs and restricted share awards under the Omnibus Incentive Plan?
A:	If the merger is completed, any PSUs, RSUs and restricted share awards will become fully vested, assuming the achievement, if applicable, of performance metrics at the maximum level of performance, and be canceled in exchange for the right to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable taxes required to be withheld.
Q:	What will happen if the merger is not consummated?
A:	If the merger is not consummated for any reason, the Company’s shareholders will not receive any payment for their common shares in connection with the merger. Instead, the Company will remain a public company and the common shares will continue to be registered under the Exchange Act, listed and traded on NYSE. Under specified circumstances, if the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of $73,500,000. See “The Merger Agreement—Termination” beginning on page 78 and “The Merger Agreement—Termination Fee” beginning on page 79.
Q:	What do I need to do now?
A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special general meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;
•	the Internet, at the address provided on your proxy and voting instruction card; or
•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your common shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your common shares. Without those instructions, your common shares will not be voted.

Q:	Should I send in my share certificates or other evidence of ownership now?
A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common shares for the Merger Consideration. If your common shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” common shares in exchange for the Merger Consideration. Please do not send in your certificates now.
Q:	Can I revoke my proxy and voting instructions?
A:	Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special general meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing at Aircastle Limited c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special general meeting and voting in person (but simply attending the special general meeting will not cause your proxy to be revoked).

Please note that if you hold your common shares in “street name” and you have instructed a broker, bank or other nominee to vote your common shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What does it mean if I get more than one proxy and voting instruction card?
A:	If your common shares are registered differently or held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your common shares are voted.

If your common shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your common shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.

Q:	Who will count the votes?
A:	All votes will be counted by the inspector of election appointed for the special general meeting.

Q:	Who can help answer my other questions?
A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your common shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Georgeson LLC, which is acting as the proxy solicitation agent and information agent in connection with the merger.

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

(888) 877-5360

If your broker, bank or other nominee holds your common shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following summarizes certain events and contacts that led to the signing of the Merger Agreement. It does not purport to describe every conversation among the Board of Directors or between the Company’s officers or representatives and other parties.

As part of its ongoing strategic planning process, the Company’s officers and the Board of Directors have regularly reviewed and assessed, among other things, the Company’s long-term strategic goals and opportunities, competitive environment and industry trends, and short- and long-term performance in light of the Company’s strategic plan, with the goal of maximizing shareholder value. In connection with these activities, the Company’s officers and the Board of Directors evaluated potential strategic alternatives, including, among others, business combinations, acquisitions, dispositions, internal restructurings, joint ventures and minority investments.

On June 6, 2013, the Company and Marubeni entered into a Transaction Agreement, pursuant to which the Company issued and sold to Marubeni 12,320,000 common shares, representing approximately 15.25% of the then issued and outstanding Company common shares after giving effect to the issuance of such Company common shares, at a price of $17.00 per share. The Company had entered into the transaction with Marubeni, among other reasons, to obtain capital to take advantage of growth opportunities and to leverage Marubeni’s global presence and network to expand the Company into new markets, business opportunities and funding sources.

In connection with the Marubeni investment, the Company and Marubeni entered into a Shareholder Agreement (as amended, the “Shareholder Agreement”). The Shareholder Agreement provided Marubeni with the right to designate up to three individuals for election to the Board of Directors depending on its percentage ownership of the Company, imposed certain voting restrictions on shareholder proposals that were not recommended by a majority of the non-Marubeni designated directors on the Board of Directors for so long as Marubeni and its affiliates held more than 21% of the voting power of the Company’s securities or tendering their shares into a tender offer not supported by a majority of the non-Marubeni designated directors on the Board of Directors, and imposed certain standstill restrictions that limited Marubeni’s ability, without the approval of a majority of the non-Marubeni designated directors on the Board of Directors, to effect direct or indirect acquisitions of voting securities of the Company that would result in Marubeni and its affiliates collectively holding (i) more than 21% of the voting power of the Company prior to July 12, 2016 or (ii) more than 27.5% of the voting power of the Company prior to July 12, 2023, or making offers or proposals to make such acquisitions (as amended, the “Marubeni Standstill”). The Marubeni Standstill contained customary exceptions and would terminate upon, among other things, the acquisition by a third party of beneficial ownership of more than 30% (which was subsequently amended to be 35%) of the voting power of the Company.

From August 9, 2013 to February 18, 2015, in accordance with the Shareholder Agreement, MHC purchased an aggregate of 4,439,233 Company common shares pursuant to a stock purchase plan. Marubeni and its affiliates owned 16,759,233 Company common shares, or approximately 20.70% of the Company’s then issued and outstanding common shares as of February 18, 2015, after giving effect to these purchases.

On February 18, 2015, the Company and Marubeni amended the Shareholder Agreement to permit Marubeni to acquire up to 27.5% of the voting power in the Company through secondary market purchases, subject to certain exceptions. Additionally, the term of the Marubeni Standstill was extended from July 12, 2023 until January 12, 2025.

From February 19, 2015 to February 22, 2016, in accordance with the Shareholder Agreement, MHC purchased an aggregate of 4,846,114 common shares of the Company in the open market pursuant to a stock purchase plan. Marubeni and its affiliates owned 21,605,347 common shares of the Company, or approximately 27.50% of the Company’s then issued and outstanding common shares as of February 22, 2016, after giving effect to these purchases. Subsequently, as a result of open market share buybacks by the Company, Marubeni’s share ownership percentage increased to 28.8% of the Company’s then issued and outstanding common shares, as permitted under the provisions of the Marubeni Standstill.

On February 18, 2016, the Company formed an aircraft leasing joint venture with IBJ Leasing Co., Ltd., a Japanese general leasing company which is an equity-method affiliate of Mizuho Financial Group, Inc. and is now known as Mizuho Leasing Company, Limited (formerly, IBJ Leasing Company, Limited, and referred to throughout this proxy statement as Mizuho Leasing). The joint venture targets investments in newer narrow-body aircraft leased to premier airlines. The Company owns 25% of the joint venture.

Since the time of Marubeni’s investment in the Company, the Board of Directors and the Company’s officers have evaluated the Company’s potential strategic alternatives, with a view to further enhancing shareholder value. As part of this evaluation, the Board of Directors has regularly reviewed the Company’s share price and shareholder returns, both on an absolute basis and relative to the Company’s peers, and the potential risks that the Company faced in executing its strategic plan, including risks relating to the Company’s operations, the aviation and aircraft finance industries, general economic conditions and other factors.

In furtherance of this assessment of strategic alternatives, the Company’s officers have from time to time periodically met with investment banks covering the aircraft leasing industry, including Citi, to discuss the Company’s strategic alternatives, and have participated in exploratory discussions with certain third parties to discuss potential transactions. However, none of such transactions advanced past the preliminary exploration stage. From time to time, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, the Company’s legal counsel (“Skadden”), updated the Board of Directors on the directors’ fiduciary duties in connection with such exploration, and advised members of the Board of Directors that the Company’s officers should defer discussions with any potential bidders regarding management compensation arrangements until after receipt of the final bids if the Board of Directors determined to explore a potential sale of the Company. Members of the Board of Directors directed the Company’s officers to defer such discussions until that time in the event that the Board of Directors determined to explore a potential sale of the Company. The Board of Directors determined to continue to explore the Company’s strategic alternatives, including a potential sale transaction.

On April 4, 2019, Michael J. Inglese, the Company’s Chief Executive Officer, met with representatives of Mizuho Leasing and Mizuho Bank, Ltd. in Tokyo, Japan to provide an overview of the Company in connection with Mizuho Leasing’s and Mizuho Bank, Ltd.’s preliminary exploration of a potential investment or other transaction involving the Company.

On July 22, 2019, Mr. Inglese, Christopher L. Beers, the Company’s Chief Legal Officer, and Roy Chandran, the Company’s Executive Vice President, Corporate Finance & Strategy, met with representatives of Marubeni and Mizuho Leasing and received an overview of Mizuho Leasing and further discussed the Company in connection with Mizuho Leasing’s preliminary exploration of a potential investment or other transaction involving the Company.

On August 6, 2019, after the Company announced its second quarter 2019 earnings results, representatives of a consortium of private equity funds identified herein as “Party A” communicated an unsolicited preliminary expression of interest for an acquisition of the Company. Party A did not provide a specific price, but stated that the valuation would be at or around book value, which was $26.96 per share as of June 30, 2019, and that the transaction would involve cash consideration for 100% of the Company’s shares. Following consultation with certain Company officers and at their direction, representatives of Citi requested that Party A submit a written indication of interest with an indication of price. Subsequently, Citi and Party A discussed and further clarified certain terms of Party A’s preliminary expression of interest.

After receipt of Party A’s preliminary expression of interest, Company officers began to have discussions with potential financial advisors, including Citi, to evaluate whether this was the right time to explore a potential sale of the Company to maximize shareholder value in light of the Company’s recent share price performance and growth prospects and the risks that the Company was facing in executing its strategic plan. In connection with that exploration, representatives of Skadden reminded certain Company officers of the Board of Directors’ direction to defer discussions with any potential bidders regarding management compensation arrangements until after receipt of the final bids if the Board of Directors determined to explore a potential sale of the Company.

On August 22, 2019, at Party A’s request, Mr. Inglese and Mr. Chandran met with representatives of Party A at the New York City offices of Skadden. At this meeting, certain Company officers and representatives of Party A discussed a potential transaction, and Party A submitted a written non-binding indication of interest for the acquisition of the Company at a preliminary price indication range of $26.00 to $28.00 per share in cash. The non-binding indication of interest was subject to several conditions, including the negotiation of definitive documentation and completion of due diligence.

In late August 2019, in furtherance of the Company’s exploration of strategic alternatives, certain Company officers contacted representatives of Marubeni and inquired as to whether Marubeni would be interested in exploring a potential transaction. Marubeni subsequently confirmed that it was potentially interested in exploring a possible transaction.

On September 6, 2019, certain Company officers updated members of the Board of Directors that serve on the Company’s investment committee on the preliminary discussions with the Marubeni Consortium and Party A, including the receipt of Party A’s non-binding indication of interest, and those members of the Board of Directors discussed the Company’s strategic alternatives. The other members of the Board of Directors were subsequently updated on the preliminary discussions with the Marubeni Consortium and Party A, including the receipt of Party A’s non-binding indication of interest.

On September 11, 2019, the Company, the Marubeni Consortium and Mizuho Bank, Ltd. entered into a confidentiality agreement in connection with their evaluation of a potential transaction. The confidentiality agreement contained a standstill provision that would permit the Marubeni Consortium to make non-public proposals for a transaction with the Company (after requesting the right to make such a non-public proposal and being granted that right by the Company). Additionally, Marubeni remained subject to the Marubeni Standstill in the Shareholder Agreement.

On September 13, 2019, the Company and Party A entered into a confidentiality agreement in connection with their evaluation of a potential transaction. The confidentiality agreement contained a standstill provision that would permit Party A to make non-public proposals for a transaction with the Company (after requesting the right to make such a non-public proposal and being granted that right by the Company), and terminated the standstill provisions in the event that the Company entered into a strategic transaction with a third party.

Promptly after entering into confidentiality agreements with Marubeni and Party A, the Company provided certain due diligence information about the Company to the Marubeni Consortium and Party A and their representatives. During the weeks of September 16 and September 23, 2019, each of the Marubeni Consortium and Party A conducted preliminary due diligence on the Company.

On September 27, 2019, representatives of JP Morgan Securities LLC, financial advisor to the Marubeni Consortium (“JP Morgan”), contacted representatives of Citi and certain Company officers to discuss on a confidential basis whether the Company might be willing to entertain exploratory discussions with the Marubeni Consortium regarding an acquisition of the Company at a hypothetical indicative price range of $27.00 to $28.00 per share in cash, if the requisite approvals from the appropriate members of the Marubeni Consortium were obtained and subject to Marubeni’s receipt of a limited waiver of the Marubeni Standstill.

On September 28, 2019, Party A submitted a revised written non-binding indication of interest for the acquisition of the Company at a revised price indication of $28.00 per share in cash. The revised indication of interest was subject to certain conditions, including the negotiation of definitive documentation and completion of due diligence. Party A also requested expense reimbursement of up to $10 million and a 30-day exclusivity period. Following discussions with representatives of the Company and Skadden, at the direction of the Company, representatives of Citi informed Party A that the Company was not willing to grant exclusivity or expense reimbursement because the Company needed to preserve flexibility to evaluate its strategic alternatives.

On October 3, 2019, the members of the Board of Directors, other than Jun Horie, Takashi Kurihara and Takayuki Sakakida, the Marubeni designees serving on the Board of Directors (collectively, the “Marubeni Directors”), were provided with the following materials for a Board of Directors meeting to be held on October 4, 2019: a presentation from Skadden on the directors’ fiduciary duties, materials prepared by Citi on potential strategic alternatives, a description of the Marubeni Standstill, a presentation regarding engaging a financial advisor and draft resolutions to be considered at the meeting.

On October 4, 2019, the Board of Directors (other than the Marubeni Directors) (the “Company Directors”) met telephonically, with certain Company officers and representatives of Skadden and Citi participating, to discuss the directors’ fiduciary duties, the Company’s potential strategic alternatives, including the preliminary discussions with the Marubeni Consortium and Party A and the option to not engage in a business combination transaction and remain an independent stand-alone public company, the potential waiver of the Marubeni Standstill and the engagement of a financial advisor. The Marubeni Directors did not participate in the Board of Directors meeting in light of the foregoing agenda items. Certain Company officers updated the Company

Directors on the preliminary discussions with the Marubeni Consortium and Party A. Representatives of Skadden reviewed the presentation previously provided to the Company Directors regarding the directors’ fiduciary duties. Representatives of Skadden and the Company Directors discussed that the Board of Directors should exercise its business judgment as to whether any potential transaction would be in the best interests of the Company, including considering alternatives such as remaining an independent public company. Representatives of Skadden and the Company Directors also discussed the importance of running a fair process that was designed to achieve the best value reasonably attainable for the Company’s shareholders.

At this meeting, representatives of Citi then provided an overview of the discussions with the Marubeni Consortium and Party A, other potential strategic alternatives and preliminary financial considerations. The Company Directors and representatives of Skadden and Citi discussed the Company’s evaluation of strategic alternatives, including whether the Company should contact other third parties as part of a market check. The Company Directors discussed and considered the potential benefits and risks of contacting additional parties, including the risk that contacting additional parties could lead to leaks that could potentially harm the Company and potentially dissuade bidders from proceeding with a potential transaction or reduce the value that could be obtained in a transaction. The Company Directors determined that the Company and its advisors should contact the parties that were most likely to be interested in a strategic transaction at an attractive price while limiting the total number of parties contacted in order to reduce the likelihood of a leak and minimize other risks that could put the Company at risk of harm and jeopardize a potential transaction. Following this discussion, the representatives of Citi were excused from the meeting.

Also at this meeting, the Company Directors and certain Company officers then discussed the Marubeni Standstill, and the possibility of granting Marubeni a limited waiver of the Marubeni Standstill to allow Marubeni to make a non-public offer or proposal to the Board of Directors or management for a strategic transaction. The Company Directors also discussed whether to grant a waiver and the timing of delivering the waiver of the Marubeni Standstill if the Company Directors determine to grant the waiver, and the possibility that Marubeni would file a Schedule 13D amendment disclosing the waiver and its interest in pursuing a potential transaction. The Company Directors considered and discussed the positive and negative aspects of running a private compared to a public sale process, including the risk that publicly disclosing Marubeni’s interest in a possible transaction may dissuade other bidders. The Company Directors approved the waiver of the Marubeni Standstill in connection with the strategic transactions, contingent upon the Transaction Committee (as defined below) determining that such waiver is advisable and in the best interests of the Company at the time the waiver is granted, and granted the Transaction Committee, subject to any further direction that may be provided by the Company Directors from time to time, the authority to waive the Marubeni Standstill in connection with the strategic transactions if the Transaction Committee determines that such waiver is advisable and in the best interests of the Company. That approval constituted approval of a waiver of the Marubeni Standstill by a majority of the Company’s directors that are not affiliated with Marubeni, as required by the Shareholder Agreement.

Also at this meeting, the Company Directors and representatives of Skadden discussed the formation of a transaction committee consisting solely of certain independent members of the Board of Directors (the “Transaction Committee”) to assist the Board of Directors in its evaluation of its strategic alternatives. The Company Directors discussed that the Transaction Committee, in consultation with Citi, should determine the third parties that the Company should contact to ascertain their interest in a potential strategic transaction. Finally, the Company Directors and certain Company officers discussed retaining a financial advisor to further explore strategic alternatives and determined to engage Citi, subject to finalizing an engagement letter with Citi.

At this meeting, the Company Directors determined that it was in the best interests of the Company to proceed with the exploration of a potential sale transaction. The Company Directors discussed with representatives of Skadden and Citi and considered that the preliminary discussions with both the Marubeni Consortium and Party A would value the Company above its book value and that for the past several years the Company’s stock price had not been as high as the price levels discussed with the Marubeni Consortium and Party A. The Company Directors, among other things, (i) established a Transaction Committee consisting of Peter V. Ueberroth, Michael J. Cave, Douglas A. Hacker and Charles W. Pollard; (ii) granted the Transaction Committee, subject to any further direction that may be provided by the Company Directors from time to time, the authority to (A) review, consider and evaluate the strategic transactions and make recommendations to the Board of Directors with respect thereto, (B) oversee the negotiations of expressions of interest in respect of the strategic transactions and any definitive documentation related thereto and (C) provide direction and guidance to management of the Company on the conduct of the process for the evaluation of any strategic transactions (provided that, the Transaction Committee did not have the authority to approve any binding definitive agreement for a strategic transaction on behalf of the Company); (iii) authorized Company management and other personnel of the Company to assist and advise the Transaction Committee with respect to the strategic transactions; and (iv) authorized the Company to retain Citi as its financial advisor in connection with a possible strategic transaction.

Immediately following the Board of Directors meeting on October 4, 2019, as requested by the Company Directors, the Transaction Committee met telephonically, with certain Company officers and representatives of Skadden and Citi participating, to discuss the potential outreach to additional third parties to assess their interest in a potential strategic transaction with the Company. The Transaction Committee and representatives of Citi discussed other potential counterparties that might be interested in a potential transaction with the Company at a competitive price. Representatives of Citi discussed that a potential strategic buyer identified herein as “Party B” was likely the only strategic buyer (other than the Marubeni Consortium) that would be willing and able to pay a competitive price. Representatives of Citi also advised that the Company could contact additional private equity firms, but that a private equity buyer would likely require a protracted due diligence process without necessarily getting to a higher price, which could cause the existing interested parties to disengage from the process or potentially expose the Company to risks that the macroeconomic environment could become less favorable before a transaction is consummated. The Transaction Committee and representatives of Citi discussed which private equity firms would be best positioned to offer a competitive price and a high likelihood of consummating a transaction. Representatives of Citi advised that a private equity firm identified herein as “Party C” would likely be in the best position to make an attractive offer given its resources and experience. After further discussion, the Transaction Committee instructed representatives of Citi to contact representatives of Party B and Party C to ascertain their interest in exploring a potential strategic transaction with the Company.

As directed by the Company Directors and the Transaction Committee, on October 6, 2019, representatives of Citi contacted the chief executive officer of Party B to ascertain whether Party B had any interest in exploring a potential strategic transaction. As further directed by the Company Directors and the Transaction Committee, Citi informed Party B that it would need to be willing to pay a premium to the Company’s book value per share to be considered by the Company. Party B indicated that it was potentially interested in exploring a transaction and would respond within a few days.

As directed by the Company Directors and the Transaction Committee, also on October 6, 2019, representatives of Citi contacted representatives of Party C to ascertain whether Party C had any interest in exploring a potential strategic transaction. Citi informed Party C that it would need to be willing to pay a premium to the Company’s book value per share to be considered by the Company. Party C indicated that it would consider whether it was interested in exploring a transaction and would follow up with Citi.

On October 8, 2019, the Marubeni Consortium and Party A and their representatives were provided access to the electronic data room containing additional due diligence information that the parties had requested.

In response to the Company’s October 6, 2019 inquiry regarding whether Party B would be interested in exploring a potential transaction with the Company at a premium to the Company’s book value, on October 10, 2019, Party B contacted Citi and indicated that it was interested in exploring a potential strategic transaction with the Company at a premium to the Company’s book value per share. That day, representatives of Skadden sent a draft confidentiality agreement to representatives of Party B. Thereafter, the parties negotiated the confidentiality agreement, and on October 12, 2019 the Company and Party B entered into the confidentiality agreement. The confidentiality agreement contained a standstill provision that would permit Party B to make non-public proposals for a transaction with the Company (after requesting the right to make such a non-public proposal and being granted that right by the Company), and terminated the standstill provisions in the event that the Company entered into a strategic transaction with a third party. That same day, Party B was provided access to the electronic data room.

Also on October 10, 2019, representatives of Citi met telephonically with representatives of Party C to discuss Party C’s interest in exploring a potential strategic transaction. In response to the Company’s October 6, 2019 inquiry regarding whether Party C would be interested in exploring a potential transaction with the Company at a premium to the Company’s book value, Party C indicated that it would not be able to pay a price for an acquisition of the Company at or above the Company’s book value per share, and inquired whether the Company would be interested in pursuing a partial asset sale transaction rather than a sale of the Company. Representatives of Citi informed representatives of Party C that a potential partial asset sale transaction would likely not maximize value for the Company’s shareholders compared to a whole company transaction. The next day, representatives of Party C contacted representatives of Citi and stated that Party C was not interested in pursuing a potential acquisition of the Company at a price at or above the Company’s book value per share.

On October 11, 2019, members of the Transaction Committee were updated on developments with each of the potential bidders that had arisen since the Transaction Committee meeting on October 4, 2019.

Also on October 11, 2019, the Company and Citi entered into an engagement letter providing that Citi would act as the Company’s exclusive financial advisor in connection with a possible strategic transaction.

On October 15, 2019, the chief executive officer of Party B met with Mr. Ueberroth to express Party B’s interest in a potential transaction, and stated that Party B was able to move quickly in negotiating agreements for a transaction at a premium to the Company’s book value per share. On October 16, 2019, the chief executive officer of Party B met with Mr. Inglese and further discussed a potential transaction and the reasons that Party B believed that a transaction between Party B and the Company would be advantageous to both companies. At this meeting, Mr. Inglese reiterated that the Company was interested in the most favorable deal for its shareholders and that it would be a fair process for all potential bidders in order to maximize value for the Company’s shareholders.

Also on October 15, 2019, the members of the Transaction Committee were provided with the following materials for a meeting of the Transaction Committee to be held on October 16, 2019: materials prepared by Citi on leveraged buyout transactions and the status of the Company’s strategic transaction evaluation process, a communications plan in the event that Marubeni were to file a Schedule 13D amendment, a draft waiver of the Marubeni Standstill, and a draft of the Company’s business plan.

On October 16, 2019, the Transaction Committee met telephonically, with certain Company officers and representatives of Skadden and Citi participating, to discuss the status of discussions with each of the potential bidders and next steps with each party and timing for the process. The Transaction Committee also discussed with representatives of Citi and considered the Company’s standalone business prospects in the absence of a strategic transaction. Representatives of Citi advised the Transaction Committee that Party C and other private equity bidders would not likely pay significantly above the indications of value the Company had previously received from Party A, and the hypothetical indicative value from the Marubeni Consortium. The Transaction Committee also considered whether to grant a waiver and the timing of delivering the waiver of the Marubeni Standstill if the Transaction Committee determines to deliver the waiver, and the risk that publicly disclosing that Marubeni is interested in a possible transaction may dissuade other bidders. The Transaction Committee discussed with representatives of Citi and considered the scope of the Company’s outreach to other potential bidders and whether there was any benefit to expanding the process to include additional potential third parties at that time, and weighed that against the potential risks of contacting additional parties, including that such a process could lead to leaks that would harm the Company and potentially dissuade bidders from proceeding with a potential transaction and reduce the value that could be obtained in a transaction, as well as the low likelihood that other parties would be interested in a transaction at a premium to book value. The Transaction Committee determined to continue the existing process without reaching out to other third parties at that time. Additionally, the Transaction Committee discussed and determined to grant at the appropriate time a limited waiver of the Marubeni Standstill for 90 days solely to allow Marubeni, either alone or in concert with Mizuho Leasing, to make an offer or proposal to the Board of Directors or the Company’s senior management to acquire all of the outstanding Company common shares (the “Standstill Waiver”).

On October 18, 2019, Party B submitted a written, non-binding indication of interest for the acquisition of the Company at a preliminary price indication of $28.00 per share in cash. The non-binding indication of interest stated that it was not subject to a financing contingency and was not conditioned on further due diligence, but requested an opportunity to discuss the transaction with Marubeni and that Marubeni enter into a voting and support agreement agreeing to vote its shares in favor of the transaction with Party B. Party B was subsequently informed by Citi that it would not be allowed to discuss with Marubeni at this time, but Citi reiterated that the

Company was interested in the most favorable deal for its shareholders and that it would be a fair process for all potential bidders in order to maximize value for the Company’s shareholders. Subsequently, the Transaction Committee was given an update on this indication of interest.

On October 22, 2019, the Transaction Committee met telephonically, with certain Company officers and representatives of Skadden and Citi participating, to discuss the latest status of discussions with each of the potential bidders and next steps with each party and timing for the process, including Party B’s indication of interest. The Transaction Committee discussed the importance of running a fair process that was designed to achieve the best value reasonably attainable for the Company’s shareholders. Certain Company officers discussed that given the constructive discussions with the Marubeni Consortium, it would be appropriate to consider granting the Standstill Waiver to enable the Marubeni Consortium to make a confidential offer or proposal to the Board of Directors or the Company’s senior management and allow Marubeni to amend its Schedule 13D to reflect its interest in making such an offer or proposal. The Transaction Committee discussed that its willingness to grant the Standstill Waiver at this time was dependent upon the likelihood that the Marubeni Consortium would be able to make an offer at a premium to book value soon after receiving the Standstill Waiver, and representatives of Citi confirmed that they expected that the Marubeni Consortium would be able to make an offer at a premium to book value promptly after receiving the Standstill Waiver. The Transaction Committee discussed that the Company was receptive to receiving an offer that was at a premium to book value, and that in order for the Marubeni Consortium to be able to make such an offer the Company would need to grant the Standstill Waiver. Representatives of Citi discussed that they did not expect that granting the Standstill Waiver or the Schedule 13D amendment filing would dissuade Party A or Party B from continuing in the transaction process. After further discussion, the Transaction Committee directed the Company to grant the Standstill Waiver. The Transaction Committee then discussed the Company’s communications plan and authorized the Company to issue a press release announcing an exploration of strategic alternatives in the event that Marubeni filed a Schedule 13D amendment.

On October 23, 2019, the Standstill Waiver was delivered to Marubeni.

Prior to market open on October 24, 2019, Marubeni, Marubeni Aviation Corporation and MHC filed an amendment to their Schedule 13D disclosing that Marubeni had decided to pursue a potential acquisition of all of the Company common shares it did not already own, and that Marubeni had requested and obtained access to initial due diligence materials from the Company, engaged financial and legal advisers, and conducted preliminary discussions with the Company regarding the hypothetical terms of a strategic transaction. The Schedule 13D amendment also indicated that Marubeni expected that it would pursue a transaction with the Company only as part of a consortium with one or more other companies. The amendment to the Schedule 13D also disclosed that the Standstill Waiver was delivered on October 23, 2019.

After the Schedule 13D amendment was filed and prior to market open on October 24, 2019, the Company issued a press release announcing that the Board of Directors was evaluating strategic alternatives, which may include a sale of the Company, and that the Company had received preliminary non-binding expressions of interest from multiple third parties regarding a potential transaction involving the Company and was engaged in preliminary discussions relating thereto.

Later that day, the Marubeni Consortium, Party A and Party B were provided a draft merger agreement. The draft merger agreement provided, among other things, that (i) the Company would be able to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing (which was an increase from the $0.30 per common share dividend that was paid in the previous quarter and which would be the highest dividend that the Company had paid since the fourth quarter of 2007); (ii) the acquirers would be required to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain required regulatory approvals; (iii) the Board of Directors would be permitted to change its recommendation that shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions thereby, including the merger, in the event of a superior proposal (as defined in the draft merger agreement) or an intervening event (as defined in the draft merger agreement); and (iv) the termination fee (as defined in the draft merger agreement) would be equal to 2.0% of the Company’s equity value at the transaction price. The Company requested that the Marubeni Consortium, Party A and Party B provide revised drafts of the merger agreement to the Company the next week.

From October 24, 2019 to October 31, 2019, certain Company officers and Citi received in-bound requests for information and preliminary inquiries regarding a strategic transaction from seven separate financial sponsors. The Transaction Committee and representatives of Citi discussed the response that Citi should deliver to each third party. At the direction of the Transaction Committee, representatives of Citi delivered the same message to each of these parties that the Company would welcome their participation in a process if they were in a position to offer a price that was at a premium to the Company’s book value per share. Representatives of Citi informed each of these parties that the Company would provide preliminary due diligence information and that if their price was at a premium to book value per share, the Company would include such parties in the process and provide additional due diligence information, subject to entering into a confidentiality agreement. After further discussions, none of the third parties pursued a transaction or made a proposal.

On October 26, 2019, the Marubeni Consortium submitted a written, non-binding indication of interest for the acquisition of the Company. The Marubeni Consortium provided an indicative price of $30.00 per share in cash. The non-binding indication of interest was not subject to a financing contingency, but it was subject to the completion of due diligence and confirmation from the credit rating agencies that the Company would maintain its investment grade rating following consummation of the merger. The non-binding indication of interest indicated that Marubeni would provide a commitment to vote its shares in favor of a transaction between the Company and the Marubeni Consortium. The Marubeni Consortium also requested exclusivity until November 11, 2019 and provided the Company with a draft exclusivity agreement.

On October 27, 2019, the members of the Transaction Committee and the Company Directors were provided with the following materials for a meeting of the Transaction Committee and a meeting of the Board of Directors to be held on October 27, 2019 and October 28, 2019, respectively: an update on the status of each of the bids and a presentation from Citi on the potential strategic transactions.

On October 27, 2019, the Transaction Committee met telephonically, with certain Company officers and representatives of Skadden and Citi participating, to discuss the status of discussions with each of the potential bidders and next steps with each party and timing for the process. Representatives of Citi provided the Transaction Committee with a presentation on process containing a preview of Citi’s preliminary financial analysis of each of the indications of interest to be provided at the next meeting of the Board of Directors. The Transaction Committee discussed that Party A had reiterated its request for expense reimbursement, but the Transaction Committee determined not to agree to expense reimbursement. The Transaction Committee also determined that the Company would not grant exclusivity to the Marubeni Consortium. At the request of the Transaction Committee, Citi subsequently delivered these messages to Party A and the Marubeni Consortium.

On October 28, 2019, the Board of Directors met in person for a regularly scheduled quarterly Board of Directors meeting. At this meeting, the Company Directors met, with certain Company officers and representatives of Skadden and Citi participating, to discuss the status of discussions with each of the potential bidders and next steps with each party and timing for the process, including the Marubeni Consortium’s non-binding indication of interest. The Marubeni Directors did not participate in the portions of the Board of Directors meeting relating to the foregoing agenda items. Representatives of Citi provided the Company Directors with a presentation on process and Citi’s preliminary financial analysis of each of the bids. The Company Directors and representatives of Citi discussed the process that would result in the highest price reasonably attainable for the Company’s shareholders, and that each bidder would be requested to provide its best and final offer and proposed final draft of the merger agreement no later than November 4, 2019. At the request of Party B, after representatives of Citi and Skadden were excused from the meeting, the chief executive officer of Party B met with the Company Directors to discuss Party B’s background and rationale for a transaction with the Company and to discuss Party B’s indication of interest in further detail.

Promptly following this meeting, at the request of the Company Directors, representatives of Citi contacted each of the Marubeni Consortium, Party A and Party B and requested that each party provide its best and final offer and draft merger agreement no later than November 4, 2019.

On October 30, 2019, Party B’s legal counsel delivered a revised draft of the merger agreement to representatives of Skadden. The revised draft provided the following with respect to certain significant issues: (i) Party B requested additional information about the Company’s ability to continue to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing; (ii) the parties would be required to use their reasonable best efforts to obtain regulatory approvals, except that Party B would not be required to take any actions relating to regulatory approvals that would be reasonably likely to have a material adverse effect on the Company; (iii) Party B accepted that the Board of Directors would be able to change its recommendation that shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, in the event of a superior proposal or an intervening event; and (iv) Party B deleted the 2.0% amount of the termination fee without offering a counterproposal.

On October 31, 2019, at the request of Party A, the Company granted a limited waiver of the confidentiality agreement to Party A in order to allow Party A to share certain information about the transaction with members of Party A’s respective limited partners in order to support its financing of a potential transaction.

On October 31, 2019, Clifford Chance US LLP, the Marubeni Consortium’s legal counsel (“Clifford Chance”), delivered a revised draft of the merger agreement with the Marubeni Consortium to representatives of Skadden. The revised draft provided the following with respect to certain significant issues: (i) the Marubeni Consortium accepted that the Company could continue to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing; (ii) the parties would be required to use their reasonable best efforts to obtain regulatory approvals, except that MM Air Limited (“Parent”) would not be required to take any actions that would reasonably be expected to adversely affect the business, operations, financial results or profitability of the surviving company and its affiliates (including Parent and its affiliates) to any material extent; (iii) the Marubeni Consortium accepted that the Board of Directors would be able to change its recommendation that shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, in the event of a superior proposal, but removed the Board of Directors’ ability to change its recommendation upon the occurrence of an intervening event; and (iv) the termination fee would be equal to 3.5% of the Company’s equity value at the transaction price.

On November 2, 2019, representatives of Skadden delivered a revised draft of the merger agreement and a draft of the Company Disclosure Letter to each of Clifford Chance and Party B’s legal counsel. The revised drafts delivered to both parties (i) provided that the Company could continue to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing; (ii) reinserted that the acquirer would be required to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain required regulatory approvals; (iii) provided that the Board of Directors would be able to change its recommendation that shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, in the event of an intervening event; and (iv) provided that the termination fee would be equal to 2.5% of the Company’s equity value at the transaction price.

On November 4, 2019, each of the Marubeni Consortium, Party A and Party B delivered to the Company a revised draft of the merger agreement and a written proposal with its best and final offer for an acquisition of the Company.

Party A provided a revised price indication of $29.00 per share in cash (the “November 4 Party A Proposal”), and requested a voting and support agreement with Marubeni to confirm that Marubeni would vote its shares in support of a deal with Party A.

Party B provided a revised price indication of $31.00 per share in cash (the “November 4 Party B Proposal”). Party B confirmed that it would not require a voting and support agreement with Marubeni in connection with the transaction, but that the termination fee would be payable in the event that the Company’s shareholders do not approve the merger agreement for any reason. Party B also stated that it was prepared to finalize negotiations and announce a transaction within the next 24 hours if the Company granted exclusivity through 5:00 pm on November 6, 2019. The revised draft merger agreement provided by Party B provided the following with respect to certain significant issues: (i) accepted that the Company could continue to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing; (ii) accepted that the acquirer would be required to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain required regulatory approvals; and (iii) provided that the termination fee would be equal to 3.0% of the Company’s equity value at the transaction price. Party B had previously agreed that the Board of Directors would be able to change its recommendation in the event of an intervening event.

Representatives of the Marubeni Consortium provided a revised price indication of $32.00 per share in cash (the “November 4 Marubeni Consortium Proposal” and, together with the November 4 Party A Proposal and the November 4 Party B Proposal, the “November 4 Proposals”). Representatives of the Marubeni Consortium also confirmed that the Marubeni Consortium would be able to negotiate and announce a transaction within the next 24 hours. The revised draft merger agreement provided by the Marubeni Consortium provided the following with respect to certain significant issues: (i) Parent would be required to use reasonable best efforts to obtain regulatory approvals, except that Parent would not be required to take any actions that would reasonably be expected to adversely affect the business, operations, financial results or profitability of the surviving company and its affiliates (including Parent and its affiliates) to any material extent; (ii) the Marubeni Consortium accepted that the Board of Directors would be able to change its recommendation that the shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, in the event of an intervening event; and (iii) the termination fee would be equal to 3.5% of the Company’s equity value at the transaction price. The Marubeni Consortium had previously agreed that the Company could continue to pay a regular quarterly dividend of up to $0.32 per common share between signing and closing.

At the direction of the Company Directors, representatives of Citi had asked each bidder to confirm that they had submitted their best and final price offer. The Marubeni Consortium and Party A each confirmed that they had submitted their highest price. Party B confirmed that its best and final offer was $31.00 per share; however, Party B’s advisors speculated that Party B might be willing to offer not more than $31.50 if necessary in order to be selected as the winning bidder. Representatives of Citi updated the Company Directors on these discussions and the status of each of the bids.

Representatives of Skadden proposed to Clifford Chance to revise the regulatory efforts standard to provide that (x) the parties would be required to use their reasonable best efforts to obtain regulatory approvals, except that Parent would not be required to take any actions that would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the surviving company and its affiliates (including Parent and its affiliates) and (y) Parent and Merger Sub would be required to take any action or accept any condition or restriction required by the Committee on Foreign Investment in the United States (“CFIUS”) in connection with the transaction. Clifford Chance informed Skadden that the Marubeni Consortium accepted those further revisions later that day.

On November 4, 2019, the Company Directors were provided with the following materials for a Board of Directors meeting to be held later that day: a presentation from Citi regarding an update on the status of the bids.

Later that day, the Board of Directors (other than the Marubeni Directors) met, with certain Company officers and representatives of Skadden and Citi participating, to discuss the November 4 Proposals and finalizing negotiations with the bidders. The Marubeni Directors did not participate in the Board of Directors meeting in light of the foregoing agenda items. Representatives of Citi provided an update and discussed with the Company Directors the best and final bids that were received earlier in the day from each of Party A, Party B and the Marubeni Consortium. The Company Directors determined to continue negotiations with the Marubeni Consortium and Party B to finalize the terms of a potential transaction with each party so that the Company Directors could be in a position to consider the proposed transactions at a Board of Directors meeting the next day and approve one of the transactions. The Company Directors determined that Party A’s bid and other transaction terms were less favorable to the Company and its shareholders than the higher bids received from the Marubeni Consortium and Party B, and therefore the Company should focus its efforts on finalizing the draft agreements with the Marubeni Consortium and Party B over the next 24 hours. The Company Directors also discussed the speculation that Party B might be willing to offer not more than $31.50 if necessary in order to be selected as the winning bidder, and discussed that they would be receptive to a higher offer if one of the parties were to increase its offer.

Later in the day on November 4, 2019, representatives of Skadden delivered a revised draft of the merger agreement and Company Disclosure Letter to each of Clifford Chance and legal counsel to Party B. The revised draft of the merger agreement provided to the Marubeni Consortium and Party B provided that the termination fee would be equal to 3.0% of the Company’s equity value. Additionally, the revised draft provided that the termination fee would be payable only in the event that (i) the Company terminates the merger agreement prior to receipt of the Company shareholder approval in order to enter into a definitive written agreement providing for a superior proposal, (ii) Parent terminates the Merger Agreement prior to the Company’s shareholder meeting, in the event an adverse recommendation change shall have occurred or (iii) in certain circumstances if an alternative proposal shall have been made by a third party and not publicly withdrawn prior to the Company shareholders meeting, the merger agreement is terminated because Company shareholder approval was not obtained and within twelve months after such termination, the Company enters into an alternative proposal and such alternative proposal is consummated or an alternative proposal is consummated, and not if the Company’s shareholders do not approve the merger agreement for any other reason (as Party B had requested).

At the direction of the Company Directors, the Company’s officers had deferred discussions with all of the bidders regarding management compensation arrangements until after receipt of the final bids. On November 4, 2019, after receipt of the final November 4 Proposals, certain Company officers met with representatives of the Marubeni Consortium to discuss certain compensation arrangements for periods up to and including the closing if the Company were to enter into a transaction with the Marubeni Consortium. Also on November 4, 2019, after receipt of the final November 4 Proposals, certain Company officers had a discussion with representatives of Party B regarding certain compensation arrangements for periods up to and including the closing if the Company were to enter into a transaction with Party B. Representatives of Skadden participated in these discussions between the Company officers and each of the Marubeni Consortium and Party B. However, no agreements were reached or commitments made regarding compensation arrangements for periods after closing of a transaction.

On November 4, 2019, the Company Directors were provided with the following materials for a Board of Directors meeting to be held on November 5, 2019: a presentation from Citi regarding its financial analysis; a draft of the Citi fairness opinion; a draft summary of the reasons for the merger; a summary of the terms of the draft merger agreement; drafts of the merger agreement and Company disclosure letter; and draft resolutions approving the transactions.

On November 5, 2019, representatives of Skadden and Clifford Chance exchanged several drafts of the merger agreement and Company Disclosure Letter over the course of the day, along with other transaction documents. The Marubeni Consortium accepted that the termination fee would be equal to 3.0% of the Company’s equity value based on the transaction price. Additionally, representatives of Party B’s legal counsel provided a response to representatives of Skadden on the open points in the draft merger agreement, including Party B’s willingness to drop its request for payment of a termination fee in the event that the Company’s shareholders did not approve the transaction for any reason, and that Party B was willing to revert to the prior provision that the termination fee would be payable only in the event that the Company’s shareholders do not approve the merger agreement in certain specified circumstances, as described above and reflected in the previous draft of the merger agreement, provided that the Company reimburse Party B’s expenses of up to $5 million in the event that the Company’s shareholders did not approve the transaction but the termination fee was not payable. Skadden and Party B’s legal counsel also exchanged drafts of the equity commitment letter.

Later in the day on November 5, 2019, the Board of Directors (other than the Marubeni Directors) met at the New York City offices of Skadden, with certain Company officers and representatives of Skadden and Citi participating, to discuss the final updates on the bids and to consider approval of a transaction. The Marubeni Directors did not participate in the Board of Directors meeting in light of the foregoing agenda items. Representatives of Skadden updated the Company Directors on the directors’ fiduciary duties. Representatives of Citi discussed the status of the final bids. Representatives of Citi then reviewed with the Company Directors their financial analysis relating to the fairness to the holders of Company common shares (other than Parent and its affiliates) of the Merger Consideration to be received in the proposed merger by such holders, and Citi then rendered to the Board of Directors (other than the Marubeni Directors) an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates). For more information, see the section entitled “Special Factors—Opinion of Citigroup Global Markets Inc.” beginning on page 31.

Representatives of Skadden and the Company Directors then discussed certain reasons for the merger, including both positive and negative factors, that the Company Directors and Transaction Committee had considered and discussed at prior meetings. Representatives of Skadden then reviewed certain key terms of the draft merger agreement, including that the consummation of the merger was subject to certain customary closing conditions, including the receipt of certain required regulatory approvals and the approval of the Company’s shareholders by a majority of the votes cast at a shareholders meeting. The Company Directors then considered whether each of the Marubeni Consortium, Party A and Party B had submitted its best and final offer as requested. The Company Directors discussed the final terms of the transaction offered by each of the bidders, including that the Marubeni Consortium had offered the highest price.

After further discussion, the Board of Directors unanimously (other than the Marubeni Directors) (i) determined to approve the transaction with the Marubeni Consortium, (ii) determined that the Merger Consideration constitutes fair value for each Company common share in accordance with the Bermuda Companies Act, (iii) determined that the terms of the merger agreement, the statutory merger agreement, and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company, (iv) approved and declared advisable the execution, delivery and performance of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, and (v) determined to recommend that the Company’s shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement and the transactions contemplated thereby, including the merger, at the Company shareholders meeting.

After the Board of Directors meeting, the Company, Parent, Merger Sub and their respective affiliates entered into the Merger Agreement and various ancillary documents. Before market open in the U.S. on November 6, 2019, the Company, Marubeni and Mizuho Leasing each issued a press release announcing the entry into the Merger Agreement.

Purpose and Reasons of the Company for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Board of Directors

The Board of Directors believes, based on its consideration of the factors relating to the substantive and procedural fairness described below, that the Merger Agreement, the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company. The Company’s purpose and reasons for undertaking the merger at this time are to enable shareholders to realize the value of their investment in the Company in cash at a favorable price.

Recommendation of Our Board of Directors

The Board of Directors unanimously (other than the Marubeni Directors) recommends that you vote “FOR” the Merger Proposal.

For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Board of Directors considers $32.00, without interest and less any applicable withholding taxes, to be fair value for each issued and outstanding common share.

Reasons of the Company for the Merger

On November 5, 2019, the Board of Directors adopted resolutions by unanimous vote of the Board of Directors (other than the Marubeni Directors) at a meeting duly called at which a quorum of directors was present (i) determining that the Merger Consideration constitutes fair value for each common share in accordance with the Bermuda Companies Act, (ii) determining that the terms of the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Aircastle, (iii) approving and declaring advisable the execution, delivery and performance of the Merger Agreement and the Statutory Merger Agreement and the consummation of the transactions contemplated thereby, including the merger, and (iv) subject to the right of the Board of Directors to change its recommendation in certain circumstances, recommending that Aircastle’s shareholders vote in favor of the Merger Proposal at a duly held meeting of such shareholders for such purpose.

In evaluating the Merger Agreement and the Statutory Merger Agreement and the transactions contemplated thereby, including the merger, the Company Directors consulted with Aircastle’s senior management, outside counsel and independent financial advisors. In recommending that Aircastle’s shareholders vote their common shares in favor of the Merger Proposal, the Company Directors also considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The belief of the Company Directors, after a thorough review of, and based on the Company Directors’ knowledge of, Aircastle’s current and historical financial condition, results of operations, prospects, business strategy, competitive position, industry trends, long-term strategic goals and opportunities, properties and assets, including the potential impact of those factors on the trading price of Aircastle’s common shares, and discussions with Aircastle’s senior management and outside financial and legal advisors, that the value to be provided to Aircastle’s shareholders pursuant to the Merger Agreement and the Statutory Merger Agreement is substantially more favorable to Aircastle’s shareholders than the potential value that might reasonably be expected to result from remaining an independent public company or entering into other strategic transactions such as other business combinations, acquisitions, dispositions, internal restructurings, joint ventures or minority investments.
•	The current and historical market prices of the Company’s common shares, including the fact that the per-share Merger Consideration constituted a premium of:
•	approximately 48% over the volume weighted average share price of the common shares during the 90 days ended October 23, 2019, the last trading day before Aircastle’s public announcement that Aircastle was evaluating strategic alternatives;
•	approximately 34% over the closing share price on October 23, 2019, the last trading day before Aircastle’s public announcement that Aircastle was evaluating strategic alternatives;
•	approximately 43% over the volume weighted average share price of the common shares during the 90 days ended November 4, 2019, the last trading day before the Merger Agreement was signed;
•	approximately 17% over the closing share price on November 4, 2019, the last trading day before the Merger Agreement was signed; and
•	approximately 117% of the Company’s book value per share as of September 30, 2019.
•	The fact that, prior to the announcement of the entry into the Merger Agreement, Aircastle’s common shares had not traded at a price higher than the per-share Merger Consideration of $32.00 since November 2, 2007.
•	The fact that the recent trading prices of Aircastle’s common shares may have reflected market expectations of an announcement of a potential strategic transaction involving Aircastle, and that absent such announcement the price of Aircastle’s common shares would likely decline materially.
•	The fact that the Company Directors and Aircastle’s senior management, in coordination with Aircastle’s independent legal and financial advisors, implemented a robust sale process designed to obtain the highest price reasonably attainable, including by publicly announcing that the Company was evaluating strategic alternatives, which may include a potential sale of the Company, conducting discussions with four potential counterparties to gauge their interest in a potential transaction, responding to inquiries from seven additional parties after publicly announcing that the Company was evaluating strategic alternatives, and requiring each of the three parties (including Parent and two other parties) that continued to participate in the sale process to submit their “best and final” proposals at the conclusion of the sale process.
•	The potential risks to Aircastle of remaining as an independent public company, including risks and uncertainties relating to:
•	successfully implementing Aircastle’s growth plans and achieving its financial projections in light of the uncertainties associated with executing on Aircastle’s business strategy, including risks and uncertainties in the U.S. and global economy generally and the aviation leasing industry specifically and risks related to the current stage of the economic cycle and macroeconomic challenges that could result in a market downturn in the coming months or years;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive in the aircraft leasing industry; and
•	the “risk factors” set forth in Aircastle’s Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the fiscal quarter ended June 30, 2019.
•	The financial analyses of Citi, financial advisor to Aircastle in connection with the merger, and the oral opinion rendered by Citi to the Board of Directors (other than the Marubeni Directors), which was confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates). For more information, see the section entitled “Special Factors—Opinion of Citigroup Global Markets Inc.” beginning on page 31.
•	The fact that the consideration consists solely of cash, which will provide certainty of value and liquidity to Aircastle’s shareholders, while eliminating long-term business and execution risk.
•	Based on their review of Aircastle’s strategic alternatives, the sale process overseen by the Company Directors and undertaken by Aircastle management and the Company’s financial advisor and the negotiations conducted, including that the Merger Agreement was the product of extensive, arm’s-length negotiations in a competitive sale process, and taking into account the advice of the Company’s financial and legal advisors, the Company Directors’ belief that the $32.00 per-share Merger Consideration was the highest price per share that Parent was willing to pay and was the best price reasonably attainable for Aircastle’s shareholders, that the proposed transaction had a relatively high degree of certainty of consummation and that the terms and conditions of the Merger Agreement were the most favorable to Aircastle and its shareholders to which Parent would be willing to agree.
•	The availability of appraisal rights to Aircastle’s shareholders who do not vote in favor of the Merger Proposal, which rights provide eligible shareholders with the opportunity to have the Bermuda Court determine the fair value of their shares.
•	The Company Directors’ view that, despite the termination fee payable to Parent under certain circumstances, the terms of the Merger Agreement would be unlikely to deter third parties from making an unsolicited superior proposal, and that Aircastle may terminate the Merger Agreement in order to enter into an alternative acquisition agreement that the Board of Directors determines to be a superior proposal, subject to certain conditions.
•	The other terms of the Merger Agreement, including:
•	The fact that Aircastle will be permitted to continue to pay a quarterly dividend of up to $0.32 per share between signing and closing under the Merger Agreement (which was an increase from the $0.30 per common share dividend that was paid in the previous quarter before entering into the Merger Agreement and which would be the highest dividend that the Company had paid since the fourth quarter of 2007);
•	The belief that the termination fee of $73,500,000, or approximately 3.0% of the aggregate equity value of the transaction or approximately 1.0% of the aggregate enterprise value of the transaction, is reasonable in light of, among other things, the benefits of the merger to Aircastle’s shareholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not be preclusive or unreasonably restrictive of other offers;
•	The limited termination rights available to Parent;
•	The obligation of Parent to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain applicable antitrust and other regulatory approvals, except that, other than any action or accept any condition or restriction that may be required by CFIUS, Parent is not required to take any action that would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Company and its affiliates (including Parent and its affiliates);

•	The inclusion of provisions that permit the Board of Directors, under certain circumstances and subject to certain conditions, to withdraw, qualify or modify its recommendation that Aircastle’s shareholders approve and adopt the Merger Agreement due to an intervening event or a superior proposal; and
•	The other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement” beginning on page 64, which the Company Directors, after consulting with the Company’s legal advisor, considered to be reasonable.

The Company Directors also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Company Directors believe these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Company’s shareholders who are unaffiliated with Parent and its affiliates:

•	the Merger Proposal must be approved by the affirmative vote of a majority of the votes cast at the special general meeting at which a quorum is present, and that over 70% of the issued and outstanding common shares of the Company are owned by shareholders not affiliated with the Marubeni Consortium;
•	the fact that the Marubeni Directors did not participate in any meetings of the Board of Directors relating to a potential strategic transaction from the beginning of the process in August 2019 and did not participate in any of the Board of Directors’ discussions or deliberations related thereto;
•	the authority granted to the Transaction Committee by the Company Directors to (i) review, consider and evaluate the strategic transactions and make recommendations to the Board of Directors with respect thereto, (ii) oversee the negotiations of expressions of interest in respect of the strategic transactions and any definitive documentation related thereto, (iii) provide direction and guidance to certain Company officers on the conduct of the process for the evaluation of any strategic transactions and (iv) waive the Marubeni Standstill in connection with the strategic transactions if the Transaction Committee determined that such waiver is advisable and in the best interests of the Company (provided that, the Transaction Committee did not have the authority to approve any binding definitive agreement for a strategic transaction on behalf of the Company);
•	the Transaction Committee consists solely of independent and disinterested directors. The members of the Transaction Committee (i) are not employees of the Company or any of its subsidiaries, (ii) are not affiliated with Parent or its affiliates, and (iii) have no financial interest in the merger that is different from that of the Company’s unaffiliated shareholders, other than as discussed below under the heading “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43;
•	the Transaction Committee and the Company Directors held numerous meetings and met regularly to discuss and evaluate the indications of interest delivered by several parties, including the Marubeni Consortium, as discussed in more detail in the section entitled “Special Factors—Background of the Merger” beginning on page 16, and each member of the Transaction Committee and each of the Company Directors was actively engaged in the process on a regular basis;
•	the opinion, dated November 5, 2019, of Citi to the Board of Directors as described above and as more fully described in the section entitled “Special Factors—Opinion of Citigroup Global Markets Inc.” beginning on page 31; and
•	the recognition by the Transaction Committee and the Company Directors that they had no obligation to recommend the approval of the merger or any other transaction.

The Company Directors also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement and the Statutory Merger Agreement, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	The fact that the Company’s shareholders (other than MHC and Parent) will have no ongoing equity participation in the Company following the merger, and that such shareholders would forgo the opportunity to participate in the potential future earnings or growth of the Company, if any.
•	The fact that receipt of the all-cash Merger Consideration would be taxable to Aircastle’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.
•	The fact that, under specified circumstances, Aircastle may be required to pay fees and expenses in the event the Merger Agreement is terminated and the effect this could have on Aircastle.
•	The fact that, while Aircastle expects the merger to be consummated if the Merger Proposal is approved by Aircastle’s shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger, including the receipt of regulatory approvals, will be satisfied on a timely basis, or at all.
•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt Aircastle’s business operations.
•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to Aircastle’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel), vendors and customers.
•	The restrictions in the Merger Agreement on Aircastle’s ability to actively solicit competing bids to acquire it and to entertain other acquisition proposals unless certain conditions are satisfied.
•	The restrictions on Aircastle’s conduct of business prior to completion of the merger, which could delay or prevent Aircastle from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger, whether or not the merger is completed.

The Company Directors were also aware of the fact that certain of Aircastle’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of Aircastle’s shareholders. The Company Directors were made aware of and considered these interests; for more information about such interests, see below under the heading “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43.

After taking into account all of the factors set forth above, as well as others, the Company Directors concluded that the potential benefits of the merger to Aircastle and its shareholders outweighed the risks, uncertainties, restrictions and potentially negative factors associated with the merger.

The foregoing discussion of factors considered by the Company Directors is not intended to be exhaustive, but summarizes the material factors considered by the Company Directors, including the substantive and procedural factors considered by the Company Directors discussed above. In light of the variety of factors considered in connection with their evaluation of the merger, the Company Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each Company Director applied his or her own personal business judgment to the process and may have given different weight to different factors. The Company Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determinations. The Company Directors based their recommendations on the totality of the information presented, including thorough discussions with, and questioning of, Aircastle’s senior management and outside financial advisor and counsel. It should be noted that this explanation of the reasoning of the Company Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Information” beginning on page 58.

Opinion of Citigroup Global Markets Inc.

Aircastle retained Citi as its exclusive financial advisor in connection with a possible transaction involving Aircastle. In connection with Citi’s engagement, Aircastle requested that Citi evaluate the fairness, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates) of the

Merger Consideration to be received in the proposed merger by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On November 5, 2019, at a meeting of the Board of Directors (other than the Marubeni Directors) held to evaluate the proposed merger and at which the Merger Agreement was approved, Citi rendered to the Board of Directors (other than the Marubeni Directors) an oral opinion, confirmed by delivery of a written opinion, dated November 5, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates).

The full text of Citi’s written opinion, dated November 5, 2019, to the Board of Directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Company common shares (other than Parent and its affiliates) of the Merger Consideration. Citi’s opinion did not address any other aspects or implications of the proposed merger or the Merger Agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed the Merger Agreement;
•	held discussions with certain senior officers, directors and other representatives and advisors of Aircastle concerning the business, operations and prospects of Aircastle;
•	examined certain publicly available business and financial information relating to Aircastle as well as certain financial forecasts and other information and data relating to Aircastle which were provided to or discussed with Citi by the management of Aircastle;
•	reviewed the financial terms of the proposed merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Company common shares, the historical and projected earnings and other operating data of Aircastle, and the net book value, capitalization and financial condition of Aircastle;
•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Aircastle;
•	in connection with Citi’s engagement and at the direction of Aircastle, Citi was requested to approach, and held discussions with, selected third parties to solicit indications of interest in a possible acquisition of Aircastle; and
•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Aircastle that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Aircastle provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of Aircastle that such forecasts and other information and data were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of Aircastle as to the future financial performance of Aircastle.

Citi assumed, with the consent of the Board of Directors, that the proposed merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the proposed merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Aircastle or the merger. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aircastle (other than certain third-party aircraft appraisals provided to Citi by the management of Aircastle) nor did Citi make any physical inspection of the properties or assets of Aircastle. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Aircastle to effect the merger, the relative merits of the proposed merger as compared to any alternative business strategies that may have existed for Aircastle or the effect of any other transaction in which Aircastle might have engaged. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the Merger Consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the proposed merger was determined through negotiations between Aircastle, on the one hand, and Marubeni and Mizuho Leasing, affiliates of Parent, on the other hand, and Aircastle’s decision to enter into the Merger Agreement was solely that of the Board of Directors. Citi’s opinion was only one of many factors considered by the Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors or the management of Aircastle with respect to the proposed merger, Merger Consideration or any other aspect of the transactions contemplated by the Merger Agreement.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Board of Directors in connection with the rendering of Citi’s opinion, dated November 5, 2019, to the Board of Directors. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Financial data utilized for Aircastle in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on certain financial forecasts and other information and data relating to Aircastle provided to or discussed with Citi and approved for Citi’s use by Aircastle and as further summarized in the section entitled “Special Factors— Projected Financial Information” beginning on page 42, and which are referred to collectively as the “Aircastle Projections.” In addition, the approximate implied equity value per share ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.10, except the 52–week trading range and the net asset value per share.

Selected Companies Analysis

Citi reviewed certain financial information and public market multiples for the following publicly traded corporations in the aircraft leasing industry.

•	AerCap Holdings N.V.
•	Air Lease Corporation

Citi also reviewed and considered financial information and public market multiples for BOC Aviation Limited (“BOC”) and Fly Leasing Limited (“Fly Leasing”). Citi excluded such information with respect to BOC in part because BOC is controlled by Bank of China, a Chinese state-owned-enterprise, and listed on The Stock Exchange of Hong Kong. Citi excluded such information with respect to Fly Leasing in part because Fly Leasing is a publicly traded vehicle that is externally managed.

Although none of the selected companies listed above is directly comparable to Aircastle, the companies included were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered similar to certain operations of Aircastle based on business sector participation, operational characteristics and financial metrics. The quantitative information used in this analysis, to the extent that it is based on market data, was based on market data as of November 4, 2019.

For each of the selected companies, Citi calculated and reviewed, among other information, price as a multiple of (i) calendar years 2019 and 2020 estimated pre-tax income; (ii) calendar years 2019 and 2020 estimated earnings per share; and (iii) book value as of June 30, 2019, the then most recent publicly disclosed book value for such selected companies. The results of this review were as follows:

	Price / Pre-Tax Income		Price / Earnings per Share		Price / Book Value
	2019E	2020E	2019E	2020E
AerCap Holdings N.V.	6.4x	7.1x	7.4x	7.9x	0.89x
Air Lease Corporation	7.1x	5.5x	9.0x	7.2x	0.96x

Financial data for the selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

Based on its professional judgment and experience, and taking into consideration the observed multiples for the selected companies, Citi identified illustrative ranges of multiples of (i) price to book value of 0.89x to 0.96x, (ii) price to calendar year 2020 estimated pre-tax income of 5.5x to 7.1x and (iii) price to calendar year 2020 estimated earnings of 7.2x to 7.9x. Citi then multiplied those ranges by (i) Aircastle’s book value per share as of September 30, 2019 of $27.31, (ii) Aircastle’s estimated pre-tax income per share for calendar year 2020 of $2.57, as provided by Aircastle management and (iii) Aircastle’s estimated earnings per share for calendar year 2020 of $2.40, as provided by Aircastle management, respectively. This analysis indicated the following implied ranges of per share equity values, which Citi compared to the Merger Consideration of $32.00 per Company common share:

Price / Book Value	Price / Pre-Tax Income	Price / Earnings
$24.40 - $26.30	$14.20 - $18.20	$17.30 - $19.10

Discounted Dividends Analysis

Citi performed a dividend discount analysis of Aircastle to calculate implied equity values per share of Company common shares based on estimated present values of (i) the dividends distributable by Aircastle during the period from October 1, 2019 through December 31, 2023 based on the Aircastle Projections and (ii) illustrative terminal values for Aircastle as of December 31, 2023. The amount of dividends distributable by Aircastle during the projection period reflected the assumption that all excess capital would be distributed to shareholders, with excess capital calculated on the basis that Aircastle’s gross debt to equity would equal 2.5x. Citi calculated a range of illustrative terminal values for Aircastle as of December 31, 2023 by applying a range of price to book value exit multiples of 0.8x to 1.0x, which Citi selected based on its professional judgment and experience and the information observed for the selected companies as described above under “Opinion of Citigroup Global Markets Inc.—Selected Companies Analysis”, as well as similar information for Aircastle, to Aircastle’s estimated book value as of December 31, 2023 as reflected in the Aircastle Projections. Citi calculated estimated present values of the dividends distributable by Aircastle during the projection period and illustrative terminal values using discount rates ranging from 8.1% to 9.4%. This range of discount rates was selected by Citi based upon an analysis of Aircastle’s cost of equity, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment. The analysis implied an equity value per share for the Company common shares of $22.70 to $29.00, which Citi compared to the Merger Consideration of $32.00 per Company common share.

Other Information

Citi noted that the 52-week trading range, equity research analyst price targets, implied premia and net asset value per share analyses below with respect to Aircastle are not valuation methodologies and were presented for reference only.

52–Week Trading Range

Citi reviewed the historical intra-day share prices of Company common shares for the 52-week period ended October 23, 2019, the day prior to Aircastle’s announcement that its Board of Directors was evaluating strategic alternatives, including a potential sale of the Company, and Marubeni’s announcement it had decided to pursue a potential acquisition of all of the Company common shares it does not already own, as well as for the period from October 23, 2019 through November 4, 2019. Citi noted that the low and high intra-day share prices during the 52-week period ended October 23, 2019 were $15.75 and $23.86 per Company common share, respectively, and during the period from October 23, 2019 through November 4, 2019, were $23.86 and $27.74 per Company common share, respectively.

Equity Research Analyst Price Targets

Citi reviewed the most recent publicly available research analysts’ one-year forward price targets for the Company common shares prepared and published by selected research analysts. Citi noted that, as of October 23, 2019, the day prior to Aircastle’s announcement that its Board of Directors was evaluating strategic alternatives, including a potential sale of the Company, and Marubeni’s announcement it had decided to pursue a potential acquisition of all of the Company common shares it does not already own, such price targets ranged from $18.00 to $26.00. Citi also noted that this range of price targets, discounted to November 4, 2019 at a mid-point cost of equity of 8.8%, was $16.90 to $24.00.

Implied Premia Paid

For the years 2014 through 2019 (as of November 4, 2019), Citi calculated, using publicly available information, the median, 25th percentile, and 75th percentile one-day unaffected stock price premia paid for types of acquisition transactions with an equity value between $1.0 to $3.0 billion that Citi deemed appropriate in its professional judgment. The analysis indicated a median, 25th percentile and 75th percentile one-day unaffected stock price premia of 27%, 17% and 47%, respectively. Based on the foregoing review and it professional judgment and experience, Citi applied a premia reference range of 20% to 30% to closing share prices of Aircastle’s common shares on October 23, 2019, the day prior to Aircastle’s announcement that its Board of Directors was evaluating strategic alternatives, including a potential sale of the Company, and Marubeni’s announcement that it had decided to pursue a potential acquisition of all of the Company common shares it does not already own, of $23.86 and on August 6, 2019, the day Aircastle announced its financial results for the quarter ended June 30, 2019, of $19.73. This analysis indicated an illustrative range of prices per Company common share of $28.60 to $31.00, based on the closing share prices of Aircastle’s common shares on October 23, 2019, and $23.70 to $25.60 based on the closing share prices of Aircastle’s common shares on August 6, 2019.

Net Asset Value per Share

Citi reviewed two third party appraisals for maintenance-adjusted current market value, as of June 30, 2019. Citi observed an average implied net asset value per Company common share of $11.64.

Other Presentations by Citi

In addition to the presentation made to the Board of Directors (other than the Marubeni Directors) on November 5, 2019, the date on which Citi delivered its fairness opinion, as described above, Citi made one other written and oral presentation to the Board of Directors (other than the Marubeni Directors) that is materially related to the transactions contemplated by the Merger Agreement on October 28, 2019, which is referred to as the preliminary Citi presentation. Copies of the preliminary Citi presentation and the November 5, 2019 Citi presentation have been attached as exhibits to the Schedule 13E-3 filed with the SEC with respect to the proposed merger. These written presentations will be available for any interested shareholder of Aircastle to inspect and copy at Aircastle’s offices during regular business hours.

None of these other written and oral presentations by Citi, alone or together, constitutes an opinion of Citi with respect to the Merger Consideration. The information contained in the preliminary Citi presentation is substantially similar to the information provided in Citi’s written presentation to the Board of Directors (other than the Marubeni Directors) on November 5, 2019.

Each of the analyses performed in the preliminary Citi presentation was subject to further updating and subject to the final analyses presented to the Board of Directors (other than the Marubeni Directors) on November 5, 2019 by Citi. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Citi as of, the dates on which Citi performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and the preliminary Citi presentation did not contain all of the financial analyses included in the November 5, 2019 presentation.

Miscellaneous

Aircastle has agreed to pay Citi for its services in connection with the merger an aggregate fee of approximately $28.1 million, $3 million of which became payable upon delivery of Citi’s opinion to the Board of Directors, and the remainder of which is payable contingent upon the consummation of the proposed merger. In addition, Aircastle agreed to reimburse Citi for expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Board of Directors (other than the Marubeni Directors) also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide certain investment banking services to Marubeni and Mizuho Leasing, affiliates of Parent, and their respective affiliates unrelated to the proposed merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of Citi’s opinion, having acted as co-manager and/or joint bookrunner in connection with certain bond offerings of, and as lender to, Marubeni and Mizuho Financial Group, Inc., an affiliate of Mizuho Leasing. For the services described above for Marubeni and Mizuho Leasing, Citi and its affiliates received, during the two-year period prior to the date of Citi’s opinion, aggregate fees of approximately $2.3 million. Other than for the services described above, during the two-year period prior to the date of Citi’s opinion, Citi and its affiliates have not provided investment banking services to Aircastle for which Citi and its affiliates received fees. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Aircastle, Parent, Marubeni and Mizuho Leasing and their respective affiliates for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aircastle, Parent, Marubeni, Mizuho Leasing and their respective affiliates.

Aircastle selected Citi as a financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with Aircastle and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

Purposes and Reasons of Parent and Merger Sub for the Merger

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the Marubeni Shareholders, Parent and Merger Sub (collectively, the “Filing Persons”) is an “affiliate” of the Company and is required because of its affiliate status to disclose among other things its purpose for the merger, its reasons for structuring the transaction as proposed and any alternative structure that it considered, and its reasons for pursuing the merger at this time. Each of the Filing Persons is making the statements included in this part of the proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. None of the Filing Persons is making any recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Proposal, and the Filing Persons’ views as described in this part of the proxy statement should not be so construed as such a recommendation.

For the Filing Persons, the purpose of the merger is to acquire all of the common shares not already owned by the Marubeni Shareholders. When the merger is completed, all of the Company’s common shares will be owned by MHC (which is Marubeni’s indirect subsidiary) and Parent.

The structure of the transaction (including the merger) was proposed by the Company in the “auction draft” of a merger agreement that the Company furnished to Marubeni. The Filing Persons determined that structuring the transaction as a merger in the way the Company proposed is efficient and appropriate because (i) it will enable the Filing Persons to acquire all of the outstanding common shares that the Marubeni Shareholders do not already own, at the same time, (ii) it allows the shareholders of the Company that are not affiliated with the Marubeni Shareholders or the other Filing Persons (the “Unaffiliated Shareholders”) to immediately realize the value of their investment in the Company through their receipt of the $32.00 per share Merger Consideration and (iii) it is consistent with recent precedent transactions involving NYSE-listed companies organized under Bermuda law. Because the transaction structure is consistent with the objectives of Marubeni and the other Filing Persons and with market practice, Marubeni and the other Filing Persons did not pursue or propose an alternative transaction structure.

The Filing Persons decided to pursue the merger at this time after learning that third parties had indicated an interest in acquiring the Company and after the Company advised Marubeni that the Board of Directors (other than the Marubeni Directors, who did not participate in any of the Board of Directors’ deliberations regarding the merger) was willing to consider and explore those indications of interest and to waive the contractual “standstill” provisions that otherwise would have prohibited Marubeni from making a takeover proposal or publicly announcing an interest in making a takeover proposal. Marubeni publicly announced its interest in making a takeover proposal in a Schedule 13D amendment that it filed with the SEC prior to market open on the day after the Company delivered the Standstill Waiver. The transaction contemplated by the Merger Agreement will allow the Marubeni Shareholders to retain their existing shareholding in the Company and to increase it. The Marubeni Shareholders prefer that outcome to an outcome in which an unaffiliated third party would acquire all of the equity of the Company, including the common shares held by the Marubeni Shareholders.

In deciding to pursue the merger, the Filing Persons considered and took into account various risks and other factors that potentially could adversely affect them. These included the possibility that the merger could result in the loss of key employees of the Company or otherwise disrupt the Company’s business operations. The Filing Persons also considered that their respective directors, officers and other employees would expend considerable time and effort in negotiating, implementing and completing the merger, and in doing so their time would be diverted from other important business opportunities and operational matters. The Filing Persons recognized that they will incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed. There is a risk that the merger may not be completed despite the Filing Persons’ efforts, including in the event that the requisite shareholder approval is not obtained.

The Filing Persons believe that after the merger is consummated, the Company should have greater operating flexibility and more efficient access to capital, which should support the Company’s long-term growth and profitability. If that happens, the Filing Persons (and not the Unaffiliated Shareholders) will benefit from any resulting increase in the value of the Company.

The Filing Persons believe that the merger will benefit the Unaffiliated Shareholders by allowing the Unaffiliated Shareholders to immediately receive the Merger Consideration of $32.00 per share in cash, representing a premium of approximately 48% over the volume-weighted average share price of the common shares during the 90 days ended October 23, 2019, the last trading day before the Company’s public announcement that the Company was evaluating strategic alternatives; approximately 34% over the closing share price of the common shares on October 23, 2019, the last trading day before the Company’s public announcement that the Company was evaluating strategic alternatives; and approximately 43% over the volume-weighted average share price of the common shares during the 90 days ended November 4, 2019, the last trading day before the Merger Agreement was signed. Conversely, as a result of the merger the Unaffiliated Shareholders will no longer have an opportunity to participate in any future benefits associated with the ownership of the common shares, including the receipt of any dividends paid by the Company and participation in any potential appreciation in the trading price of the common shares beyond the per-share Merger Consideration. The Unaffiliated Shareholders’ receipt of cash in exchange for their common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to the Unaffiliated Shareholders who are U.S. holders.

Position of the Marubeni Shareholders, Parent and Merger Sub as to Fairness of the Merger

Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of the Filing Persons is an “affiliate” of the Company and accordingly each of the Filing Persons is required to disclose its belief as to the fairness of the merger to the Company’s “unaffiliated security holders,” which in this case means the Unaffiliated Shareholders. Each of the Filing Persons is making the statements included in this part of the proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. None of the Filing Persons is making any recommendation to any shareholder of the Company as to how that shareholder should vote on the Merger Proposal, and the Filing Persons’ views as to the fairness of the merger should not be construed as a recommendation to any Unaffiliated Shareholder as to how the Unaffiliated Shareholder should vote on the Merger Proposal.

None of the Filing Persons participated in the deliberations of the Board of Directors regarding, or received advice from the Company’s legal or financial advisors as to, the fairness of the merger or the Board of Directors’ evaluation of indications of interest and more definitive proposals from the Filing Persons or from third parties. The Marubeni Directors recused themselves from all such discussions. In negotiating the terms of the merger the Filing Persons sought to acquire the Company on terms as favorable as possible for the Filing Persons. In the negotiations between the Company and the Filing Persons with respect to the merger, the non-Marubeni Directors represented the interests of the Unaffiliated Shareholders. None of the Filing Persons undertook any independent evaluation of the fairness of the merger or the Merger Consideration. Marubeni and the other Filing Persons neither requested nor obtained any opinion or analysis with respect to the fairness of the merger or the Merger Consideration to the Unaffiliated Shareholders.

Each of the Filing Persons believes that the merger is substantively fair to the Unaffiliated Shareholders based on the following factors:

•	Pursuant to the Merger Agreement the Unaffiliated Shareholders will immediately receive the Merger Consideration of $32.00 per share in cash, representing a premium over the prices at which the common shares have traded in the past: approximately 48% over the volume-weighted average share price of the common shares during the 90 days ended October 23, 2019, the last trading day before the Company’s public announcement that the Company was evaluating strategic alternatives; approximately 34% over the closing share price of the common shares on October 23, 2019, the last trading day before the Company’s public announcement that the Company was evaluating strategic alternatives; and approximately 43% over the volume weighted average share price of the common shares during the 90 days ended November 4, 2019, the last trading day before the Merger Agreement was signed.
•	Before entering into the Merger Agreement, the Company publicly announced that it was exploring strategic alternatives that may include a sale of the Company and entertained competing proposals from other parties.
•	Notwithstanding the fact that Citi’s fairness opinion was rendered to the Board of Directors solely for its use and was not delivered to any of the Filing Persons and that none of them is entitled to rely on it, the fact that the Board of Directors received an opinion of Citi, dated November 5, 2019, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Citi in preparing its opinion, the Merger Consideration of $32.00 per share was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates) (in other words, to the Unaffiliated Shareholders).
•	The Merger Consideration is payable to the Unaffiliated Shareholders entirely in cash, allowing them to receive a value for all of their common shares that is certain.

•	The merger will eliminate the Unaffiliated Shareholders’ exposure to the various risks and uncertainties related to continued ownership of the Company’s common shares, which include among others:
•	exposure to market, economic and other risks that arise from owning shares in a public company;
•	any potential decline in the market prices of the common shares that might result from a general economic slowdown, including the impacts on the Company of possible declines in demand from customers and possible financial difficulties experienced by the Company’s customers; in this regard, the Filing Persons noted that some of the Company’s customers have been publicly reported to be in potential financial difficulties;
•	other fluctuations in the value of the common shares based on general economic, business and industry conditions throughout the world (bearing in mind that the Company’s business is international);
•	potential volatility in the price of the common shares as a result of future developments beyond the Company’s control, including government or regulatory action, and changes in tax laws, interest rates and general market conditions;
•	potential impacts on the price and trading volumes of the common shares caused by analyst recommendations and expectations and market sentiment; and
•	the other risk factors disclosed in the Company’s most recent filings on Form 10-K and Form 10-Q.
•	Parent’s and Merger Sub’s obligations to complete the merger and pay the Merger Consideration pursuant to the Merger Agreement are not conditioned on their obtaining financing.
•	Marubeni and Mizuho Leasing have severally (and not jointly) guaranteed the Guaranteed Obligations (as defined in “Special Factors—Limited Guaranty” beginning on page 52) of Parent under the Merger Agreement, including Parent’s obligation to fund the Merger Consideration that is payable to the Unaffiliated Shareholders.

In addition to the factors listed above, in determining that the merger is substantively fair to the Unaffiliated Shareholders, the Filing Persons noted that the Merger Consideration represented a multiple of approximately 1.17x the Company’s book value per common share at September 30, 2019 and that this multiple generally fell within or exceeded the range of book value multiples observed by the Filing Persons in publicly disclosed transactions involving other aircraft finance companies. Except as described above, net book value was not calculated or considered by the Filing Persons in making their fairness determinations.

In their consideration of the fairness of the merger, the Filing Persons were provided access to certain third-party appraisals of aircraft owned by the Company. The Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value per common share for the Unaffiliated Shareholders because (i) the Filing Persons believed that liquidation sales generally result in proceeds that are substantially less than in sales of a going concern; (ii) they believed that it was impracticable to determine a liquidation value given the significant execution risk involved in any liquidation; (iii) they considered the Company to be a viable going concern; and (iv) the Company will continue to operate its business following the merger. None of the Filing Persons sought to establish a pre-merger going concern value for the Company’s common shares to determine the fairness of the Merger Consideration to the Unaffiliated Shareholders because following the merger the Company likely will have a different capital structure. However, to the extent that the pre-merger going concern value was reflected in the NYSE closing price of $23.86 per common share on October 23, 2019, the last trading day before the Company announced that it was exploring strategic alternatives that may include a sale of the Company and Marubeni announced its interest in making a takeover proposal, the Merger Consideration of $32.00 per share represents a premium to the going concern value of the Company.

Each of the Filing Persons believes that the merger is procedurally fair to the Unaffiliated Shareholders based on the following factors:

•	Under the Shareholder Agreement among the Company and the Marubeni Shareholders, Marubeni and certain of its affiliates are subject to various restrictions on their ability to influence or control the Board of Directors, including by certain “standstill” provisions. These contractual restrictions required Marubeni to obtain the approval of the non-Marubeni Directors before making or publicly announcing a proposal for a change-of-control transaction. Because of these provisions, the non-Marubeni Directors had the authority to pursue, or to decline to pursue, negotiations with Marubeni over a sale of the Company.
•	None of the Filing Persons or their affiliates participated in the deliberative process of, or the conclusions reached by, the Board of Directors or the Transaction Committee that it established or the negotiating positions of the Board of Directors or the Transaction Committee. The Marubeni Directors were not members of the Transaction Committee, did not participate in its deliberations and recused themselves from all proceedings of the Board of Directors in respect of the buyout proposals received from Marubeni and others. The non-Marubeni Directors controlled the Company’s responses to and negotiations with the Filing Persons in the time leading to the Merger Agreement.
•	The Board of Directors was advised by internationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the merger.
•	The merger is not conditioned on any financing being obtained by the Filing Persons, which increases the likelihood that the merger will be consummated and that the Unaffiliated Shareholders will receive the Merger Consideration.
•	At the Company’s request, the Marubeni Shareholders entered into a Voting and Support Agreement pursuant to which they are required to vote all the common shares that they beneficially own in favor of the merger; this obligation will apply even if the Filing Persons no longer wish to consummate the merger, which increases the likelihood that the merger will be consummated and that the Unaffiliated Shareholders will receive the Merger Consideration.
•	The Merger Agreement allows the Board of Directors, subject to specific limitations and requirements set forth in the Merger Agreement, to consider and respond to unsolicited third-party acquisition proposals and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposals prior to the time that the Company’s common shareholders approve the Merger Agreement.
•	The Merger Agreement allows the Board of Directors, subject to specific limitations and requirements set forth in the Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement for a transaction that the Board of Directors determines to be superior to the merger, subject to the Company’s paying a termination fee of $73,500,000 (approximately 3.0% of the equity value of the Company implied by the terms of the merger).
•	The Merger Agreement allows the Board of Directors, subject to specific limitations and requirements set forth in the Merger Agreement, to withdraw or change its recommendation that the Company’s common shareholders approve the Merger Agreement under circumstances not involving a proposal for an alternative transaction to the merger.
•	The Board of Directors (other than the Marubeni Directors, who were not present) unanimously determined that the Merger Consideration constitutes fair value for each common share.
•	The merger is conditioned upon receipt of the affirmative votes of a majority of the votes cast by holders of the Company’s outstanding common shares.
•	Unaffiliated Shareholders who do not vote for the merger and who comply with certain procedural requirements will be entitled, after completion of the merger, to exercise statutory appraisal rights under Bermuda law.

In determining that the merger is procedurally fair to the Unaffiliated Shareholders, the Filing Persons noted that the merger is not conditioned on any particular vote by the Unaffiliated Shareholders (for example, the merger is not conditioned on the affirmative vote of a majority of the common shares held by Unaffiliated Shareholders). In considering this point the Filing Persons took into account the fact that they beneficially own an aggregate of approximately 28.8% of the outstanding common shares and accordingly the Unaffiliated Shareholders control more than double the voting power of the Filing Persons.

None of the Filing Persons is aware of any firm offer for a merger or asset sale of the Company having been made during the past two years.

The foregoing discussion of the information and factors considered by each of the Filing Persons in connection with the fairness of the merger is not intended to be exhaustive, but the Filing Persons believe that it includes all material factors considered by each of them. None of the Filing Persons found it practicable to, and they did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the merger. Rather, the fairness determinations were made by the Filing Persons after considering all the factors as a whole. The sequence in which the factors described above are presented is not intended to reflect their relative importance. Each of the Filing Persons believes that these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Unaffiliated Shareholders. This belief should not, however, be construed as a recommendation to any Unaffiliated Shareholder to vote in favor of the Merger Proposal. As noted above, none of the Filing Persons is making any recommendation as to how the Unaffiliated Shareholders should vote their common shares on the Merger Proposal.

Plans for the Company After the Merger

Marubeni and Parent expect that after the completion of the merger, the Company will continue to operate in a manner that is substantially similar to the manner in which the Company currently operates. Marubeni and Parent have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger, such as a merger, reorganization or liquidation,
•	a relocation of any material operations or a sale or transfer of a material amount of assets, or
•	any other material change in the Company’s business.

Marubeni and Parent expect, however, that (i) they may cause the Company to optimize its corporate structure after the consummation of the merger in order to address changes in the Company’s tax profile resulting from the merger and (ii) after the merger, to the extent that doing so will not cause the loss of investment grade ratings for the Company’s debt obligations, they will explore and may cause the Company to implement changes that will enhance the Company’s access to capital and lower its cost of capital. Marubeni and Parent further expect that after the consummation of the merger, they will continuously and carefully monitor the Company’s business operations, prospects and financial condition, and depending on their observations they may consider initiating changes to the Company’s business model, capital structure, capitalization, operations, business, properties and personnel (including, possibly, by means of one or more extraordinary transactions), if they decide that doing so is appropriate.

Certain Effects of the Merger

If the Company’s shareholders adopt the Merger Proposal, and if the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company as the surviving company. If the merger is completed, all of Aircastle’s equity interests will be owned by MHC (which is Marubeni’s indirect subsidiary) and Parent. None of the Company’s current shareholders (except for MHC and its affiliates) will have any ownership interest in, or be a shareholder of, the Company after the completion of the merger. As a result, our current shareholders (other than MHC and its affiliates) will no longer benefit from any increase in Aircastle’s value or bear the risk of any decrease in Aircastle’s value. Following the merger, only MHC, Parent and their affiliates will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Upon the consummation of the merger:

•	each issued and outstanding common share held by the shareholders (other than common shares held by Parent, Merger Sub, the Company or any wholly-owned subsidiary thereof, or by MHC) immediately prior to the effective time of the merger will automatically be cancelled and cease to exist, and will be converted into and will represent solely the right to receive the Merger Consideration;
•	each PSU, RSU and restricted share award will become fully vested, assuming the achievement, if applicable, of performance metrics at the maximum level of performance, and be canceled in exchange for the right to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable taxes required to be withheld.

Parent anticipates that the Company’s executive officers as of the effective time of the merger will continue as the initial executive officers of the Company following the merger.

Projected Financial Information

The Company does not as a matter of course make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with their consideration of the merger, certain forward-looking financial information provided by the Company’s management and reviewed by the Company Directors was provided to Citi and Parent. We have included financial projections in this proxy statement based on this financial information to give Aircastle’s shareholders access to certain nonpublic information considered by Parent, the Company Directors and Citi for purposes of considering and evaluating the merger, and because the financial projections were utilized by Citi in connection with the financial analyses performed and in rendering the fairness opinion but not to influence the decision of shareholders whether to vote for or against the Merger Proposal. The inclusion of this information should not be regarded as a reliable prediction of future results.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 58. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The financial projections also reflect assumptions as to certain business matters that are subject to change.

The financial projections were prepared to assist the Company Directors in evaluating the merger and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“U.S. GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these financial projections.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement. Further, the financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

The following is a summary of the financial projections (in millions):

	2019E	2020E	2021E	2022E	2023E
Revenues	911	911	995	1,114	1,194
Net Income	164	184	212	265	278
Stock comp	13	14	15	16	17
MTM of Undesignated Swaps	5	—	—	—	—
All Other	8	—	—	—	—
Adjusted Net Income(1)	189	197	227	280	295
Capital Expenditures	(1,269)	(1,400)	(1,700)	(1,700)	(1,700)
Cash Flow from Operations	538	626	673	763	799
(1)	Management believes that Adjusted Net Income (“ANI”), when viewed in conjunction with Aircastle’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of Aircastle’s business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

In October 2019, management, as part of its annual planning process, presented the 2020 plan to the Board of Directors, consisting of updated financial projections for the Company for the remainder of 2019 and financial projections for the years 2020 through 2023. For the remainder of 2019, the Company’s plan calls for net income of $164 million, $1.3 billion in investments, cash flow from operations of $538 million and adjusted net income of $189 million.

The 2020-2023 plan calls for the increase in total revenues, net income and adjusted net income based on aircraft capital investments of $1.4 billion in 2020 and $1.7 billion in each of 2021 to 2023 (inclusive of the Company’s E2 aircraft commitments). Cash flow from operations is forecasted to grow from $626 million in 2020 to $799 million in 2023. The 2020-2023 plan assumes that air traffic will continue to grow at historic levels and investment yields will continue to have downward pressure as the competition for investments increases. The 2020-2023 plan does not contemplate any major disruptions in the aviation sector as discussed in the “risk factors” set forth in Aircastle’s Form 10-K for the fiscal year ended December 31, 2018 and Form 10-Q for the fiscal quarter ended June 30, 2019.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board of Directors with respect to the Merger Proposal, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, the Marubeni Directors currently serve on the board of or are otherwise employed by Parent or the Marubeni Shareholders, which currently own a portion of the Company’s common shares and following the merger will own (both separately and, together with Mizuho Leasing, indirectly through Parent) all of the Company’s common shares. The Marubeni Directors did not participate in the deliberations of the Board of Directors regarding the acquisition proposals submitted by Marubeni or by other parties or in the Board of Directors’ decision to approve the Merger Agreement. Interests of executive officers and directors (other than the Marubeni Directors) that may be different from or in addition to the interests of the Company’s shareholders include:

•	the Company’s executive officers hold unvested PSUs and restricted share awards that will become fully vested (assuming the achievement, if applicable, of performance metrics at the maximum level of performance) and canceled in exchange for the right to receive the Merger Consideration;
•	the Company’s directors hold unvested director restricted cash awards that will become fully vested and payable upon completion of the merger;

•	the Company’s executive officers have entered into individual agreements that provide for certain severance protections upon a qualifying termination;
•	the Company’s executive officers may receive restricted cash awards in 2020 and pro-rated annual bonus payments, in each case in connection with the merger;
•	the Company’s executive officers may enter into arrangements with Parent prior to or following the closing;
•	the Company’s executive officers as of the effective time of the merger are expected to become the initial executive officers of the surviving corporation; and
•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and the Company’s directors and certain executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements.

The Board of Directors was aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the Merger Agreement and the transactions contemplated thereby, including the merger.

Treatment of Company Equity Awards and Director Restricted Cash Awards

All of the Company’s executive officers hold PSUs and restricted share awards, and all of the Company’s non-employee and non-Marubeni Directors hold director restricted cash awards. Upon completion of the merger, these awards will be treated as follows: (i) each outstanding PSU and restricted share award will become fully vested, assuming the achievement, if applicable, of performance metrics at the maximum level of performance, and be canceled in exchange for the right to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable taxes required to be withheld and (ii) each director restricted cash award will become full vested and payable. All such payments will be made by the surviving corporation, without interest, on or as soon as practicable following the effective time of the merger, and in no event later than five business days following the effective time of the merger.

The table below sets forth the estimated value of unvested PSUs, restricted share awards and director restricted cash awards held as of January 6, 2020, the last practicable date prior to the date of this proxy statement, by the Company’s executive officers and non-employee and non-Marubeni Directors, based on the Merger Consideration. Depending on when the merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the merger.

Name	Aggregate Value of Unvested Director Restricted Cash Awards ($)	Aggregate Number of Unvested Restricted Share Awards (#)(1)(2)	Aggregate Value of Unvested Restricted Share Awards ($)	Aggregate Number of Unvested PSUs (#)(1)(3)	Aggregate Value of Unvested PSUs ($)	Total Value of Unvested Equity Awards ($)
Non-Employee Directors
Ronald W. Allen	$135,000	—	—	—	—	$135,000
Giovanni Bisignani	$135,000	—	—	—	—	$135,000
Michael J. Cave	$135,000	—	—	—	—	$135,000
Douglas A. Hacker	$135,000	—	—	—	—	$135,000
Jun Horie(4)	—	—	—	—	—	—
Takashi Kurihara(4)	—	—	—	—	—	—
Ronald L. Merriman	$135,000	—	—	—	—	$135,000
Agnes Mura	$135,000	—	—	—	—	$135,000
Charles W. Pollard	$135,000	—	—	—	—	$135,000
Takayuki Sakakida(4)	—	—	—	—	—	—
Peter V. Ueberroth	$135,000	—	—	—	—	$135,000
Executive Officers(5)
Michael J. Inglese	—	92,848	$2,971,136	689,422	$22,061,504	$25,032,640
Aaron A. Dahlke	—	24,347	$779,104	155,684	$4,981,888	$5,760,992
Christopher L. Beers	—	42,426	$1,357,632	272,294	$8,713,408	$10,071,040

Name	Aggregate Value of Unvested Director Restricted Cash Awards ($)	Aggregate Number of Unvested Restricted Share Awards (#)(1)(2)	Aggregate Value of Unvested Restricted Share Awards ($)	Aggregate Number of Unvested PSUs (#)(1)(3)	Aggregate Value of Unvested PSUs ($)	Total Value of Unvested Equity Awards ($)
Roy Chandran	—	24,950	$798,400	150,584	$4,818,688	$5,617,088
Other Executive Officers as a Group(6)	—	35,307	$1,129,824	178,545	$5,713,440	$6,843,264
(1)	As described in greater detail below in “—280G Mitigation Actions” beginning on page 49, effective as of December 24, 2019, the Company accelerated the vesting and payment of certain PSUs and the vesting of certain restricted share awards held by Messrs. Inglese, Dahlke, Beers, Chandran, Schreiner and Winter, provided that upon certain terminations of employment prior to the earlier of the consummation of the merger or the termination of the Merger Agreement, the executive officer must repay to the Company the gross amount of the accelerated awards. Due to these repayment provisions, these accelerated PSUs and restricted share awards are treated as unvested for purposes of this table, with complete vesting (i.e., lapse of the repayment provisions) to occur for purposes of this table upon the consummation of the merger.
(2)	Reflects the number of unvested restricted share awards held by the Company’s executive officers. Although the last tranches of the 2017 restricted share awards vested in accordance with their terms on January 1, 2020, the number of unvested restricted share awards shown in the table for Messrs. Inglese, Dahlke, Beers and Chandran includes the last tranche of the 2017 restricted share awards due to the application of the repayment provisions described in greater detail below in “—280G Mitigation Actions” beginning on page 49.
(3)	Reflects the number of shares underlying unvested PSUs held by the Company’s executive officers assuming the achievement of the performance metrics at the maximum level of performance, except for the 2017 PSUs, which are shown based on estimated actual performance. Although the 2017 PSUs vested in accordance with their terms on December 31, 2019, the number of unvested PSUs shown in the table for Messrs. Inglese, Dahlke, Beers, Chandran and Schreiner includes the 2017 PSUs due to the application of the repayment provisions described in greater detail below in “—280G Mitigation Actions” beginning on page 49.
(4)	The Company’s Marubeni Directors, Messrs. Horie, Kurihara and Sakakida, are not separately compensated by the Company for their board or committee service and do not hold any unvested director restricted cash awards.
(5)	Michael L. Kriedberg retired on January 1, 2020 and is not entitled to any payments or benefits in connection with the merger.
(6)	Includes James C. Connelly, Joseph Schreiner and Douglas C. Winter.

Grants of Restricted Cash Awards in 2020

The Company has reserved the right to make, in 2020, a restricted cash award in lieu of its annual PSU grants for 2020, with the recipients (including the Company’s executive officers) and target grant date value of such restricted cash awards determined in the ordinary course of business and consistent with past practice; provided that (i) the recipients of such restricted cash awards shall be limited to individuals who were granted PSUs in 2019, (ii) the cash amount of such award shall not exceed one-third of the target grant date value of the PSUs granted in 2019, and (iii) any such award will provide (A) that such award will vest on January 1, 2021 subject to the recipient’s continued employment through such date and (B) for double trigger vesting upon a termination of employment by the Company without cause or by the recipient for good reason (as defined in the Merger Agreement and summarized below) prior to the vesting date. Parent and the Company have also agreed to cooperate in good faith to develop a new long-term incentive program to be adopted by the Company beginning in 2020, that may, with the consent of each recipient, supersede and replace these restricted cash awards.

For purposes of the restricted cash awards granted in lieu of the annual PSU grants for 2020, “good reason” has the meaning set forth in any individual employment or other agreement with the Company, provided that if any such agreement does not define “good reason” or any similar term, “good reason” means, in summary: (i) a 10% reduction in the employee’s total target compensation (i.e., base salary and target bonus) or (ii) the relocation of the employee’s principal location of employment to a location outside a 20 mile radius from its current location.

In addition, the Company has reserved the right to make all applicable determinations in the ordinary course of business consistent with past practice with respect to the payment of annual bonuses in respect of 2019. Specifically, the Company may pay out the cash portion of the annual bonuses in respect of 2019 to bonus-eligible employees (including the Company’s executive officers) in the ordinary course of business consistent with past practice (but in any event prior to the effective time); provided that the equity-based portion of the annual bonuses that would normally be paid in the form of a time-based equity award to such bonus-eligible employees (including the Company’s executive officers) must be paid in the form of a restricted cash award that will vest and be paid no earlier than 18 months following the grant date and will be subject to the same double-trigger termination protections applicable to the annual time-based equity awards granted by the Company in the ordinary course of business consistent with past practice. The actual time-based vesting schedule of such restricted cash awards will be determined by the Company following reasonable consultation with Parent at the time of grant.

As of the date of this proxy statement, the Compensation Committee of the Board of Directors has not yet determined the total value of the restricted cash awards that may be granted to the Company’s executive officers in 2020. However, the following table includes an estimate of the restricted cash awards that may be granted to the Company’s executive officers in the first quarter of 2020, subject to approval by the Compensation Committee of the Board of Directors.

Name	Restricted Cash Awards In Lieu of PSUs ($)(1)	Restricted Cash Awards In Lieu of Restricted Share Awards ($)(2)	Total Value Restricted Cash Awards ($)
Michael J. Inglese	$825,000	$675,000	$1,500,000
Aaron A. Dahlke	$200,000	$200,000	$400,000
Christopher L. Beers	$333,333	$250,000	$583,333
Roy Chandran	$200,000	$200,000	$400,000
Other Executive Officers as a Group	$449,333	$337,000	$786,333
(1)	Reflects an estimate of the restricted cash awards that may be granted in lieu of the 2020 PSUs, assuming an award amount equal to one-third of the target grant date value of the 2019 PSUs granted to each of the Company’s executive officers.
(2)	Reflects an estimate of the restricted cash awards that may be granted in lieu of the 2020 restricted share awards, assuming the achievement of target level performance for the annual bonuses in respect to 2019.

Employment Agreements with Executive Officers

The Company, through its subsidiary Aircastle Advisor LLC, has entered into employment agreements with each of the Company’s executive officers other than Mr. Connelly. The merger will constitute a “change in control” for purposes of the employment agreements. Under the employment agreements:

•	if the employment of such executive officer is terminated by the Company without cause or by the executive officer with “good reason” (as defined in the employment agreements and summarized below) in each case within 120 days prior to or within two years following a “change in control” (as defined in the employment agreement and which includes this transaction), and if he signs a general release of claims and complies with the covenants described below, then he will be entitled to: (i) an amount equal to two times the sum of the base salary and target annual cash bonus for the year of termination, payable in a lump sum; (ii) a pro-rata target annual cash bonus for the year of termination, payable in a lump sum; and (iii) reimbursement of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for up to twelve months;
•	if any amounts to be paid to such executive officer would constitute “parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the amount will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to him; and
•	each executive officer covenants not to compete with the Company for six months following termination of his employment for any reason, not to solicit the employees of the Company and not to solicit the clients or customers of the Company for competing business, in each case, for a period of twelve months following termination.

For purposes of the employment agreements, “good reason” means, in summary: (i) the failure by the Company to pay any portion of the executive officer’s base compensation within ten days of the date such compensation is due, (ii) the relocation of the executive officer’s principal location of employment to a location outside a twenty mile radius from Stamford, Connecticut, (iii) any material diminution of the executive officer’s duties, responsibilities or authorities under the employment agreement, (iv) any breach by the Company of any of its material obligations to the executive officer or (v) any failure of the Company to obtain the assumption in writing of its obligations under the employment agreement by any successor to the Company’s business.

Each of the employment agreements were amended effective as of December 19, 2019 to provide that any grants of restricted cash awards in lieu of the annual PSU grants for 2020 and the equity-based portion of the annual bonuses in respect of 2019, as described in greater detail above in “—Grants of Restricted Cash Awards in 2020” beginning on page 45, will not constitute a good reason event for purposes of the employment agreements or for any other purpose. In addition, the employment agreement amendments provided for the accelerated vesting and payment in 2019 of certain equity awards and incentive compensation payments, subject to specified repayment provisions in the event of certain terminations of employment, as described in greater detail below in “—280G Mitigation Actions” beginning on page 49.

Change in Control Letter with Mr. Connelly

The Company, through its subsidiary Aircastle Advisor LLC, has entered into a change in control letter agreement with Mr. Connelly. The merger will constitute a “change in control” for purposes of the change in control letter agreement. The letter agreement with Mr. Connelly provides as follows:

•	if Mr. Connelly’s employment is terminated without cause or with “good reason” (as defined in the change in control letter and summarized below) in each case within 120 days prior to or within one year following a “change in control” (as defined in the change in control letter agreement and which includes this transaction), and if he signs a general release of claims and complies with the covenants described below, then he will be entitled to: (i) an amount equal to the sum of his base salary and target annual cash bonus for the year of termination, payable in a lump sum; (ii) a pro-rata annual bonus for the year of termination based on actual performance for such year; and (iii) reimbursement of COBRA premiums for up to twelve months;
•	if any amounts to be paid to Mr. Connelly would not be deductible by the Company due to Section 280G of the Internal Revenue Code, the amounts will be reduced to the extent necessary to make such payments deductible; and
•	Mr. Connelly covenants not to compete with the Company and not to solicit the clients or customers of the Company for competing business, in each case, for six months following termination of his employment for any reason and will not solicit the employees of the Company for a period of twelve months following termination.

For purposes of the change in control letter agreement, “good reason” means, in summary: (i) the failure by the Company to pay any material portion of Mr. Connelly’s base salary within ten days of the date such base salary is due, (ii) the relocation of Mr. Connelly’s principal location of employment to a location outside a twenty mile radius from Stamford, Connecticut, (iii) any material diminution of Mr. Connelly’s duties, responsibilities or authorities or (iv) any breach by the Company of any of its material obligations to Mr. Connelly.

The table below sets forth the amounts that would be payable to each of the Company’s executive officers pursuant to the individual agreements with each executive officer described above assuming that the consummation of the merger occurred on January 6, 2020, the last practicable date prior to the date of this proxy statement, and the employment of each of the Company’s executive officers was terminated by the Company without cause or the executive officer for good reason, in each case immediately following the effective time of the merger.

Name	Cash Severance ($)(1)	Pro-Rata Cash Bonus ($)(2)	COBRA Premiums ($)(3)	Total Severance Payments and Benefits ($)
Michael J. Inglese	$2,700,000	$11,096	$56,972	$2,768,068
Aaron A. Dahlke	$1,600,000	$6,575	$56,972	$1,663,547
Christopher L. Beers	$2,000,000	$8,219	$56,972	$2,065,191
Roy Chandran	$1,600,000	$6,575	$56,972	$1,663,547
Other Executive Officers as a Group	$3,689,500	$15,682	$170,916	$3,876,098
(1)	Reflects (i) for Messrs. Inglese, Dahlke, Beers, Chandran, Schreiner and Winter, an amount equal to two times the sum of the base salary and target annual cash bonus for the year of termination, payable in a lump sum and (ii) for Mr. Connelly, an amount equal to the sum of his base salary and target annual cash bonus for the year of termination, payable in a lump sum.

(2)	Reflects a pro-rata target annual cash bonus for the year of termination, payable in a lump sum.
(3)	Reflects the value of reimbursement of COBRA premiums for up to twelve months.

Employee Retention Program

In connection with entering into the Merger Agreement, the Company has reserved the right to establish a cash-based retention program not to exceed $15 million in the aggregate in order to promote employee retention and to incentivize efforts to consummate the merger. The participants receiving individual retention or incentive awards pursuant to the retention program (which may include the Company’s executive officers) and the size of each individual retention or incentive award will be determined by the Company following reasonable consultation with Parent. The retention program may provide for the payment of individual retention or incentive awards to employees no earlier than the effective time and no later than 12 months following the effective time, subject to the participant’s continued employment through the applicable payment date, provided that the retention program may provide for accelerated payment upon a termination of employment by the Company without cause of by the employee for “good reason” (as defined in the Merger Agreement and summarized below) prior to the applicable payment date. Any retention or incentive awards paid pursuant to the retention program will be separate from, and in addition to, any severance payments and benefits due to the recipient under any individual employment agreement or change in control letter with the Company or any Company-sponsored severance plan, and such severance payments and benefits will not reduce the $15 million pool available for awards under the retention program.

For purposes of the employee retention program, “good reason” has the meaning set forth in any individual employment or other agreement with the Company, provided that if any such agreement does not define “good reason” or any similar term, “good reason” means, in summary: (i) a 10% reduction in the employee’s total target compensation (i.e., base salary and target bonus) or (ii) the relocation of the employee’s principal location of employment to a location outside a twenty (20) mile radius from its current location.

The Company has determined that no retention or incentive awards will be awarded to the Company’s executive officers under the employee retention program.

Pro-Rated Annual Bonus Payments

The Company has the reserved the right to pay, immediately prior to the effective time, a pro-rated annual bonus under its annual bonus plans in respect of the year in which the effective time occurs, which will be based on the greater of target and actual performance through the effective time and will be payable solely in the form of cash.

The table below sets forth the amount of the pro-rated annual bonus that would be payable to each of the Company’s executive officers assuming that the consummation of the merger occurred on January 6, 2020, the last practicable date prior to the date of this proxy statement, but only to the extent such payment would not be duplicative of any pro-rata annual bonus payable for the year of termination based on actual performance for such year that would be paid upon a qualifying termination pursuant to the executive officer’s employment agreement or change in control letter agreement, as applicable.

Name	Pro-Rated Annual Bonus Pursuant to the Merger Agreement ($)(1)
Michael J. Inglese	$22,192
Aaron A. Dahlke	$9,863
Christopher L. Beers	$12,329
Roy Chandran	$9,863
Other Executive Officers as a Group	$21,205
(1)	Reflects a pro-rated annual bonus (both the cash portion and the equity-based portion) for the year in which the closing occurs based on the greater of target and actual performance through the effective time (shown based on target performance for purposes of this table).

280G Mitigation Actions

In connection with the merger, the Company reserved the right to take certain actions, following reasonable consultation with Parent, to reduce the amount of any potential “parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (including amounts payable to the Company’s executive officers), including (i) accelerating the vesting and payment of certain equity and restricted cash awards and the payment of certain incentive compensation payments into 2019, (ii) obtaining third party valuations of restrictive covenant provisions and (iii) entering into or amending existing employment or other agreements to provide for an aggregate amount of tax gross-up payments that do not exceed $5 million in the aggregate, provided that all other reasonable tax-planning actions described above must be taken first to reduce the amount of the applicable excise taxes before any tax gross-up payment may be provided.

Effective as of December 24, 2019, the Company accelerated the vesting and payment of certain PSUs and the vesting of certain restricted share awards held by the Company’s executive officers in the amounts set forth in the table below, provided that, as set forth in the employment agreement amendments, if the executive officer is terminated for cause or resigns without “good reason” (as defined in the executive officer’s employment agreement and summarized above) prior to the earlier of the consummation of the merger or the termination of the Merger Agreement, the executive officer must repay to the Company the gross amount of the accelerated awards. In addition, if the Merger Agreement terminates and thereafter the executive officer is terminated for cause or resigns without good reason prior to the scheduled vesting date of such accelerated awards, the executive officer must repay to the Company the net amount of the accelerated awards that would not otherwise have vested in the ordinary course as of the executive officer’s termination date. Finally, if the Merger Agreement terminates and the Compensation Committee of the Board of Directors determines following the completion of the original performance period that the number of accelerated PSUs exceed the number of such awards that would otherwise have vested in the ordinary course based on actual performance through the last day of the applicable performance period, then the executive officer must repay the net amount of such excess over the number of awards that would have vested in the ordinary course based on actual performance at the end of the applicable performance period. Effective as of December 24, 2019, the Company also accelerated the payment of the 2019 target annual cash bonuses payable to the Company’s executive officers in the amounts set forth in the table below.

Name	Aggregate Number of Unvested Equity Awards Accelerated (#)(1)	Aggregate Value of Unvested Equity Awards Accelerated ($)	Accelerated 2019 Target Annual Cash Bonuses ($)(2)
Michael J. Inglese	564,592	$18,055,652	$675,000
Aaron A. Dahlke	127,926	$4,091,073	$400,000
Christopher L. Beers	189,959	$6,074,889	$500,000
Roy Chandran	101,167	$3,235,321	$400,000
Other Executive Officers as a Group	39,498	$1,263,146	$785,000
(1)	With respect to the 2017 PSUs, which were accelerated and paid based on estimated performance as of the payment date, any difference between the amounts accelerated and paid in 2019 and the amounts earned based on actual performance for the applicable performance period will be trued-up and paid to the executive officer (or repaid by the executive officer, if applicable) on the normal payment date for such PSUs in 2020.
(2)	With respect to the 2019 annual cash bonuses, which were accelerated and paid based on the target level of performance, any difference between the amounts accelerated and paid in 2019 and the amounts earned based on actual performance for 2019 will be trued-up and paid to the executive officer (or repaid by the executive officer, if applicable) on the normal payment date for annual cash bonuses in 2020.

Except as described above, the Company has determined that no other actions will be taken and no other amounts (including any tax-gross up payments) will be paid to the Company’s executive officers in connection with the excise tax imposed under Section 4999 of the Internal Revenue Code on any affected individuals.

Benefits Continuation Pursuant to the Merger Agreement

For the one-year period beginning at the effective time of the merger, Parent has agreed to provide each employee of the Company or any subsidiary of the Company who remains employed following the effective time (including each of the Company’s executive officers who remains employed following the effective time) with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to such employee immediately prior to the effective time; (ii) short- and long-term incentive compensation opportunities that are no less favorable in the aggregate than the short- and long-term incentive compensation opportunities in effect for such employee immediately prior to the effective time; (iii) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such employee immediately prior to the effective time; and (iv) severance benefits that are no less favorable than the severance benefits to which such employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or, if greater, the severance benefits provided to similarly situated employees of Parent.

Agreements with Parent

Prior to or following the closing, certain executive officers of the Company may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates. As of the date of this proxy statement, no new employment or compensation arrangements between such persons and Parent or the surviving corporation for post-closing periods have been discussed, negotiated or established.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, following the effective time of the merger, the Company’s current and former directors and officers will be entitled to certain ongoing rights of indemnification and to coverage under directors’ and officers’ liability insurance policies. For a description of such ongoing indemnification and insurance obligations, refer to the section entitled “The Merger Agreement—Other Covenants and Agreements—Directors’ and Officers’ Indemnification” beginning on page 75.

Merger Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company’s shareholders.

The following table sets forth the amount of payments and benefits that each named executive officer would receive in connection with the merger. For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•	the consummation of the merger occurred on January 6, 2020;
•	the employment of each named executive officer was terminated by the Company without cause or the named executive officer for good reason, in each case immediately following the effective time of the merger; and
•	the value of a share of the Company’s common stock of $32, which is equal to the Merger Consideration.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Michael J. Inglese	$2,722,192	$25,032,640	$56,972	$27,811,804
Aaron A. Dahlke	$1,609,863	$5,760,992	$56,972	$7,427,827
Michael L. Kriedberg(4)	—	—	—	—
Christopher L. Beers	$2,012,329	$10,071,040	$56,972	$12,140,341
Roy Chandran	$1,609,863	$5,617,088	$56,972	$7,283,923
(1)	Amounts reported represent (i) the value of two times the sum of the named executive officer’s base salary and target annual cash bonus for the year of termination and (ii) the value of a pro-rated annual bonus (both the cash portion and the equity-based portion) payable based on the greater of target and actual performance through the effective time (shown based on target performance for purposes of this table) provided in accordance with the terms of the Merger Agreement (but not, to avoid the duplication of benefits, the pro-rata target annual cash bonus for the year of termination provided pursuant to the employment agreements). Set forth below are the values of the cash payments that the Company’s named executive officers are expected to receive in connection with the merger:
Name	Cash Severance ($)	Pro-Rated Annual Bonus Pursuant to the Merger Agreement ($)	Total ($)
Michael J. Inglese	$2,700,000	$22,192	$2,722,192
Aaron A. Dahlke	$1,600,000	$9,863	$1,609,863
Michael L. Kriedberg	—	—	—
Christopher L. Beers	$2,000,000	$12,329	$2,012,329
Roy Chandran	$1,600,000	$9,863	$1,609,863

The amounts set forth in the “Cash Severance” column above are “double-trigger” payments (i.e., they are conditioned upon the completion of the merger and the named executive officer’s qualifying termination within 120 days prior to or within two years following completion of the merger). The amounts set forth in the “Pro-Rated Annual Bonus Pursuant to the Merger Agreement” column above are “single-trigger” payments (i.e., they are only conditioned on the completion of the merger, not the named executive officer’s subsequent termination of employment following completion of the merger). Details regarding the terms of these payments, including whether amounts are payable in a lump sum or in installments, and the applicable release requirements and restrictive covenant obligations on which the payments are conditioned, are set forth in “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers” beginning on page 46 and “—Pro-Rated Annual Bonus Payments” beginning on page 48.

(2)	Amounts reported represent the aggregate value of the cash payments expected to be received in connection with cancellation of outstanding PSUs and restricted share awards held by each of the Company’s named executive officers upon completion of the merger. Set forth below are the values of the cash payments in respect of the vesting and cancellation of each type of outstanding equity-based award that the Company’s named executive officers are expected to receive in connection with the merger:
Name	Aggregate Value of Unvested Restricted Share Awards ($)	Aggregate Value of Unvested PSUs ($)	Total Value of Unvested Equity Awards ($)
Michael J. Inglese	$2,971,136	$22,061,504	$25,032,640
Aaron A. Dahlke	$779,104	$4,981,888	$5,760,992
Michael L. Kriedberg	—	—	—
Christopher L. Beers	$1,357,632	$8,713,408	$10,071,040
Roy Chandran	$798,400	$4,818,688	$5,617,088

The vesting and cancellation of the equity awards is “single-trigger”. Details regarding the treatment of the equity awards held by the Company’s named executive officers upon completion of the merger are set forth in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards and Director Restricted Cash Awards” beginning on page 44.

For the avoidance of doubt, the amounts reported in this table do not include the value of any restricted cash awards that may be granted to the named executive officers in the first quarter of 2020 but have not yet been approved as of the date of this proxy statement. Details regarding such restricted cash awards, including an estimate of the value of such restricted cash awards, are set forth in “—Grants of Restricted Cash Awards in 2020” beginning on page 45.

(3)	Amounts reported represent the value of twelve months of COBRA premiums. These benefits and perquisites are “double-trigger”. Details regarding these benefits and perquisites are set forth in “Special Factors— Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements with Executive Officers” beginning on page 46.
(4)	Mr. Kriedberg retired on January 1, 2020 and is not entitled to any payments or benefits in connection with the merger.

Financing

The Company and Parent estimate that the total amounts of funds required to complete the merger and other related transactions (other than the special dividend) and pay related fees and expenses will be approximately $1.8 billion. These payments are expected to be funded entirely by cash on hand at Parent at the effective time of the merger.

Marubeni and Parent each expect that at least some portion of the funds that will be required to consummate the transactions contemplated by the Merger Agreement will be borrowed, directly or indirectly, from third parties. Marubeni and Parent have not obtained binding commitments for this financing. They expect, however, that they will obtain such commitments well in advance of the consummation of the merger and are confident in their ability to do so, but in any event Marubeni and Parent expect to have sufficient funds available to consummate the transactions contemplated by the Merger Agreement.

The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the Merger Agreement, Parent and Merger Sub have represented that Merger Sub will have access to sufficient funds to pay the aggregate Merger Consideration and any other amounts payable pursuant to the Merger Agreement at the effective time of the merger, including fees and expenses incurred in connection therewith.

Limited Guaranty

Pursuant to the Limited Guaranty, Marubeni and Mizuho Leasing have severally (and not jointly) guaranteed the due and punctual observance, performance and discharge of Parent’s obligations under the Merger Agreement to (i) deposit with the paying agent cash sufficient to pay the Merger Consideration, (ii) use reasonable best efforts to consummate the transactions contemplated by the Merger Agreement (and each of Marubeni and Mizuho Leasing will comply with the obligations of Parent thereunder to the same extent as if it were party thereto), (iii) reimburse certain expenses and provide indemnification in connection with financing by Parent, and (iv) provide for specific performance of Parent’s obligations (collectively, the “Guaranteed Obligations”).

The obligations of Marubeni and Mizuho Leasing under the Limited Guaranty shall be several and not joint. Marubeni shall be liable for 65% of any amount payable by Marubeni and Mizuho Leasing under the Limited Guaranty, and Mizuho Leasing shall liable for 35% of any amount payable by Marubeni and Mizuho Leasing under the Limited Guaranty.

The Limited Guaranty is binding on Marubeni and Mizuho Leasing until the complete, irrevocable and indefeasible payment, as applicable, and satisfaction in full of the Guaranteed Obligations. The Limited Guaranty shall terminate and Marubeni and Mizuho Leasing shall have no further obligations under the Limited Guaranty as of the earliest to occur of: (i) the consummation of the closing; and (ii) the termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Guaranteed Obligations are payable or continue to be in effect.

Voting and Support Agreement

As a condition to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the merger, the Marubeni Shareholders entered into a Voting and Support Agreement with the Company on November 5, 2019. Based on the Company’s representation in the Merger Agreement that, as of November 4, 2019, there were 74,635,330 outstanding common shares, the Marubeni Shareholders party to the Voting and Support Agreement beneficially owned in the aggregate 21,605,347 common shares, representing approximately 28.8% of the outstanding common shares. The terms and conditions of the Voting and Support Agreement will apply to any common shares owned and acquired by any Marubeni Shareholder during the “voting period” from November 5, 2019 through the termination of the Voting and Support Agreement.

For more information, see “Voting and Support Agreement Involving Common Shares” beginning on page 81.

Anticipated Accounting Treatment of the Merger

Aircastle, as the surviving company, may account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of Aircastle based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Appraisal Rights

Any dissenting shareholder will, in the event that the fair value of a dissenting share as appraised by the Bermuda Court under the Bermuda Companies Act is greater than the Merger Consideration, be entitled to receive such difference from the Company as the surviving company by payment made within one month after the final determination by the Bermuda Court of the “fair value” of such shares. If a dissenting shareholder fails to exercise, effectively withdraws or otherwise waives any right to appraisal, such dissenting shareholder’s shares will be canceled and converted into the right to receive the Merger Consideration. For a more complete description of the available appraisal rights, see the section of this proxy statement titled “Appraisal Rights” beginning on page 104.

Under the Merger Agreement, the Company has agreed to give Parent (i) written notice of (A) any demands for appraisal of dissenting shares or appraisal withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has knowledge thereof, any applications to the Bermuda Court for appraisal of the fair value of the dissenting shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a governmental entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of dissenting shares shall be the obligation of the surviving company.

U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the U.S. federal income tax consequences of the merger to U.S. holders, as defined below, whose common shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, or “IRS,” each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax. This discussion is not binding on the IRS or the courts and therefore could be subject to challenge, which could be sustained. We do not intend to seek any ruling from the IRS with respect to the merger. This discussion applies only to U.S. holders of common shares who hold such shares as a capital asset (generally, property held for investment). Further, this discussion does not cover all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, nor does it apply to U.S. holders subject to special treatment under U.S. federal income tax laws, such as: financial institutions; pension plans; regulated investment companies; real estate investment trusts; cooperatives; tax-exempt entities; insurance companies; persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle; persons who use a mark-to-market method for reporting income or loss with respect to their common shares; U.S. expatriates; persons who hold 10% or more of our common shares (by vote or value); and persons whose “functional currency” is not the U.S. dollar.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of common shares that is one of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor.

U.S. holders should consult their tax advisors concerning the particular U.S. federal income tax consequences of the merger to them, as well as any consequences to you arising under any state, local and non-U.S. tax laws.

Consequences of the Merger Generally

The receipt of cash by a U.S. holder in exchange for common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the “passive foreign investment companies,” or “PFIC,” rules discussed below, a U.S. holder who receives cash in exchange for common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in those shares. If a U.S. holder acquired different blocks of common shares at different times and different prices, that holder generally must determine its adjusted tax basis and holding period separately with respect to each block of common shares. The deductibility of capital losses is subject to limitations. Subject to the PFIC rules discussed below, capital gain recognized by an individual U.S. holder is generally eligible for the preferential long-term capital gains rate if such individual U.S. holder’s holding period in its common shares exchanged in the merger is greater than one year as of the effective date of the merger.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as Aircastle, will be a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For this purpose, passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, a corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

We believe Aircastle and certain of its subsidiaries were classified as PFICs for prior taxable years. Aircastle’s and its subsidiaries’ PFIC status for the current taxable year and any subsequent taxable year in which a U.S. holder owns common shares will not be determinable until after the end of such taxable year. Because Aircastle and its subsidiaries hold a substantial amount of assets treated as passive for PFIC purposes, we expect, but cannot guarantee, that each of Aircastle and such PFIC subsidiaries will continue to be classified as a PFIC through the end of the taxable year that includes the merger, and the rest of this discussion assumes such classification.

Consequences for U.S. Holders Who Have Made Timely QEF Elections

U.S. holders who have made timely qualified electing fund (“QEF”) elections with respect to Aircastle and each PFIC subsidiary will recognize gain or loss on the exchange of common shares for cash pursuant to the merger as described above under the heading “U.S. Federal Income Tax Consequences for the Merger—Consequences of the Merger Generally.” A QEF election will generally be considered timely filed if the U.S. holder made such election on an IRS Form 8621 filed with its U.S. federal income tax return for the first year in which it held common shares. In addition, U.S. holders who have made timely QEF elections will continue to be required to report and include in income for U.S. federal income tax purposes their pro rata share of Aircastle’s and each of its PFIC subsidiary’s ordinary earnings and net capital gain, if any, for each taxable year for which it is a PFIC ending with the taxable year that includes the merger. Aircastle will provide shareholders with the information necessary to maintain such QEF elections by publishing such information on its or an affiliate’s website, including for the taxable year that includes the merger, and Parent has agreed to cause Aircastle to so publish such information to the extent such information has not been published on Aircastle’s website by the closing of the merger. A U.S. holder’s adjusted tax basis in its common shares will be increased to reflect any taxed but undistributed ordinary earnings and net capital gain included in income as a result of the QEF elections, thus reducing the amount of capital gain (or increasing the amount of capital loss) recognized by such U.S. holder with respect to its common shares exchanged for cash in the merger.

Consequences for U.S. Holders Who Have Not Made Timely QEF Elections

U.S. holders who have not made timely QEF elections (discussed above) with respect to Aircastle and each of its PFIC subsidiaries will generally be subject to special U.S. federal income tax rules with respect to any gain recognized (or in the case of any PFIC subsidiary, deemed to be recognized, as discussed below) as a result of the merger. Under these special rules:

•	the gain recognized would be allocated ratably over the U.S. holder’s holding period for its common shares;
•	the amount of gain allocated to the taxable year that includes the merger would be subject to tax as ordinary income; and
•	the amount of gain allocated to each of the other taxable years would be subject to tax at the highest rate in effect for the applicable class of taxpayer for such taxable year and would be increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such other taxable year.

A U.S. holder who has not made a timely QEF election with respect to each PFIC subsidiary will be deemed to recognize an amount of gain (subject to tax under the special rules discussed above) as a result of an indirect disposition of such PFIC subsidiary pursuant to the merger. The amount of gain deemed to be recognized by such U.S. holder will equal such U.S. holder’s proportionate share (based on the value of such U.S. holder’s common shares relative to the total value of all of Aircastle’s common shares) of any gain that would be recognized by Aircastle if Aircastle disposed of such PFIC subsidiary on the effective date of the merger for cash equal to then fair market value of such PFIC subsidiary. A U.S. holder’s tax basis in its Company common shares will be increased by the amount of any gain deemed to be recognized as a result of an indirect disposition of such PFIC subsidiary for which no timely QEF election is made, thus reducing the amount of gain (or increasing the amount of loss) recognized by such U.S. holder with respect to its common shares exchanged for cash in the merger.

The application of the indirect disposition rule to the merger is complex. U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules, including the indirect disposition rule, to them in light of their particular circumstances.

Regulatory Approvals

Under the terms of the Merger Agreement, the merger cannot be consummated until the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, governmental entities of Brazil, Chile, Mexico, Morocco, the Philippines, Russia, South Africa, Turkey and the United States (and any other jurisdictions that either Parent or the Company may propose in good faith, which shall be added as required regulatory approvals, subject to the consent of the other party (such consent not to be unreasonably withheld)) shall have been filed, have occurred or been obtained, and all such required regulatory approvals shall be in full force and effect.

On November 20, 2019, the Company and Marubeni each filed their respective notification and report forms with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act with respect to the proposed acquisition by Marubeni of certain voting securities of the Company. Also on November 20, 2019, the Company and Mizuho Leasing each filed their respective notification and report forms with the FTC and the DOJ under the HSR Act with respect to the proposed acquisition by Mizuho Leasing of certain voting securities of the Company. Effective on December 6, 2019, the FTC granted the early termination of the applicable waiting period under the HSR Act with respect to the filings made by the Company and Mizuho Leasing relating to the proposed acquisition by Mizuho Leasing of certain voting securities of the Company. Effective on December 9, 2019, the FTC granted the early termination of the applicable waiting period under the HSR Act with respect to the filings made by the Company and Marubeni relating to the proposed acquisition by Marubeni of certain voting securities of the Company.

On December 5, 2019, the applicable filing was made under the merger control and antitrust laws of the Philippines. On December 12, 2019, the applicable filing was made under the merger control and antitrust laws of Brazil. On December 18, 2019, the applicable filings were made under the merger control and antitrust laws of Chile, Mexico and South Africa. On December 20, 2019, the applicable filings were made under the merger control and antitrust laws of Morocco, Russia and Turkey. On December 26, 2019, the Brazilian antitrust authority issued its opinion for clearance of the proposed transaction without restrictions, and the waiting period under Brazilian law expired on January 13, 2020. On January 16, 2020, the Russian antitrust authority granted clearance of the proposed transaction without restrictions. On January 22, 2020, the Philippine antitrust authority granted clearance of the proposed transaction without restrictions. On January 23, 2020, the Turkish antitrust authority granted clearance of the proposed transaction without restrictions.

Fees and Expenses

Except as described under “The Merger Agreement—Termination Fee” beginning on page 79, whether or not the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The Company will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction. Company has agreed to pay Georgeson LLC a fee of $11,500, plus potential fees for additional specified services and reimbursement of out-of-pocket expenses in respect of these services. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Description	Amount
Financial advisory fees and expenses	$27,921,630.00
Legal fees and expenses	$10,000,000.00
Proxy solicitation fees	$11,500.00
SEC filing fees	$227,649.39
Printing and mailing costs	$22,000.00
Accounting fees	$68,200.00
Paying agent fees and expenses	$12,500.00
Total	$38,263,479.39

It is also expected that Merger Sub and/or Parent will incur approximately $20,000,000 of financing costs, legal fees and other advisory fees.

Litigation Relating to the Merger

On December 18, 2019, a purported shareholder of Aircastle filed a lawsuit against Aircastle and its directors and certain of its officers in the United States District Court for the Southern District of New York, captioned David Younge v. Aircastle Limited, et al., Case No. 1:19-cv-11574. Also on December 18, 2019, a purported shareholder of Aircastle filed a putative class action lawsuit against Aircastle and its directors in the United States District Court for the District of Delaware, captioned Jordan Rosenblatt v. Aircastle Limited, et al., Case No. 1:19-cv-02295. On January 3, 2020, a purported shareholder of Aircastle filed a lawsuit against Aircastle and its directors in the United States District Court for the District of Connecticut, captioned Ruda Anderson v. Aircastle Limited, et al., Case No. 3:20-cv-00017. On January 21, 2020, a purported shareholder of Aircastle filed a lawsuit against Aircastle and its directors in the United States District Court for the Eastern District of New York, captioned Sherie Johnson v. Aircastle Limited, et al., Case No. 1:20-cv-00334. These four complaints allege that, among other things, the defendants violated Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14d-9 by omitting or misrepresenting certain allegedly material information in the proxy statement. These complaints seek, among other things, (i) injunctive relief preventing the consummation of the proposed transaction, (ii) rescissory damages or rescission in the event the proposed transaction is consummated and (iii) plaintiffs’ attorneys’ and experts’ fees. The defendants believe the claims asserted in these complaints are without merit.

On January 2, 2020, a purported shareholder of Aircastle filed a putative class action lawsuit against Aircastle and its directors in the Superior Court of Connecticut, Judicial District of Stamford-Norwalk, captioned Daniel Hotop v. Aircastle Limited, et al., Case No. FST-CV20-6045115 (the “Hotop Complaint”). The Hotop Complaint alleges that the directors breached their fiduciary duties by (i) entering into the proposed transaction through a flawed process, (ii) accepting an unfair price and (iii) filing a materially deficient proxy statement. The Hotop Complaint seeks, among other things, (a) injunctive relief preventing the consummation of the proposed transaction, (b) rescissory damages or rescission in the event the proposed transaction is consummated, (c) declaratory relief that the Merger Agreement is unenforceable, (d) a judgment directing Aircastle to commence a new sale process, (e) damages and (f) plaintiff’s attorneys’ and experts’ fees. The defendants believe the claims asserted in the Hotop Complaint are without merit.

Other potential plaintiffs may also file additional lawsuits challenging the merger. The outcome of the Younge, Rosenblatt, Hotop and Anderson actions and any additional future litigation is uncertain. Such litigation, if not resolved, could prevent or delay completion of the merger and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the closing of the merger is the absence of any law, injunction or order by any governmental entity enjoining or otherwise prohibiting the consummation of the merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the Company’s business, financial condition, results of operations and cash flows.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect Aircastle’s current views as to future events and financial performance with respect to its operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special General Meeting and the Merger,” “The Special General Meeting,” “Special Factors,” and “Important Information Regarding Aircastle,” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the Merger Agreement;
•	the inability to complete the merger because of the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders, governmental or regulatory agencies in connection with the proposed merger;
•	the risk that a condition to closing of the merger may not be satisfied;
•	the failure of the merger to close for any other reason;
•	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;
•	the effect of the announcement of the merger on our business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our filings with the SEC, including our 2018 Annual Report on Form 10-K and Form 10-Q for the fiscal quarter ended June 30, 2019. See “Where You Can Find Additional Information” beginning on page 109. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER AND THEIR PRINCIPAL AFFILIATES

Aircastle Limited

Aircastle Limited is a Bermuda exempted company. Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of September 30, 2019, Aircastle owned and managed on behalf of its joint ventures 277 aircraft leased to 87 customers located in 48 countries. For information about the Company, see “Important Information Regarding Aircastle—Company Background” beginning on page 82 and “Where You Can Find Additional Information” beginning on page 109.

MM Air Limited

MM Air Limited is a Bermuda exempted company and is a newly-formed entity controlled by affiliates of Marubeni and Mizuho Leasing. Parent has not engaged in any business other than in connection with the merger and other related transactions. For more information, see “Important Information Regarding Marubeni Shareholders, Parent and Merger Sub” beginning on page 94.

MM Air Merger Sub Limited

MM Air Merger Sub Limited is a Bermuda exempted company. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. For more information, see “Important Information Regarding Marubeni Shareholders, Parent and Merger Sub” beginning on page 94.

Marubeni Corporation

Marubeni Corporation and its consolidated subsidiaries use their broad business networks, both within Japan and overseas, to conduct importing and exporting (including third country trading), as well as domestic business, encompassing a diverse range of business activities across wide-ranging fields including lifestyle, ICT & real estate business, forest products, food, agri business, chemicals, power business, energy, metals & mineral resources, plant, aerospace & ship, finance & leasing business, construction, auto & industrial machinery, and next generation business development. Additionally, the Marubeni Group offers a variety of services, makes internal and external investments, and is involved in resource development throughout all of the above industries.

Marubeni Aviation Holding Coöperatief U.A.

Marubeni Aviation Holding Coöperatief U.A. is a Netherlands coöperatief and a wholly-owned subsidiary of Marubeni. MHC was organized for the purpose of acquiring and holding common shares of Aircastle.

Marubeni Aviation Corporation

Marubeni Aviation Corporation is a Japanese corporation and a wholly-owned subsidiary of Marubeni. Marubeni Aviation Corporation owns 50% of the outstanding shares of Parent and all the outstanding shares of MHC. Its principal business is business investment, particularly in the aviation industry.

Mizuho Leasing Company, Limited

Mizuho Leasing Company, Limited was established in 1969 as a general leasing company under the initiative of The Industrial Bank of Japan, Ltd. (now Mizuho Bank, Ltd.) and with investment from major companies across Japanese industry.

Mizuho Leasing has focused on financing for equipment and other assets through leasing and installment sales, while also actively growing Mizuho Leasing’s operations in Japan and overseas as a comprehensive financial services group serving the business community. In addition to providing finance for capital investment in industrial machine tools, IT equipment, medical equipment and other business assets, Mizuho Leasing has been expanding its reach into new business areas by proposing a wide range of solutions that address the diverse needs of corporate clients, increasing its presence in the financial sector, and leveraging M&A activities.

In March 2019, in order to achieve further business growth and enhance the corporate value of the Group, Mizuho Leasing entered into a capital and business alliance with Mizuho Bank, Ltd. and an alliance in the lease financing business with Marubeni Corporation. Now, as a leasing company named “Mizuho Leasing Company, Limited” (formerly, IBJ Leasing Company, Limited), which is the only equity-method affiliate in the Mizuho Financial Group, Inc., it strives to deliver services that solve the management issues faced by Mizuho Leasing’s clients.

THE SPECIAL GENERAL MEETING

Date, Time and Place

This proxy statement is being furnished to Aircastle’s shareholders as part of the solicitation of proxies by the Board of Directors for use at the special general meeting, which will be held at 201 Tresser Boulevad, Stamford, Connecticut, USA, 06901, on March 6, 2020, starting at 11 a.m., Eastern time, or at any adjournments or postponements thereof.

The purpose of the special general meeting is for Aircastle’s shareholders to consider and vote upon the adoption of the Merger Agreement and the Statutory Merger Agreement and approval of the merger and other related transactions contemplated thereby. A copy of the Merger Agreement and the Statutory Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to Aircastle’s shareholders on or about January 29, 2020.

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Merger Related Compensation” beginning on page 50. The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a shareholder may vote to approve the executive compensation and vote not to approve the merger, or vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on any of the Company, Parent or the surviving company. Accordingly, because the Company is contractually obligated to pay the compensation if shareholders do not approve the proposal to adopt the Merger Agreement, the compensation will become payable by the surviving company if the merger closes, subject only to the conditions applicable thereto, regardless of the outcome of such advisory vote.

Record Date and Quorum

The holders of record of common shares as of the close of business on January 22, 2020 (the record date for the determination of shareholders entitled to notice of and to vote at the special general meeting) are entitled to receive notice of and to vote at the special general meeting. As of the record date, there were 74,956,134 common shares issued and outstanding.

The presence of two or more persons at the start of the special general meeting and representing in person, or by proxy entitling the holder to vote at the special general meeting, in excess of 50% of all votes attaching to all shares of the Company in issue, shall form a quorum for the transaction of business. If a quorum is not present, the special general meeting may be adjourned by the chairman of the meeting until a quorum has been obtained. Abstentions will be counted toward the presence of a quorum at the special general meeting but will not be considered votes cast on any proposal brought before the special general meeting.

Required Shareholder Votes for the Merger

If a quorum is present, pursuant to Company’s bye-laws, the approval of the Merger Proposal requires the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting or any adjournment thereof in accordance with Company’s bye-laws. Pursuant to Aircastle’s bye-laws, common shares are entitled to one vote per share. The approval of the Merger Proposal is a condition to the parties’ obligations to consummate the merger.

The approval of the Compensation Proposal requires the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting in accordance with Company’s bye-laws.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of common shares present in person or represented by proxy and entitled to vote at the special general meeting in accordance with Company’s bye-laws.

Pursuant to that certain Voting and Support Agreement, dated as of November 5, 2019, the Marubeni Shareholders agreed, subject to certain conditions, to vote all common shares beneficially owned by them in favor of the Merger Proposal. For more information, see “Voting and Support Agreement Involving Common Shares” beginning on page 81.

Abstentions and Broker Non-Votes

If a shareholder holds shares through a broker, bank or other nominee, generally that holder may vote its shares in accordance with instructions received. If a shareholder does not give instructions to the holder, the holder can vote its shares with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange, or NYSE. Such a holder cannot vote shares with respect to “non-discretionary” proposals for which a shareholder has not given instruction. It is expected that all proposals to be voted on at the special general meeting are considered “non-discretionary” proposals which your broker, bank or other nominee cannot vote on your behalf, resulting in a “broker non-vote.”

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting. Abstentions and “broker non-votes” will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of a majority of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Voting; Proxies; Revocation

You may submit your proxy with voting instructions by any one of the following means:

Submit a Proxy by Internet or Telephone

To submit your proxy on the Internet, go to www.proxyvote.com. You will need the 12-digit number included on your proxy card or voter instruction form.

To submit your proxy by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12-digit number included on your proxy card or voter instruction form.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern time, on March 5, 2020. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you submit your proxy by telephone or on the Internet, you do not have to return your proxy card or voter instruction form.

By Mail

If you are a holder of record and received your special general meeting materials by mail, you can vote by signing, dating and completing the proxy card included therewith and returning it by mail in the enclosed self-addressed envelope.

Once you receive the special general meeting materials, please sign, date and complete the proxy card included therewith and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, the proxy card will give you separate instructions for voting your shares.

In Person, at the Special General Meeting

All shareholders may vote in person at the special general meeting. You may also be represented by another person at the special general meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the special general meeting.

Proxies, if received in time for voting, properly executed and not revoked, will be voted at the special general meeting in accordance with the instructions contained therein. If no instructions are indicated, the common shares represented by the proxy will be voted as recommended by the Board of Directors, as described below, or in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the special general meeting, including any adjournments and postponements thereof.

Revocation of Proxies

Any shareholder returning a proxy may revoke it at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special general meeting in person and so request, although attendance at the special general meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors’ recommendations.

Adjournments and Postponements

The special general meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal, although this is not currently expected. Under the Merger Agreement, the special general meeting may only be postponed or adjourned (i) at the request of, or only with the consent of, Parent, (ii) if the public announcement of an adverse recommendation change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) of the Merger Agreement occurs less than 10 business days prior to the special general meeting, or (iii) to the extent required by applicable law. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the Merger Proposal, the Company does not anticipate that it will adjourn or postpone the special general meeting. Any signed proxies received by the Company in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if such proposal is introduced at the special general meeting.

Solicitation of Proxies

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors. We will bear all costs of this solicitation of proxies. In addition to solicitations by mail, Aircastle’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy, email and personal interviews. We will request brokers, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of common shares they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. We have also engaged Georgeson LLC to assist the Company in the solicitation of proxies for an anticipated fee of $11,500, and have agreed to reimburse Georgeson LLC for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Georgeson LLC against certain losses, costs and expenses.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Voting and Support Agreement Involving Common Shares” beginning on page 81, which summarizes the Voting and Support Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement. A copy of the Voting and Support Agreement is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement and the copy of the Merger Agreement attached as Annex A to this proxy statement are intended to provide information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by the Company, Parent and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in the Merger Agreement:

•	have been qualified by matters specifically disclosed in the Company’s filings with the SEC after January 1, 2018 and prior to the date of the Merger Agreement, in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Company’s filings with the SEC or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature;
•	are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors;
•	were made only as of the date of the Merger Agreement or, with respect to certain representations, in the event the closing occurs, as of the date of the closing, or such other date as is specified in the Merger Agreement;
•	may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure letters to the Merger Agreement; and
•	have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties.

In reviewing the representations, warranties and covenants contained in the Merger Agreement or any description thereof in this summary, it is important to bear in mind that such representations, warranties, covenants and agreements or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective subsidiaries, affiliates or businesses except as expressly stated in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures. The Merger Agreement and the description of the Merger Agreement in this proxy statement should not be read alone, but should instead be read in conjunction with the other information contained in this proxy statement and other information regarding the Company that is or will be contained in, or incorporated by reference into, the Company’s filings with the SEC.

The description of the Merger Agreement below does not purport to describe all of the terms of that agreement, and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated in this proxy statement by reference.

Additional information about the Company may be found elsewhere in this proxy statement and in the Company’s other public filings. See “Where You Can Find Additional Information” beginning on page 109.

Structure of the Merger

At the effective time of the merger, Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will continue as the surviving company in the merger.

At the effective time of the merger, the memorandum of association of the Company will be amended and restated to read in its entirety as set forth on Exhibit B to the Merger Agreement and the bye-laws of the surviving company will be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the effective time of the merger, except that references to the name of Merger Sub will be replaced by references to the name of the surviving company (in each case, subject to the indemnification, exculpation and insurance covenants in the Merger Agreement).

Completion of the Merger

The closing of the merger will take place on a date to be specified by the Company and Parent, which will be no later than the second business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other time and date as may be agreed in writing between the Company and Parent. The merger will become effective on the date shown in the certificate of merger with respect to the merger (the “Certificate of Merger”) issued by the Registrar of Companies in Bermuda.

Effect of the Merger on the Common Shares of the Company and Merger Sub

Subject to the provisions of the Merger Agreement, at the effective time of the merger, each common share of the Company issued and outstanding immediately prior to the effective time of the merger (other than shares to be canceled or converted into shares of the surviving company in accordance with the Merger Agreement or restricted shares canceled and exchanged in accordance with the Merger Agreement) will be converted into the right to receive the Merger Consideration. All such common shares, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a share certificate (or evidence of shares in book-entry form) that immediately prior to the effective time of the merger represented any such common shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Each of Parent, the Company, the surviving company and the paying agent (without duplication) will be entitled to deduct and withhold from any amounts payable to any person pursuant to the Merger Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Dissenters’ Rights of Appraisal

At the effective time of the merger, all common shares of the Company held by a holder of such common shares who, as of the effective time, (i) did not vote in favor of the merger, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of common shares to require appraisal of their common shares pursuant to the Bermuda Companies Act and (iii) did not fail to exercise such right or did not deliver an appraisal withdrawal (the “dissenting shares”), will automatically be canceled and, unless otherwise required by applicable law, converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, and any holder of dissenting shares will, in the event that the fair value of a dissenting share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “appraised fair value”) is greater than the Merger Consideration, be entitled to receive such difference from the surviving company by payment made within one month after such appraised fair value is finally determined pursuant to such appraisal procedure. In the event that a holder fails to exercise any right to appraisal within one month after the date the notice convening the Company Shareholders Meeting has been given, effectively withdraws or otherwise waives any right to appraisal, such holder will have no other rights with respect to such dissenting shares other than the right to receive the Merger Consideration pursuant to the Merger Agreement.

Treatment of Company Equity Awards and Director Restricted Cash Awards

Effective immediately prior to the effective time of the merger:

•	each then outstanding PSU will become fully vested assuming the achievement of the applicable performance metrics at the maximum level of performance and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes;
•	each then outstanding RSUs will become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes;
•	each then outstanding restricted share will become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes; and
•	each then outstanding director restricted cash award will become fully vested and payable upon completion of the merger.

Such payments will be paid through the payroll of the surviving company or its affiliates on or as soon as practicable after the closing date and in no event later than five business days following the closing date.

Exchange and Payment Procedures for the Common Shares in the Merger

As promptly as reasonably practicable after the effective time of the merger and in any event within three business days after the effective time of the merger, Parent will cause the paying agent to mail, or otherwise provide in the case of book-entry shares, to each holder of record of common shares (i) a form of letter of transmittal and (ii) instructions for effecting the surrender of book-entry shares or share certificates in exchange for the Merger Consideration.

You will not be entitled to receive the Merger Consideration until you surrender your certificates (or effective affidavit of loss in lieu thereof) or evidence of book-entry shares to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as reasonably may be required by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, the Merger Consideration may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid. No interest will be paid or accrued on the cash payable upon surrender of the certificates or evidence of book-entry shares.

Any portion of the Merger Consideration deposited with the paying agent that remains undistributed to holders of common shares after the effective time of the merger will be delivered to Parent. Former holders of common shares who have not complied with the above-described exchange and payment procedures may thereafter only look to Parent for payment of its claim for the Merger Consideration. None of the Company, Parent, Merger Sub or the paying agent will be liable to any person for any portion of the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If any certificate formerly representing common shares is lost, stolen or destroyed, the paying agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate only upon the making of an affidavit of such loss, theft or destruction by the person claiming such certificate to be lost, stolen or destroyed.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

Company Representations and Warranties

In the Merger Agreement, the Company makes certain representations to Parent and Merger Sub with respect to itself and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the Company disclosure letter delivered in connection therewith. These include representations and warranties relating to, among other things:

•	corporate organization, existence and good standing, including with respect to the Company’s subsidiaries;
•	ownership of the Company’s subsidiaries;

•	the capitalization of the Company, including in particular the number of common shares, preferred shares, common shares reserved and available for the grant of future awards pursuant to the Omnibus Incentive Plan, common shares issuable upon the vesting or settlement of outstanding PSUs (assuming achievement of the applicable performance metrics at the maximum level of performance) and common shares issuable upon the vesting or settlement of outstanding RSUs;
•	corporate power and authority to enter into the Merger Agreement and the Statutory Merger Agreement and to consummate the transactions contemplated by such agreements;
•	subject to the ability to make an adverse recommendation change, the approval of, and recommendation by, the Board of Directors in favor of the Merger Proposal;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	the accuracy of the Company’s filings with the SEC and of the financial statements included in the SEC filings and the absence of certain undisclosed liabilities of the Company and its subsidiaries;
•	matters relating to information to be included in required filings with the SEC in connection with the merger;
•	the absence of any Company Material Adverse Effect with respect to the Company since December 31, 2018 to the date of the Merger Agreement and the operation of the Company’s business in the ordinary course consistent with past practice in all material respects from December 31, 2018 to the date of the Merger Agreement;
•	the filing of tax returns, the payment of taxes and other tax matters related to the Company and its subsidiaries;
•	the Company’s employee benefit plans;
•	the absence of suits, actions or other proceedings by or before any governmental entity with respect to the Company and its subsidiaries;
•	compliance with laws, including anti-bribery laws, sanctions laws and anti-money laundering laws, by the Company and its subsidiaries since January 1, 2014 and there having been no violation of any of the necessary permits and authorizations since January 1, 2014;
•	compliance with data privacy laws, compliance with contractual privacy and security standards and obligations, and the absence of data breaches by the Company and its subsidiaries since January 1, 2017;
•	environmental matters and compliance with environmental laws by the Company and its subsidiaries;
•	material contracts of the Company and its subsidiaries and the absence of certain defaults under material contracts;
•	real property that is leased by the Company and its subsidiaries;
•	intellectual property owned, licensed or used by the Company and its subsidiaries;
•	certain labor matters;
•	the inapplicability of anti-takeover provisions of applicable law with respect to the merger;
•	the absence of any broker’s, finder’s, financial advisor’s or other similar fee or commission owed to any broker, investment banker, financial advisor or other person in connection with the merger based upon arrangements made by or on behalf of the Company, other than the fees to be paid to Citi;
•	the receipt by the Board of Directors of an opinion of the Company’s financial advisor;
•	certain insurance matters;
•	all aircraft owned and leased by the Company and its subsidiaries; and
•	acknowledgment by the Company of the absence of any other representations and warranties of Parent or Merger Sub, other than as set forth in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, any circumstance, occurrence, effect, change, event or development arising from or related to the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of the first, second, third, sixth and tenth bullets below, to the extent materially disproportionately affecting the Company and its subsidiaries relative to other companies of a similar size in the industries in which the Company and its subsidiaries operate):

•	conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate, or any other national or regional economy or the global economy generally;
•	political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region of the world occurring after the date of the Merger Agreement;
•	changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and its subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates;
•	changes required by U.S. generally accepted accounting principles or other accounting standards (or interpretations thereof);
•	changes in any laws or other binding directives issued by any governmental entity (or interpretations thereof), including, to the extent relevant to the business of the Company and its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;
•	changes that are generally applicable to the industries in which the Company and its subsidiaries operate;
•	any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement or any decline in the market price or trading volume of the common shares of the Company (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Company Material Adverse Effect definition);
•	the negotiation, execution or delivery of the Merger Agreement, the performance by any party hereto of its obligations hereunder or the public announcement (including as to the identity of the parties hereto) or pendency of the merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and its subsidiaries;
•	changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the Company Material Adverse Effect definition);
•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its subsidiaries;
•	shareholder litigation arising from or relating to the Merger Agreement, the merger or any strategic alternatives considered by the Company;

•	any action required by the terms of the Merger Agreement, or with the prior written consent or at the direction of Parent;
•	any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in the Merger Agreement or in the Company disclosure letter (but only to the extent such liability reasonably could be anticipated based on the substance and content of such disclosure);
•	any comments or other communications by Parent or any of its affiliates of its intentions with respect to the surviving company or the business of the Company; or
•	any matter described in the Company disclosure letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure).

Parent’s and Merger Sub’s Representations and Warranties

In the Merger Agreement, Parent and Merger Sub make certain representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties relate to, among other things:

•	corporate organization, existence and good standing;
•	corporate power and authority to enter into the Merger Agreement and the Statutory Merger Agreement and to consummate the transactions contemplated by such agreements;
•	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;
•	matters relating to information to be included in required filings with the SEC in connection with the merger;
•	compliance with laws by Parent and its subsidiaries since the date of formation of Parent and there having been no violation of any of the necessary permits and authorizations since the date of formation of Parent;
•	the absence of suits, actions or other proceedings by or before any governmental entity with respect to Parent, Merger Sub and their affiliates;
•	the absence of any broker’s, finder’s, financial advisor’s or other similar fee or commission owed to any broker, investment banker, financial advisor or other person in connection with the merger based upon arrangements made by or on behalf of Parent or Merger Sub, other than the fees to be paid to JP Morgan;
•	the ownership of Merger Sub and the absence of any business or operations conducted by Merger Sub, other than matters related to the merger;
•	ownership of common shares of the Company;
•	sufficiency of cash to pay the aggregate Merger Consideration and all other payments, fees and expenses payable by Parent and Merger Sub pursuant to the Merger Agreement;
•	the solvency of the surviving company following the merger; and
•	acknowledgment by Parent and Merger Sub of the absence of any other representations and warranties of the Company, other than as set forth in the Merger Agreement.

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably expected to prevent or materially impair, interfere with, hinder or delay the consummation of the merger or the other transactions contemplated by the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement will survive the consummation of the merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement to the effective time of the merger, the Company will, and will cause each of its subsidiaries to, conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice in all material respects.

In addition, the Merger Agreement provides that, subject to certain exceptions or unless Parent provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement to the effective time of the merger, the Company will not, and will not cause or permit any of its subsidiaries to, do any of the following:

•	other than with respect to regular quarterly dividends up to $0.32 per common share of the Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its share capital, other equity interests or voting securities;
•	split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities;
•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any of its subsidiaries or any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests;
•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than liens imposed by applicable securities laws) (i) any share capital of the Company or any of its subsidiaries, (ii) any other equity interests or voting securities of the Company or any of its subsidiaries, (iii) any securities convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any of its subsidiaries, (iv) any warrants, calls, options or other rights to acquire any share capital or voting securities of, or other equity interests in, the Company or any of its subsidiaries; (v) any rights issued by the Company or any of its subsidiaries that are linked in any way to the price of any class of share capital of the Company or any share capital of any subsidiary of the Company, the value of the Company, any of the Company’s subsidiaries or any part of the Company or any of its subsidiaries; or (vi) any Company voting debt;
•	amend the Company memorandum of association or the Company bye-laws or the charter or organizational documents of any subsidiary of the Company, except as may be required by law or the rules and regulations of the SEC or the NYSE;
•	make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in U.S. generally accepted accounting principles or law (or authoritative interpretations thereof);
•	knowingly take any action, directly or indirectly, that would, or would reasonably be expected to, expose the Company or its subsidiaries to material liability under any applicable anti-bribery law or anti–money laundering law;
•	directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any person or material division thereof or any material properties or assets;
•	sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any material properties or assets or any material interests therein;
•	incur additional indebtedness;
•	settle or compromise material litigation, or release, dismiss or otherwise dispose of certain claims, liabilities, obligations or arbitrations;

•	abandon, assign, exclusively license or grant any material right or other licenses to any person to any material intellectual property rights owned by or exclusively licensed to the Company or any of its subsidiaries;
•	make, change or revoke any material tax election, file any amended material tax return, make any material change to any tax accounting method, enter into any closing agreement regarding any material tax liability or assessment, enter into any tax sharing, tax allocation or tax indemnification agreement or other similar agreement, settle or resolve any controversy that relates to a material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim, audit or assessment or surrender any right to claim a material tax refund;
•	materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any of its subsidiaries, accelerate the time of payment or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any of its subsidiaries or materially amend any Company benefit plan or adopt or enter into any plan, agreement or arrangement that would be a Company benefit plan if in effect on the date of the Merger Agreement;
•	make or authorize capital expenditures;
•	adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any of its subsidiaries; or
•	agree to take any of the foregoing actions described in the bullets above.

Other Covenants and Agreements

Shareholders’ Meeting

The Merger Agreement requires the Company to, as promptly as reasonably practicable after the SEC confirms it has no further comments on this proxy statement and the Schedule 13E-3, duly call, give notice of, convene and hold a meeting of the Company’s shareholders for the purpose of:

•	seeking the Company Shareholder Approval; and
•	in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory (non-binding) approval of the Compensation Proposal.

The Company agreed to use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders; and (ii) subject to certain limitations described in “The Merger Agreement—Other Covenants and Agreements—No Solicitation; No Adverse Recommendation Change” beginning on page 71, solicit the Company Shareholder Approval.

No Solicitation; No Adverse Recommendation Change

Except as set forth in certain sections of the Merger Agreement described below, the Company will, and will cause each of its subsidiaries, and its and their officers, directors, managers or employees, and will instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “representatives”) of the Company or its subsidiaries, to:

•	immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any alternative proposal or any proposal that could be reasonably expected to result in an “alternative proposal” (as defined below); and
•	from the date of the Merger Agreement until the earlier of the effective time of the merger or the date (if any) on which the Merger Agreement is terminated, not, and not to publicly announce any intention to, directly or indirectly:
○	solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative proposal (an “inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by the Merger Agreement (such as answering unsolicited phone calls) will not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, the Merger Agreement),

○	furnish non-public information regarding the Company and its subsidiaries to any person in connection with an inquiry or an alternative proposal,
○	enter into, continue or maintain discussions or negotiations with any person with respect to an inquiry or an alternative proposal,
○	otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing persons of the applicable provisions of the Merger Agreement or contacting any person making an alternative proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors reasonably informing itself about such alternative proposal) regarding, or furnish or cause to be furnished to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an alternative proposal,
○	approve, agree to, accept, endorse or recommend any alternative proposal,
○	submit to a vote of its shareholders, approve, endorse or recommend any alternative proposal,
○	effect any adverse recommendation change or
○	enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for acceptable confidentiality agreements).

Permitted Negotiations

Notwithstanding anything to the contrary in the paragraph immediately above, if the Company or any of its subsidiaries or any of its or their respective representatives receives an alternative proposal by any person or group at any time prior to the Company Shareholders Meeting, there has been no material breach of the obligations described in the paragraph immediately above that resulted in such alternative proposal and the Board of Directors (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such alternative proposal constitutes or could reasonably be expected to lead to a “superior proposal” (as defined below) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, the Company and its representatives may, prior to the Company Shareholders Meeting:

•	furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and its subsidiaries to any person in response to such alternative proposal, pursuant to the prior execution of (and the Company and/or its subsidiaries may enter into) an acceptable confidentiality agreement; and
•	enter into and engage in discussions or negotiations with any person with respect to an inquiry or an alternative proposal.

In the event the Company receives any alternative proposal or any inquiry, it will be subject to certain notice requirements, including keeping Parent reasonably informed on a prompt basis of any material developments regarding the alternative proposal and a copy or summary of the material terms thereof.

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the Company Shareholders Meeting, the Board of Directors may:

•	in the case of an intervening event or if the Company has received a superior proposal (after taking into account the terms of any revised offer by Parent), and provided there has been no material breach of the non-solicitation provisions of the Merger Agreement that resulted in such superior proposal, the Board of Directors may cause the Company to withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “adverse recommendation change”) (including recommending against the merger or approving, endorsing or recommending any alternative proposal), and
•	if the Company has received a superior proposal (after taking into account the terms of any revised offer by Parent), terminate the Merger Agreement to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the Merger Agreement,

•	in the case of the preceding two bullets, if the Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, provided that the Board of Directors may not make an adverse recommendation change or, in the case of a superior proposal, terminate the Merger Agreement, unless:
○	the Company has provided prior written notice to Parent at least four business days in advance (the “notice period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the adverse recommendation change, and, in the case of a superior proposal, that the Board of Directors has received a superior proposal and will include a copy of such superior proposal (or, where no such copy is available, a detailed description of the material terms and conditions of such superior proposal);
○	during the notice period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that, in the case of a superior proposal, such superior proposal ceases to constitute (in the good faith judgment of the Board of Directors) a superior proposal, or in the case of an intervening event, the failure to make such adverse recommendation change (in the judgment of the Board of Directors after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and
○	the Board of Directors has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a superior proposal, such superior proposal remains a superior proposal or, in the case of an intervening event, that the failure to make such adverse recommendation change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

If during the notice period any material revisions are made to the superior proposal, the Company will deliver a new written notice to Parent and will comply with the requirements described in this paragraph with respect to such new written notice, provided that for purposes of this sentence, references to the four business day period above will be deemed to be references to a two business day period.

Nothing contained in the Merger Agreement will prevent the Company or the Board of Directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal or from making any disclosure to the Company’s shareholders if the Board of Directors (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. A factually accurate public statement that describes the Company’s receipt of an alternative proposal and the operation of the Merger Agreement with respect thereto will not be deemed an adverse recommendation change.

For purposes of this proxy statement:

An “alternative proposal” means any proposal or offer (whether or not in writing), with respect to any:

•	merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to the Company that would result in any person or group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto;
•	sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a subsidiary of the Company or otherwise) of any business or assets of the Company or its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company;
•	transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the common shares of the Company or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or
•	any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the Merger Agreement).

A “superior proposal” means any bona fide proposal or offer made by a third party or group pursuant to which such third party or group (or the shareholders of such third party or group) would acquire, directly or indirectly, more than 50% of the common shares or assets of the Company and its subsidiaries, taken as a whole:

•	on terms which the Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company common shares than the merger, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement) and
•	the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of Parent and the Company agreed to use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date of the Merger Agreement the transactions contemplated by the Merger Agreement, including:

•	preparing and filing with applicable governmental entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents necessary or advisable to be obtained from any governmental entity in order to consummate the transactions contemplated by the Merger Agreement (collectively, the “governmental approvals”);
•	as promptly as reasonably practicable taking all steps as may be necessary to obtain all such governmental approvals; and
•	obtaining any consents required from third parties (other than governmental approvals) in connection with the consummation of the transactions contemplated by the Merger Agreement.

In furtherance and not in limitation of the covenants of the parties described in the foregoing paragraphs, but subject to the paragraph immediately below this paragraph, Parent and the Company will take any and all steps not prohibited by law to:

•	avoid the entry of, or to have vacated, lifted, reversed or overturned any judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing on or before the end date, including defending (with sufficient time for resolution in advance of the end date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by the Merger Agreement by the FTC, the DOJ, CFIUS or any other applicable governmental entity or any private party; and
•	avoid or eliminate each and every impediment under any (x) regulatory law, and (y) to the extent applicable, CFIUS, including by: divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective subsidiaries, terminating existing relationships, litigating any administrative or judicial, including under the HSR Act or CFIUS, commencing and/or defending any suit, otherwise taking or committing to take action that would limit Parent’s and/or its subsidiaries’ ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective subsidiaries and take any action or accept any condition or restriction required by CFIUS.

Notwithstanding anything to the contrary in the Merger Agreement, in no event will Parent or any of its affiliates be required (and in no event will the Company or any of its subsidiaries agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the surviving company and its affiliates (including Parent and its affiliates), provided that nothing in this paragraph will limit Parent’s obligations to take any action or accept any condition or restriction required by CFIUS (including entering into any mitigation agreement with CFIUS as may be required).

Access

Subject to applicable law, during the period from the date of the Merger Agreement to the effective time of the merger, the Company will, and will cause each of its subsidiaries to, afford to Parent and its representatives reasonable access, upon reasonable advance notice, to all their respective properties, books, contracts, commitments, personnel and records and furnish reasonably promptly to Parent (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any of its subsidiaries), subject to certain exceptions.

Directors’ and Officers’ Indemnification

From and after the effective time of the merger, the surviving company will indemnify and hold harmless each individual who was prior to or is as of the date of the Merger Agreement, or who becomes prior to the effective time of the merger, a director, officer or employee of the Company or any of its subsidiaries or who was prior to or is as of the date of the Merger Agreement, or who thereafter commences prior to the effective time of the merger, serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person (the “Company indemnified parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company indemnified party is or was a director, officer or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer or employee of another person, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

The surviving company is obligated to maintain directors’ and officers’ liability insurance and fiduciary liability insurance for six years following the effective time of the merger (or, at the Company’s option, the Company may purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years), provided that the surviving company is not required to pay an annual premium in excess of 300% of the aggregate annual premium most recently paid by the Company prior to the date of the Merger Agreement (the “maximum amount”) for such insurance, and if the surviving company is unable to obtain the insurance required by this paragraph it will obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the maximum amount.

Shareholder Litigation

Subject to entry into a customary joint defense agreement, the Company will give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any of the Company’s subsidiaries and/or their respective directors or officers (the “Company Parties”) relating to the merger and the other transactions contemplated by the Merger Agreement. None of the Company, any of its subsidiaries or any representative of the Company will compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent will have consented in writing, provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if the resolution of such litigation requires payment from the Company or any of its subsidiaries or any of its or their representatives in an amount that together with all other such payments does not exceed a specified amount and/or the provision of disclosures to the shareholders of the Company relating to the merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no other non-monetary relief.

Employee Matters

For the one-year period beginning at the effective time of the merger, Parent will, or will cause the surviving company to, provide each employee of the Company or any of its subsidiaries who is employed at the closing date of the merger and who remains employed with the surviving company or any other affiliate of Parent immediately following the closing of the merger (a “Company employee”) with:

•	a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company employee immediately prior to the closing date of the merger;
•	short- and long-term incentive compensation opportunities that are no less favorable in the aggregate than the short- and long-term incentive compensation opportunities in effect for the Company employee immediately prior to the closing date of the merger; and
•	employee benefits that, with respect to each Company employee, are no less favorable in the aggregate than the employee benefits provided to such Company employee immediately prior to the closing date of the merger.

Parent will provide each Company employee who incurs a termination of employment during the one-year period beginning at the effective time of the merger with severance benefits that are no less favorable than the severance benefits to which such Company employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any of its subsidiaries or, if greater, the severance benefits provided to similarly situated employees of Parent.

The Company will have the right to pay, immediately prior to the closing date of the merger, annual bonuses in respect of the calendar year in which the closing date occurs under its annual bonus plans for such year, which will be:

•	based on the greater of target and actual performance through the closing date (provided that the Company may exclude from the determination of actual performance the impact of any costs and expenses associated with the transactions contemplated by the Merger Agreement or any non-recurring events that would not reasonably be expected to have affected the Company or any of its subsidiaries had the transactions contemplated by the Merger Agreement not arisen in a manner that is intended to neutralize such impact);
•	prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the closing date; and
•	payable solely in the form of cash.

Parent will, or will cause the surviving company to, give each Company employee full credit for such Company employee’s service with the Company and any of its subsidiaries (and any affiliates or predecessors thereto) for purposes of eligibility and vesting, and determination of the level of benefits (for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its affiliates (including the surviving company) in which the Company employee participates to the same extent recognized by the Company immediately prior to the closing date of the merger, provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

Parent will, or will cause the surviving company to:

•	waive any preexisting condition limitations otherwise applicable to Company employees and their eligible dependents under any plan maintained by Parent or any of its affiliates (including the surviving company) that provides health benefits in which Company employees may be eligible to participate following the closing of the merger, other than any limitations that were in effect with respect to such Company employees as of the closing date of the merger under the analogous Company benefit plan;
•	honor any deductible, co-payment and out-of-pocket maximums incurred by a Company employee and his or her eligible dependents under the health plans in which such Company employee participated immediately prior to the closing date of the merger during the portion of the plan year prior to the closing date of the merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its affiliates (including the surviving company) in which such Company employee is eligible to participate after the closing date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and
•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company employee and his or her eligible dependents on or after the closing date of the merger, in each case to the extent such Company employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the closing date of the merger.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•	the approval and adoption of the Merger Proposal by the affirmative vote of a majority of the votes cast at the special general meeting at which a quorum is present;
•	(i) the expiration or termination of any waiting period under the HSR Act; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, governmental entities of Brazil, Chile, Mexico, Morocco, the Philippines, Russia, South Africa and Turkey (and any other jurisdictions that either Parent or the Company may propose in good faith, which shall be added as required regulatory approvals, subject to the consent of the other party (such consent not to be unreasonably withheld)) shall have been filed, have occurred or been obtained, and all such required regulatory approvals shall be in full force and effect (the “Required Regulatory Approvals Condition”); and
•	no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity will be in effect that prevents, makes illegal or prohibits the consummation of the merger and the other transactions contemplated hereby (the “Legal Restraints Condition”).

The obligations of the Company to consummate the merger are further subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•	the Parent Representation Condition;
•	the Parent Covenant Condition; and
•	Parent shall have delivered to the Company a certificate, dated as of the closing date of the merger and signed by an authorized officer of Parent, certifying to Parent’s compliance with the above described conditions.

The obligations of Parent and Merger Sub to consummate the merger are further subject to the satisfaction or, to the extent permitted by law, waiver at or prior to the closing of the following conditions:

•	the Company Representation Condition;
•	the Company Covenant Condition;
•	the Company shall have delivered to Parent a certificate, dated as of the closing date of the merger and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the Company’s compliance with the above described conditions; and

•	since the date of the Merger Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the Company Shareholder Approval, by mutual written consent of the Company and Parent. In addition, either the Company or Parent may terminate the Merger Agreement:

•	if the merger is not consummated on or before the end date; provided, however, that this termination right is not available to a party whose breach or failure to fulfill any obligation under the Merger Agreement results in the failure of the merger to be consummated by the end date, provided further that if on the end date all of the closing conditions, as described in “The Merger Agreement—Conditions to the Merger” beginning on page 77, have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing of the merger by any party, but subject to the satisfaction (or waiver) of such conditions at the closing) other than the Required Regulatory Approvals Condition or the Legal Restraints Condition, then either Parent or the Company may extend the end date to November 3, 2020 by delivery of written notice of such extension to the other parties not less than three business days prior to the end date, in which case the end date will be deemed for all purposes to be such later date;
•	if the Legal Restraints Condition is not satisfied and the legal restraint giving rise to such non-satisfaction shall have become final and non-appealable, provided that the terminating party shall have complied with its obligations under the regulatory efforts covenant; or
•	if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the merger was taken.

The Company may terminate the Merger Agreement:

•	if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the Parent Representation Condition or the Parent Covenant Condition could not be satisfied as of the closing date of the merger, provided that the Company may not terminate the Merger Agreement pursuant to this provision unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the end date, and provided further that the Company may not terminate the Merger Agreement pursuant to this provision if the Company is then in breach of the Merger Agreement in any material respect;
•	prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with the Merger Agreement, provided that the Company pays the termination fee prior to or simultaneously with such termination; or
•	if (i) all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger) (as described in “The Merger Agreement—Conditions to the Merger” beginning on page 77) have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the closing of the merger by any party, but subject to the satisfaction (or waiver) of such conditions at the closing), (ii) Parent fails to consummate the transactions contemplated by the Merger Agreement on the date which the closing should have occurred pursuant to the Merger Agreement, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the closing of the merger (subject to the satisfaction of all of the conditions to Parent and Merger Sub’s obligations to effect the merger (including the mutual conditions to each party’s obligations to effect the merger)), and (iv) Parent fails to consummate the closing of the merger within five business days after the delivery of the notice described in the immediately preceding clause (iii).

Parent may terminate the Merger Agreement:

•	if the Company has breached any representation, warranty, covenant or agreement contained in the Merger Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the Company Representation Condition or the Company Covenant Condition could not be satisfied as of the closing date of the merger, provided that Parent may not terminate the Merger Agreement pursuant to this provision unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the end date, and provided further that Parent may not terminate the Merger Agreement pursuant to this provision if Parent or Merger Sub is then in breach of the Merger Agreement in any material respect; or
•	prior to the Company Shareholders Meeting, in the event that an adverse recommendation change shall have occurred.

Termination Fee

Except as specifically provided in the Merger Agreement, the parties have agreed that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

The Company has agreed to pay to Parent a fee of $73,500,000 if:

•	the Company terminates the Merger Agreement prior to receipt of the Company Shareholder Approval in order to enter into a definitive written agreement providing for a superior proposal;
•	Parent terminates the Merger Agreement prior to the Company Shareholders Meeting, in the event an adverse recommendation change shall have occurred; or
•	after the date of the Merger Agreement:
○	an alternative proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn prior to the Company Shareholders Meeting;
○	thereafter the Merger Agreement is terminated because the Company Shareholder Approval was not obtained at a duly convened shareholders meeting or any adjournment or postponement thereof at which a vote on the merger was taken; and
○	within 12 months of such termination, (x) the Company enters into a definitive contract for an alternative proposal and such alternative proposal is consummated (whether during or after such 12-month period) or (y) an alternative proposal is consummated, provided that for purposes of this bullet, the references to 20% in the definition of “alternative proposal” shall be deemed to be references to 50.1%.

The parties have agreed that the payment of the termination fee will be the sole and exclusive remedy available to Parent and Merger Sub with respect to the Merger Agreement and the transactions contemplated thereby in the event any such payment becomes due and payable.

Amendments and Waivers

The Merger Agreement provides that it may be amended by the parties at any time before or after receipt of the Company Shareholder Approval, provided that (i) after receipt of the Company Shareholder Approval, there will be made no amendment that by law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of the Merger Agreement will be submitted to be approved by the Company’s shareholders unless required by law.

The Merger Agreement provides that the parties, at any time prior to the effective time of the merger, may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document pursuant thereto, (iii) waive compliance with any covenants and agreements contained in the Merger Agreement, or (iv) waive the satisfaction of any of the conditions contained in the Merger Agreement. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by law.

Equitable Remedies; Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, including the right of a party to cause the other parties to consummate the merger and the other transactions contemplated by the Merger Agreement.

Financing Cooperation

The Company is required to commercially reasonably cooperate with Parent, at Parent’s cost and expense, in connection with Parent’s efforts to obtain any financing in connection with consummation of the merger and other related transactions (provided that the requested cooperation is consistent with applicable law and does not unreasonably interfere with the normal operations of the Company and its subsidiaries), including by providing reasonably available financial and other pertinent information regarding the Company and its subsidiaries. Parent will indemnify the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the requested cooperation or any information utilized in connection with the requested cooperation.

VOTING AND SUPPORT AGREEMENT INVOLVING COMMON SHARES

The following summary describes certain material provisions of the Voting and Support Agreement. This summary is not complete and is qualified in its entirety by reference to the Voting and Support Agreement, which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. We encourage you to read carefully the Voting and Support Agreement in its entirety, because this summary may not contain all the information about the Voting and Support Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting and Support Agreement and not by this summary or any other information contained in this proxy statement.

As a condition to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the merger, the Marubeni Shareholders entered into a Voting and Support Agreement with the Company on November 5, 2019 pursuant to which the Marubeni Shareholders have agreed, among other things, to vote any common shares owned by them (i) in favor of the Merger Proposal and (ii) against any proposal, other action, amendment or other change to the Company Memorandum of Association or Company Bye-Laws or any other material change in the Company’s corporate structure or business that would reasonably be expected to impede or adversely affect in any material respect the merger or any of the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement or the Voting and Support Agreement. The Marubeni Shareholders also agreed to not tender, transfer, grant any proxies or powers of attorney with respect to Company common shares they own or enter into any voting agreement inconsistent with the Voting and Support Agreement.

The Voting and Support Agreement will automatically terminate upon the earliest to occur of (a) the closing of the merger, (b) the date that the Merger Agreement is terminated, (c) an adverse recommendation change and (d) the delivery of written notice of termination of the Voting and Support Agreement by the Company to the shareholders. Certain provisions (such as those relating to expenses, amendment, waiver and governing law) will survive the termination of the Voting and Support Agreement.

PROVISIONS FOR PUBLIC SHAREHOLDERS

No provision has been made (i) to grant the Company’s public shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING AIRCASTLE

Company Background

Founded in 2004, Aircastle acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2018, we owned and managed on behalf of Aircastle’s joint ventures 261 aircraft leased to 81 lessees located in 44 countries. Aircastle’s aircraft are managed by an experienced team based in the United States, Ireland and Singapore. Aircastle’s aircraft are subject to net leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational, maintenance and insurance costs. In many cases, however, Aircastle is obligated to pay a portion of specified maintenance or modification costs.

During the past five years, neither Aircastle nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers

The Board of Directors presently consists of twelve members. The persons listed below are the directors and executive officers of Aircastle as of the date of this proxy statement. There are no family relationships among any of Aircastle’s directors or executive officers. The information presented below is as of January 6, 2020.

Name	Age	Current Position and Office
Michael J. Inglese	58	Chief Executive Officer and Director
Aaron A. Dahlke	51	Chief Financial Officer
Douglas C. Winter	56	Chief Commercial Officer
Christopher L. Beers	55	Chief Legal Officer
Roy Chandran	56	Executive Vice President, Corporate Finance & Strategy
James C. Connelly	47	Chief Accounting Officer
Joseph Schreiner	62	Executive Vice President, Technical
Peter V. Ueberroth	82	Chairman of the Board of Directors
Ronald W. Allen	78	Director
Giovanni Bisignani	72	Director
Michael J. Cave	59	Director
Douglas A. Hacker	64	Director
Jun Horie	55	Director
Takashi Kurihara	59	Director
Takayuki Sakakida	48	Director
Ronald L. Merriman	74	Director
Agnes Mura	70	Director
Charles W. Pollard	62	Director

Below is information about Aircastle’s directors:

Ronald W. Allen was appointed to the Board of Directors on August 2, 2006. Mr. Allen served as President and Chief Executive Officer of Aaron’s, Inc. from February 2012 until his retirement effective August 31, 2014. Mr. Allen also resigned from the board of directors of Aaron’s, Inc. effective August 31, 2014. In November 2012, Mr. Allen was appointed Chairman of the board of Aaron’s, Inc., where he had served as a director since 1997. Mr. Allen served as interim President and Chief Executive Officer of Aaron’s, Inc. from November 2011 to February 2012. Mr. Allen retired as the Chairman of the board, President and Chief Executive

Officer of Delta Air Lines, Inc., one of the world’s largest global airlines, in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to, and advisory director of, Delta. He was elected a director of Forward Air Corporation in November 2014 and serves as the Chair of the Corporate Governance and Nominating Committee. He previously served as a director of Interstate Hotels & Resorts, Inc. from 2006 to 2010, Forward Air Corporation from 2011 to 2013 and Guided Therapeutics Inc. from 2008 to January 31, 2014. He is also a director of The Coca-Cola Company and serves as the Chair of the Audit Committee. The Board of Directors has determined that Mr. Allen is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Allen brings strong leadership and extensive experience in human resources, operations, strategic planning and financial matters relevant to the airline industry to the Board, and he provides valuable insight in these areas to the Board of Directors and to the Company’s management. Mr. Allen also maintains high-level contacts with airlines which are customers of the Company or which may in the future be customers of the Company.

Giovanni Bisignani was appointed to the Board of Directors on May 24, 2012. Mr. Bisignani was the Director General and CEO of the International Air Transport Association, or IATA, from 2002 to 2011. In 2001, he launched the European travel portal Opodo and served as its Chief Executive Officer. From 1998 to 2001, he served as CEO & Managing Director of SM Logistics, a group of logistics and freight forwarding companies partially owned by General Electric. From 1994 to 1998, Mr. Bisignani served as President of Tirrenia di Navigazione, the largest Italian ferry company. He spent five years as CEO and Managing Director of Alitalia from 1989 to 1994. During this time he also served on the IATA Board of Governors. He has been a Member of the Pratt & Whitney Advisory Board and Chairman of Galileo International. Mr. Bisignani began his career with Citibank and then held several high-level positions at the energy company ENI and with the Italian industrial conglomerate IRI Group. Mr. Bisignani studied both in Italy (Rome) and the United States (Harvard Business School). Mr. Bisignani is a member of the Board and Strategic, Remunerations and Nominating committees of SAFRAN Group, a holding company which encompasses aircraft engine manufacturing, aerospace, and defense and security activities, partially owned by the French Government. Designated by Etihad in January 2015, he became a Board member of Alitalia – Società Aerea Italiana and the Chairman of the Nomination & Remuneration Committee; he is also a member of the Related Party Committee and the Audit Committee. Mr. Bisignani is a member of the World Economic Forum Global Agenda Council on Aviation, Travel & Tourism (Switzerland) and is a Visiting Professor, at Cranfield University – School of Engineering (UK). Mr. Bisignani brings to the Board of Directors strong leadership skills, extensive experience in operations, strategic planning and financial matters relevant to the airline and travel industry and extensive, high-level contacts with airlines which are customers of the Company or which may in the future be customers of the Company.

Michael J. Cave was appointed to the Board of Directors on May 22, 2014. Previously, he served as a Senior Vice President of The Boeing Company, the world’s leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft from 2007 through his retirement in 2014. Mr. Cave served as President and Principal Executive Officer and as a director of the Boeing Capital Corporation from 2010 to 2014. Mr. Cave served as a director of Private Export Funding Corporation from 2010 until 2014. Mr. Cave served as senior vice president of business development and strategy for The Boeing Company, as senior vice president/chief financial officer of Boeing Commercial Airplanes and as vice president, finance for Boeing Information, Space & Defense Systems from 1998 through 2006. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing’s defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business for 2006 by Hispanic Engineer and Information Technology magazine. He holds a bachelor’s degree in engineering from Purdue University. Mr. Cave is a director of Ball Corporation and Esterline Technologies Corporation and he is Chairman of the Board of Harley – Davidson, Inc. The Board of Directors has determined that Mr. Cave is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Cave’s skills, expertise and experience in engineering and financial services make him an extremely valuable member of the Board of Directors, particularly in light of his insights into the various products under development and entering production at both Boeing and its competitors and in light of the many high-level customer relationships that he developed in his time at Boeing Commercial Airplanes and at Boeing Capital Corp., its financing arm.

Douglas A. Hacker was appointed to the Board of Directors on August 2, 2006. Mr. Hacker is currently an independent business executive and formerly served from December 2002 to May 2006 as Executive Vice President, Strategy for UAL Corporation, an airline holding company. Prior to this position, Mr. Hacker served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002 and as

Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker served as a director of Travelport Worldwide Limited from 2016 to 2019 and served as a director of SeaCube Container Leasing Ltd form 2010 until 2014. Mr. Hacker serves as a director or trustee of a series of open-end investment companies that are part of the Columbia family of mutual funds and as a director of Spartan Nash. The Board of Directors has determined that Mr. Hacker is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Hacker’s extensive experience in financial and operating management, including his prior service as an Executive Vice President, Strategy and Chief Financial Officer of a major U.S. airline, in addition to his depth of knowledge in executive compensation, provide to the Board of Directors excellent perspectives on airline financial and operational matters and on aircraft investing, leasing and finance matters, on strategic matters relevant to the Company and on executive compensation.

Jun Horie was appointed to the Board of Directors in May 2019. Mr. Horie is the President and CEO of Marubeni America Corporation. From April 2015 to March 2019 Mr. Horie was Chief Operating Officer of Chemical Products Division at Marubeni Corporation and has been its Executive Officer since April 1, 2016. Mr. Horie serves as a director of Marubeni Chemix Corp. and director of Marubeni Plax Corporation. Mr. Horie has over 30 years’ experience in the Chemical Industry and brings to the Board of Directors extensive experience in operations, strategic planning and financial matters.

Michael Inglese was appointed to the Board of Directors on June 9, 2017. Mr. Inglese also became Aircastle’s Chief Executive Officer in June 2017, having served as Aircastle’s Acting Chief Executive Officer from January 2017. He was previously Aircastle’s Chief Financial Officer from April 2007. Prior to joining the Company, Mr. Inglese served as Chief Financial Officer of PanAmSat Holding Corporation from June 2000 until the closing of PanAmSat’s sale to Intelsat in July 2006. Mr. Inglese joined PanAmSat in May 1998 as Vice President, Finance after serving as Chief Financial Officer for DIRECTV Japan, Inc. He is a Chartered Financial Analyst who holds a BS in Mechanical Engineering from Rutgers University College of Engineering and an MBA from Rutgers Graduate School of Business Management.

Takashi Kurihara was appointed to the Board of Directors in May 2019. Mr. Kurihara is the Advisor to the President of Marubeni America Corporation. From January 2017 to March 2019, Mr. Kurihara was a director of Agricultural Solutions Business Division of Bridgestone. Prior to that, Mr. Kurihara was Deputy General Manager, Regional Coordination and Administration Department at Marubeni Corporation from April 2016 to September 2016. From July 2013, he was Vice President and a Board member of Gavilon Agriculture Investment until April 2015, when Mr. Kurihara became Executive Vice President and a Board member of Gavilon Agriculture Investment. Mr. Kurihara received his MBA at Columbia Business School in New York and his bachelor degree of political science at Keio University in Tokyo. Mr. Kurihara has over 30 years’ experience at Marubeni including the structured finance for Energy & Chemical plant projects in various countries, the management of the investment decision making process by conducting the analysis and the recommendation to its CEO, various M&A activities including Gavilon and its post-merger integration, and brings to the Board of Directors extensive experience in operations, strategic planning and financial matters.

Ronald L. Merriman was appointed to the Board of Directors on August 2, 2006. Mr. Merriman serves as the Chair of the Audit Committee. He is the retired Vice Chair of KPMG, a global accounting and consulting firm, where he served from 1967 to 1997 in various positions, including as a member of the Executive Management Committee and as chair of the firm’s Global Transportation Practice. He also served as Executive Vice President of Ambassador International, Inc., a publicly traded travel services business, from 1997 to 1999; Executive Vice President of Carlson Wagonlit Travel, a global travel management firm, from 1999 to 2000; and Managing Director of O’Melveny & Myers LLP, a global law firm, from 2000 to 2003. Mr. Merriman was a Director of Haemonetics Corporation until July 2017 and a Director of Pentair, plc from 2004 through April 2018, at which time he became a Director of nVent. He is also a Director of Realty Income Corporation. The Board of Directors has determined that Mr. Merriman is “financially literate” as defined by NYSE rules and is a “financial expert” as defined by SEC regulations. Mr. Merriman brings an extensive accounting and financial background to the Board of Directors, with a particular emphasis on accounting and financial matters relevant to the airline and travel industries and transportation companies generally and provides valuable insight on the cross-border nature of Aircastle’s business.

Agnes Mura was appointed to the Board of Directors on February 18, 2013. Ms. Mura has been the President of Agnes Mura, Inc., (AMI) since 1997. AMI is a leadership development firm, specializing in global executive coaching and organizational behavior for senior teams in Global 1000 companies. Prior to AMI,

Ms. Mura was Vice President and IPB California Representative of Bankers Trust Co. from 1993 to 1996. From 1985 to 1993, she was Assistant Vice President, and then Vice President for First Interstate Bank Ltd. Ms. Mura was the Foreign Relations Manager for the Los Angeles Olympic Organizing Committee from 1983 to 1985. She holds a BA from Edinburgh University and an MA from the University of Cologne, Germany. Ms. Mura brings to the Board of Directors strong leadership and leadership development skills and extensive experience in international business, and she provides valuable insight in these areas to the Board of Directors and to the Company’s management.

Charles W. Pollard was appointed to the Board of Directors on July 6, 2010. In 1997, Mr. Pollard joined Omni Air International, Inc., a passenger charter carrier where he served variously as Managing Director, President and CEO, and Vice Chairman until 2009. Previously he spent 10 years in senior management positions, including President and CEO, at World Airways, Inc., the oldest U.S. charter airline. Prior to joining World Airways, Inc., he practiced corporate law at Skadden, Arps, Slate, Meagher & Flom. He currently serves on the board of directors of Allegiant Travel Company. Mr. Pollard previously served as a director of Air Partner plc until 2014 and AeroMechanical Services Ltd. until 2011. Mr. Pollard brings to the Board of Directors extensive experience in operations, strategic planning and financial matters relevant to the airline industry, and he provides valuable insight in these areas to the Board of Directors and to the Company’s management.

Takayuki Sakakida was appointed to the Board of Directors on June 9, 2017. In April 2019, Mr. Sakakida was appointed as General Manager, Finance & Leasing Business Dept. - II, Marubeni Corporation. In April 2017, Mr. Sakakida was appointed as Vice President and General Manager, Aerospace and Ship Unit, Marubeni America Corporation, which is a subsidiary of Marubeni Corporation, a general trading company, engaged as an intermediary, importer/exporter, facilitator or broker in various types of trade between and among business enterprises and countries. In April 2016, Mr. Sakakida was appointed as Assistant General Manager, Aerospace and Defense Systems Department, Marubeni Corporation. From April 2015 to April 2016, he served as General Manager, Business Administration Section, Aerospace and Defense Systems Department of Marubeni Corporation. From April 2011 to 2015, he seconded to MD Aviation Capital Pte Ltd (Singapore) as Managing Director. Mr. Sakakida has over 12 years’ experience in the aviation industry and brings to the Board of Directors extensive experience in operations, strategic planning and financial matters relevant to the aviation industry. He maintains high-level contacts with major manufacturers in the aviation industry as well as Asian airlines which may in the future be customers of the Company.

Peter V. Ueberroth was appointed to the Board of Directors on August 2, 2006 and became Chairman of the Board of Directors in August 2012. Mr. Ueberroth is an investor in, and has served as Chairman of, the Contrarian Group, Inc., a business management company, since 1989. He is the co-chairman of Pebble Beach Company and a director Bell Riddell Giro, formerly known as Easton Bell Sports. He also served as director of Coca-Cola Company, Adecco SA, an international, publicly traded employment services company; Ambassadors International, Inc., a publicly traded travel services business; and Hilton Hotels Corporation during the past five years. Mr. Ueberroth brings strong leadership skills and extensive experience in the airline and travel industries to the Board of Directors. From his leadership roles in other global businesses and from in his past role as Chairman of the United States Olympic Committee, Mr. Ueberroth provides to the Board of Directors valuable understanding and perspective of international trends and strategies, particularly with respect to China.

Below is information on the Company’s other executive officers:

Aaron A. Dahlke has served as Aircastle’s Chief Financial Officer since June 2017. Prior to that, he was Aircastle’s Chief Accounting Officer from June 2005. Mr. Dahlke was Vice President and Controller of Boullioun Aviation Services Inc. from January 2003. Prior to Boullioun, Mr. Dahlke was at ImageX.com, Inc. and Ernst & Young LLP. He received a BS in Accounting from California State University San Bernardino and is a CPA.

Christopher L. Beers has served as Aircastle’s Chief Legal Officer since November 2014. Prior to joining Aircastle, Mr. Beers held senior positions at GE Capital since 2000, including Senior Vice President and Associate General Counsel at GE Capital Aviation Services from 2009 to 2014, and Senior Vice President and General Counsel of GE Transportation Finance from 2006 to 2009. Previously, Mr. Beers was a Senior Associate at the law firm of Milbank Tweed Hadley and McCloy in New York City. Mr. Beers holds a BS in Economics from Arizona State University and a JD from Pace Law School.

Roy Chandran has served as Aircastle’s Executive Vice President, Corporate Finance & Strategy since June 2017. He previously served as Executive Vice President of Capital Markets from May 2008. Prior to joining the

Company, Mr. Chandran was a director at Citi in the Global Structured Solutions Group, having originally joined Salomon Brothers in 1997. Mr. Chandran is responsible for all of Aircastle’s fundraising activities and strategy and has extensive experience in US and international capital markets. Before 1997, Mr. Chandran spent eight years in Hong Kong focusing on tax-based cross border leasing of transportation equipment for clients in the Asia Pacific region. Mr. Chandran holds a BS in Chemical Engineering from the Royal Melbourne Institute of Technology, Australia and obtained his MBA from the International Institute of Management Development (IMD), Switzerland.

James C. Connelly has served as Aircastle’s Chief Accounting Officer since August 2018. Previously, Mr. Connelly was Aircastle’s Controller from January 2013. He joined Aircastle in May 2007 as Assistant Controller, Operational Accounting. Prior to joining Aircastle, Mr. Connelly was a Controller in the Finance Division of Lehman Brothers, beginning in January 2001. He received a BS in Accounting from Syracuse University.

Joseph Schreiner has served as Aircastle’s Executive Vice President, Technical since October 2004. Prior to joining Aircastle, Mr. Schreiner oversaw the technical department at AAR CORP., a provider of products and services to the aviation and defense industries from 1998 to 2004 where he managed aircraft and engine evaluations and inspections, aircraft lease transitions, reconfiguration and heavy maintenance. Prior to AAR, Mr. Schreiner spent 19 years at Boeing (McDonnell-Douglas) in various technical management positions. Mr. Schreiner received a BS from the University of Illinois and a MBA from Pepperdine University.

Douglas C. Winter has served as Aircastle’s Chief Commercial Officer since April 2019. Prior to joining Aircastle, Mr. Winter was Vice Chairman of Amedeo, a leading aircraft asset manager, from July 2018 to March 2019, as well as Chief Executive Officer and member of the Board of Managers at Voyager Aviation (“Voyager”) from October 2017 to March 2019. Prior to this, he served as President and Chief Commercial Officer at Voyager from September 2015 to September 2017. Mr. Winter joined Voyager in June 2015 as Chief Commercial Officer. Previously, Mr. Winter was an advisor to GE Capital Aviation Services and Chief Executive Officer of Octagon Aviation from June 2013 to May 2015 and, before this, he served as Head of Global Sales at AWAS in Dublin, Ireland from December 2010 to May 2013. Mr. Winter has over 30 years of experience in commercial aviation, having started his career with McDonnell Douglas in 1985, and he holds a BS degree in Business from Indiana University.

Prior Public Offerings

On May 16, 2018, the Company entered into an underwriting agreement with a syndicate of underwriters and a shareholder of the Company. Pursuant to the underwriting agreement, the selling shareholder agreed to sell, and the underwriters agreed to buy, 7,887,029 of the Company’s common shares at a price of $21.23 per share. The shares were resold by the underwriters at a public offering price of $21.50 per share and the Company did not receive any proceeds from the sale of the shares. The offering closed on May 18, 2018. The common shares were sold pursuant to a prospectus supplement, dated May 16, 2018, and related prospectus, dated May 9, 2018, each filed with the Securities and Exchange Commission, relating to the Company’s shelf registration statement on Form S-3 (File No. 333-224813).

Historical Selected Financial Information

Aircastle’s summary historical consolidated financial and operating data set forth below as of December 31, 2018 and 2017 and for each of the years ended December 31, 2018, 2017 and 2016 is derived from Aircastle’s audited consolidated financial statements incorporated by reference herein. Aircastle’s summary historical consolidated financial and operating data set forth below as of December 31, 2016, 2015 and 2014 and for each of the years ended December 31, 2015 and 2014 is derived from Aircastle’s audited consolidated financial statements not included or incorporated by reference herein.

Aircastle’s summary historical consolidated financial and operating data set forth below for the nine months ended September 30, 2019 and 2018 and Aircastle’s summary historical consolidated balance sheet data as of September 30, 2019 are derived from Aircastle’s unaudited consolidated financial statements incorporated by reference herein. Aircastle’s summary historical consolidated balance sheet data as of September 30, 2018 is derived from Aircastle’s unaudited consolidated financial statements for the quarter then ended, which are not incorporated by reference herein. Aircastle’s unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, including normal recurring items, which are necessary to present fairly the results for interim periods. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the entire year.

You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aircastle’s historical financial statements and related notes in Aircastle’s Annual Report on Form 10-K for the year ended December 31, 2018 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aircastle’s unaudited consolidated financial statements and related notes in Aircastle’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is incorporated by reference herein. For additional information, see “Where You Can Find Additional Information” beginning on page 109. Historical results are not necessarily indicative of results to be expected in any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(unaudited)
	(dollars in thousands, except per share amounts)
Consolidated Statements of Operation:
Lease rental revenue	$577,062	$538,012	$722,694	$721,302	$725,220	$733,417	$714,654
Total revenues(1)	674,208	597,785	890,351	851,787	812,084	877,219	841,748
Selling, general and administrative expenses	54,273	54,724	76,025	73,604	61,872	56,198	55,773
Depreciation	265,310	229,242	310,850	298,664	305,216	318,783	299,365
Interest, net	195,101	171,637	234,504	241,231	255,660	243,577	238,378
Net income	109,257	144,082	247,919	147,874	151,453	121,729	100,828
Earnings per common share—Basic: Net income	$1.46	$1.84	$3.18	$1.88	$1.92	$1.50	$1.25
Earnings per common share—Diluted: Net income	$1.44	$1.83	$3.17	$1.87	$1.92	$1.50	$1.25
Dividends declared per share	$0.90	$0.84	$1.14	$1.06	$0.98	$0.90	$0.82
Other Operating Data:
EBITDA(2)(4)	$601,214	$559,191	$814,184	$705,525	$734,989	$707,524	$658,606
Adjusted EBITDA(2)(4)	632,630	563,001	839,831	801,584	767,953	832,105	792,283
Adjusted net income(3)(4)	130,545	147,354	257,237	169,566	168,527	142,271	167,642
Consolidated Statements of Cash Flows:
Cash flows provided by operations(1)	$393,089	$415,942	$552,553	$523,055	$487,505	$535,844	$469,098
Cash flows used in investing activities(1)	(658,933)	(371,304)	(1,004,648)	(549,291)	(682,568)	(857,221)	(871,914)
Cash flows provided by (used in) financing activities	368,325	331,702	386,091	(248,724)	449,839	306,878	(106,030)

Consolidated Balance Sheet Data (end of period):
Cash and cash equivalents	$270,334	$610,197	$152,719	$211,922	$455,579	$155,904	$169,656
Flight equipment held for lease, net of accumulated depreciation	7,240,553	6,321,622	6,935,585	6,188,469	6,247,585	5,867,062	5,579,718
Net investment in direct financing and sales-type leases	494,629	517,221	469,180	545,750	260,853	201,211	106,651
Total assets	8,320,679	7,731,269	7,871,181	7,199,083	7,244,665	6,569,964	6,175,146
Borrowings under senior notes, securitizations and term debt financings	5,188,363	4,655,873	4,761,353	4,313,606	4,506,245	4,041,156	3,744,587
Shareholders’ equity	2,038,329	1,958,697	2,008,681	1,907,564	1,834,314	1,779,500	1,720,335
Other Data:
Number of aircraft owned and managed on behalf of our joint ventures (at the end of period)	277	246	261	236	206	167	152
Total debt to total capitalization	71.8%	70.4%	70.3%	69.3%	71.1%	69.4%	68.5%
(1)	Effective January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”) which, together with all subsequent amendments, replaced the existing guidance in ASC 840, Leases (“ASC 840”). The accounting for leases by lessors basically remained unchanged from the concepts that existed in ASC 840. The FASB decided that lessors would be precluded from recognizing selling profit and revenue at lease commencement for any sales-type or direct financing lease that does not transfer control of the underlying asset to the lessee. This requirement aligns the notion of what constitutes a sale in the lessor accounting guidance with that in the revenue recognition standard, which evaluates whether a sale has occurred from the customer’s perspective. The most significant among the changes in ASC 842 is the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases under current U.S. GAAP, existing at, or entered into after, January 1, 2019. We adopted the standard using the required “modified retrospective” approach and the available practical expedients. The standard did not have a material impact on Aircastle’s consolidated financial statements and related disclosures. As part of the Company’s adoption of ASC 842, we were required to reclassify: (i) collections on direct financing and sales-type leases; and (ii) cash paid for lease incentives from investing activities to operating activities on Aircastle’s Consolidated Statement of Cash Flows for the nine months ended September 30, 2019. The presentation for the nine months ended September 30, 2018 and the years ended December 31, 2017, 2016, 2015 and 2014 has also been reclassified to conform to the current period presentation.

(2)	EBITDA and Adjusted EBITDA are measures of operating performance that are not calculated in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered as substitutes for net income (loss), income (loss) from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are key measures of Aircastle’s operating performance used by management to focus on consolidated operating performance exclusive of income and expense that relate to the financing and capitalization of the business.

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess Aircastle’s consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in Aircastle’s performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. EBITDA provides us with a measure of operating performance because it assists us in comparing Aircastle’s operating performance on a consistent basis as it removes the impact of Aircastle’s capital structure (primarily interest charges on Aircastle’s outstanding debt) and asset base (primarily depreciation and amortization) from Aircastle’s operating results. Accordingly, this metric measures Aircastle’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of Aircastle’s business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing Aircastle’s senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

The table below shows the reconciliation of net income to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018, 2017, 2016, 2015 and 2014.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Net income	$109,257	$144,082	$247,919	$147,874	$151,453	$121,729	$100,828
Depreciation	265,310	229,242	310,850	298,664	305,216	318,783	299,365
Amortization of lease premiums, discounts and incentives	16,951	10,706	15,269	11,714	10,353	10,664	6,172
Interest, net	195,101	171,637	234,504	241,231	255,660	243,577	238,378
Income tax provision	14,595	3,524	5,642	6,042	12,307	12,771	13,863
EBITDA	$601,214	$559,191	$814,184	$705,525	$734,989	$707,524	$658,606
Adjustments:
Impairment of aircraft	7,404	—	—	80,430	28,585	119,835	93,993
Equity share of joint venture impairment	2,724	—	15,791	—	—	—	—
Loss on extinguishment of debt	7,577	—	—	—	—	—	36,570
Non-cash share-based payment expense	9,203	8,252	11,488	13,148	7,901	5,537	4,244
Loss (gain) on mark-to-market of interest rate derivative contracts	4,508	(4,442)	(1,632)	2,481	(3,522)	(791)	(1,130)
Adjusted EBITDA	$632,630	$563,001	$839,831	$801,584	$767,953	$832,105	$792,283
(3)	Management believes that ANI, when viewed in conjunction with Aircastle’s results under U.S. GAAP and the below reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of Aircastle’s business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

The table below shows the reconciliation of net income to ANI for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018, 2017, 2016, 2015 and 2014.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in thousands)
Net income	$109,257	$144,082	$247,919	$147,874	$151,453	$121,729	$100,828
Loss on extinguishment of debt(b)	7,577	—	—	—	—	—	36,570
Ineffective portion and termination of cash flow hedges(a)	—	—	—	—	—	455	660
Loss (gain) on mark-to-market of interest rate derivative contracts(b)	4,508	(4,442)	(1,632)	2,481	(3,522)	(791)	(1,130)
Loan termination payment(a)	—	(838)	(838)	2,058	4,960	—	—
Write-off of deferred financing fees(a)	—	300	300	4,005	2,880	—	—
Non-cash share-based payment expense(c)	9,203	8,252	11,488	13,148	7,901	5,537	4,244
Term Financing No. 1 hedge loss amortization charges(a)	—	—	—	—	—	4,401	14,854
Securitization No. 1 hedge loss amortization charges(a)	—	—	—	—	4,855	10,940	11,616
Adjusted net income(d)	$130,545	$147,354	$257,237	$169,566	$168,527	$142,271	$167,642
(a)	Included in Interest, net.
(b)	Included in Other income (expense).
(c)	Included in Selling, general and administrative expenses.
(d)	An investor or potential investor may find EBITDA, Adjusted EBITDA and ANI important measures in evaluating Aircastle’s performance, results of operations and financial position. We use these non-U.S. GAAP measures to supplement Aircastle’s U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting Aircastle’s business.
(4)	EBITDA, Adjusted EBITDA and ANI have limitations as analytical tools and should not be viewed in isolation or as substitutes for U.S. GAAP measures of earnings (loss). Material limitations in making the adjustments to Aircastle’s earnings (loss) to calculate EBITDA, Adjusted EBITDA and ANI, and using these non-U.S. GAAP measures as compared to U.S. GAAP net income (loss), income (loss) from continuing operations and cash flows provided by or used in operations, include:
•	depreciation and amortization, though not directly affecting Aircastle’s current cash position, represent the wear and tear and/or reduction in value of Aircastle’s aircraft, which affects the aircraft’s availability for use and may be indicative of future needs for capital expenditures;
•	the cash portion of income tax (benefit) provision generally represents charges (gains), which may significantly affect Aircastle’s financial results;
•	elements of Aircastle’s interest rate derivative accounting may be used to evaluate the effectiveness of Aircastle’s hedging policy;
•	hedge loss amortization charges; and
•	adjustments required in calculating covenant ratios and compliance as that term is defined in the indentures governing Aircastle’s senior unsecured notes.

EBITDA, Adjusted EBITDA and ANI are not alternatives to net income (loss), income (loss) from operations or cash flows provided by or used in operations as calculated and presented in accordance with U.S. GAAP. You should not rely on these non-U.S. GAAP measures as a substitute for any such U.S. GAAP financial measure. We strongly urge you to review the reconciliations to U.S. GAAP net income (loss), along with Aircastle’s consolidated financial statements included elsewhere in this prospectus supplement. We also strongly urge you to not rely on any single financial measure to evaluate our business. In addition, because EBITDA, Adjusted EBITDA and ANI are not measures of financial performance under U.S. GAAP and are susceptible to varying calculations, EBITDA, Adjusted EBITDA and ANI as presented in this prospectus supplement, may differ from and may not be comparable to similarly titled measures used by other companies.

Book Value Per Share

Aircastle’s net book value per share as of September 30, 2019 was $27.31 (calculated based on 74,635,330 shares outstanding as of such date).

Market Price of the Company’s Common Shares

The common shares are traded on the NYSE under the symbol “AYR.” The following table sets forth the high and low sales prices per share of common shares for the fiscal years ended December 31, 2018, December 31, 2019 and for the period of January 1, 2020 through January 6, 2020:

	Market Price
	High	Low
2020
First Quarter (through January 6, 2020)	$32.08	32.00
2019
First Quarter	$21.09	$16.90
Second Quarter	$21.33	$19.11
Third Quarter	$23.55	$19.12
Fourth Quarter	$32.47	$21.30
2018
First Quarter	$25.30	$18.97
Second Quarter	$23.14	$19.34
Third Quarter	$22.26	$20.10
Fourth Quarter	$22.27	$15.75

The closing price of Aircastle’s common shares on November 5, 2019, which was the last trading day before the announcement of the Merger Agreement was $27.59 per share. The closing price of Aircastle’s common shares on October 23, 2019, which was the last trading day prior to Aircastle’s public announcement that Aircastle was evaluating strategic alternatives, was $23.86 per share.

Dividends

The following table sets forth the dividends on Aircastle’s common shares declared by us in the fiscal years ended December 31, 2019 and December 31, 2018, respectively.

Dividends per share declared in	2019	2018
1st Quarter	$0.30	$0.28
2nd Quarter	0.30	0.28
3rd Quarter	0.30	0.28
4th Quarter	0.32	0.30
Total	$1.22	$1.14

Under the Merger Agreement, the Company is permitted to declare and pay regular quarterly dividends up to $0.32 per common share, consistent with prior timing. No regular quarterly dividends will be paid if the effective time of the merger precedes the applicable record date. For further information, see the section entitled “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 70 and the section entitled “The Merger Agreement—Effect of the Merger on the Common Shares of the Company and Merger Sub” beginning on page 65.

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

Security Ownership of Aircastle’s Directors and Executive Officers

The table below describes common share ownership information by Aircastle’s directors, named executive officers and all directors and executive officers as a group, as of January 6, 2020:

Named Executive Officers and Directors(4)	Number of Shares(1)(2)	Percent(3)
Michael J. Inglese(5)	571,672	*
Aaron A. Dahlke	87,921	*
Michael L. Kriedberg	181,730	*
Christopher L. Beers	133,865	*
Roy Chandran	65,616	*
Ronald W. Allen	107,905	*
Giovanni Bisignani	40,313	*
Michael J. Cave	25,799	*
Douglas A. Hacker	111,905	*
Jun Horie(5)	—	*
Ronald L. Merriman(6)	34,229	*
Agnes Mura	28,939	*
Charles W. Pollard(7)	49,165	*
Takashi Kurihara(5)	—	*
Takayuki Sakakida(5)	—	*
Peter V. Ueberroth(8)	425,993	*
Directors and executive officers as a group (19 people)	1,962,143	2.6%
*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of common shares held, including restricted shares, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common shares and no exercise of options or warrants by any other person.
(4)	The address of each officer or director listed in the table below is: c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901.
(5)	Aircastle’s affiliated and management directors, Messrs. Horie, Inglese, Kurihara and Sakakida are not separately compensated by us for their board or committee service. Common shares of Aircastle are directly held by MHC and indirectly held by Marubeni and Marubeni Aviation Corporation.
(6)	Includes 28,921 common shares held indirectly by the Merriman Family Trust.
(7)	Includes 37,684 common shares held indirectly by the Pollard Family Trust.
(8)	Includes 220,000 common shares held indirectly by the Ueberroth Family Trust.

Security Ownership of Certain Beneficial Owners

The following shareholders are the only persons known by us to beneficially own 5% or more of Aircastle’s outstanding common shares as of January 6, 2020:

Name and Address of Beneficial Owner	Common Shares Held(1)(2)	Percent of Class(3)
Marubeni Corporation(4) 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan	21,605,347	28.8%

The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	4,726,470	6.3%

Dimensional Fund Advisors L.P.(6) Building One, 6300 Bee Cave Road, Austin, TX 78746	6,620,410	8.8%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common shares subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of common shares held, including restricted shares, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common shares and no exercise of options or warrants by any other person.
(4)	Information for Marubeni is based solely upon an amendment to Schedule 13D filed by Marubeni with the SEC on November 7, 2019, which indicates that Marubeni beneficially held an aggregate of 21,605,347 common shares. Marubeni reported that the Marubeni Shareholders held all 21,605,347 shares with shared voting and dispositive power. The address of Marubeni is 7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo, 103-6060 Japan.
(5)	Information regarding The Vanguard Group is based solely upon a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019, which indicates that The Vanguard Group beneficially held an aggregate of 4,726,470 common shares. Of these shares, The Vanguard Group reported it held 53,878 shares with sole voting power, 7,971 shares with shared voting power, 4,668,843 shares with sole dispositive power and 57,627 shares with shared dispositive power. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Information regarding Dimensional Fund Advisors L.P. (“Dimensional”) is based solely upon a Schedule 13G filed by Dimensional with the SEC on February 8, 2019, which indicates that Dimensional beneficially held an aggregate of 6,620,410 common shares. Of these shares, Dimensional reported it held 6,520,155 shares with sole voting power and 6,620,410 shares with sole dispositive power. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

Security Ownership of Marubeni, Parent and Merger Sub

As of January 6, 2020, Marubeni is the beneficial owner of 21,605,347 common shares representing 28.8% of the outstanding common shares. Neither Parent nor Merger Sub is the record owner of Aircastle’s outstanding common shares, and neither Parent nor Merger Sub is the beneficial owner of Aircastle's common shares other than solely due to Marubeni’s control of Parent and Merger Sub with respect to the common shares set forth in the preceding table as beneficially owned by Marubeni.

Transactions in Common Shares

Transactions During the Past 60 Days

Other than the Merger Agreement and agreements entered into in connection therewith, including the Voting and Support Agreement discussed in “Voting and Support Agreement Involving Common Shares,” beginning on page 81, the Company, Parent, Merger Sub and their respective affiliates, have not conducted any transactions with respect to common shares during the past 60 days.

Transactions in Common Shares by the Company During the Past Two Years

On May 21, 2019, the Board of Directors increased the authorization to repurchase the Company’s common shares to $100.0 million from the $76.0 million that was remaining under the previous authorization. Under the Company’s current repurchase program, the Company has repurchased an aggregate of 476,608 common shares at an aggregate cost of $9.6 million, including commissions. At September 30, 2019, the remaining dollar value of common shares that may be repurchased under the program is $90.4 million.

Fiscal Year	Total Number of Shares Purchased	Price Range of Prices Paid	Average Price per Share
2020
First Quarter (through January 23, 2020)	—	—	—
2019
First Quarter	496,920	$17.13-$18.47	$17.57
Second Quarter	128,824	$20.46-$20.50	$20.50
Third Quarter	347,784	$19.60-$20.50	$20.15
Fourth Quarter	—	—	—
2018
First Quarter	354,737	$19.22-$19.64	$19.50
Second Quarter	283,899	$19.57-$19.65	$19.63
Third Quarter	1,064,175	$20.19-$21.00	$20.64
Fourth Quarter	1,853,280	$16.24-$20.98	$18.60
*	Does not include shares repurchased from employees and directors to settle tax obligations related to vesting shares.

Transactions in Common Shares by the Marubeni Shareholders, Parent and Merger Sub During the Past Two Years

During the past two years, none of the Marubeni Shareholders, Parent, Merger Sub, or any of their respective officers or directors have purchased or acquired any common shares.

IMPORTANT INFORMATION REGARDING THE MARUBENI SHAREHOLDERS, PARENT AND MERGER SUB

Set forth below are the names, current principal occupations or employment, telephone number and, for any corporation or other organization in which such occupation or employment is conducted, the name, principal business and address of such corporation or other organization, as well as the five-year employment history, of each of the Marubeni Shareholders, Parent and Merger Sub. During the past five years, none of the Marubeni Shareholders, Parent, Merger Sub or their respective directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Marubeni Corporation

Marubeni and its consolidated subsidiaries use their broad business networks, both within Japan and overseas, to conduct importing and exporting (including third country trading), as well as domestic business, encompassing a diverse range of business activities across wide-ranging fields including lifestyle, ICT & real estate business, forest products, food, agricultural business, chemicals, power business, energy, metals & mineral resources, plant, aerospace & ship, finance & leasing business, construction, auto & industrial machinery, and next generation business development. Additionally, the Marubeni Group offers a variety of services, makes internal and external investments, and is involved in resource development throughout all of the above industries.

Marubeni Aviation Holding Coöperatief U.A.

Marubeni Aviation Holding Coöperatief U.A. is a Netherlands coöperatief and a wholly-owned subsidiary of Marubeni. MHC was organized for the purpose of acquiring and holding common shares of Aircastle.

Marubeni Aviation Corporation

Marubeni Aviation Corporation is a Japanese corporation and a wholly-owned subsidiary of Marubeni. Marubeni Aviation Corporation owns 50% of the outstanding shares of Parent and all the outstanding shares of MHC. Its principal business is business investment, particularly in the aviation industry.

MM Air Limited

Parent is a Bermuda exempted company and is a newly-formed entity controlled by affiliates of Marubeni and Mizuho Leasing. Parent has not engaged in any business other than in connection with the merger and other related transactions.

MM Air Merger Sub Limited

Merger Sub is a Bermuda exempted company. Merger Sub is a wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

Name	Business Address & Telephone	Employment History
Marubeni Corporation	7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan Attention: General Manager 81 3 3282 7813	N/A

Marubeni Aviation Holding Coöperatief U.A.	Herikerbergweg 238, Luna Arena 1101 CM Amsterdam, the Netherlands 31 2057 55600	N/A

Name	Business Address & Telephone	Employment History
Marubeni Aviation Corporation	Nihombashi Tower, 18th Floor 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan 81 3 3282 7813	N/A

MM Air Limited	c/o Compass Administration Services Ltd. Crawford House 50 Cedar Avenue Hamilton HM 11, Bermuda (441) 295-6500	N/A

MM Air Merger Sub Limited	c/o Compass Administration Services Ltd. Crawford House 50 Cedar Avenue Hamilton HM 11, Bermuda (441) 295-6500	N/A

Directors and Executive Officers of Marubeni

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Marubeni. Unless otherwise indicated, each such person is a Japanese citizen; the business address of each such person is c/o Marubeni Corporation, 7-1 Nihonbashi 2-chome, Chuo-ku, Tokyo, 103-6060 Japan; the telephone number of each such person is 81 3 3282 2111; and each such person has been engaged in Marubeni’s or its subsidiaries’ business actively and continuously for the past five years.

During the past five years, neither Marubeni nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Fumiya Kokubu	Chairman of Board of Directors	Chairman of the Board of Directors since 2019, and Director since 2012 and also from 2008 to 2010. From 2013 to 2019 served as President and CEO. Joined Marubeni Corporation in 1975.

Masumi Kakinoki	President and CEO; Director
President and CEO since 2019, and Director since 2018 and also from 2013 to 2014. From 2013 to 2017 served as Managing Executive Officer, from 2017 to 2018 as Senior Managing Executive Officer, and from 2018 to 2019 as Senior Executive Vice President. Joined Marubeni Corporation in 1980.

Yukihiko Matsumura	Senior Executive Vice President; Director
Senior Executive Vice President since 2018, and Director since 2018 and also from 2012 to 2016. From 2012 to 2015 served as Managing Executive Officer, from 2015 to 2018 as Senior Managing Executive Officer, and from 2018 to 2019 as Senior Executive Vice President. Joined Marubeni Corporation in 1980.

Ichiro Takahara	Senior Executive Vice President; Director
Senior Executive Vice President since 2019, and Director since 2019 and also from 2014 to 2016. From 2014 to 2017 served as Managing Executive Officer, and from 2017 to 2019 as Senior Managing Executive Officer. In 2013, served as an advisor to Marubeni Corporation.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Nobuhiro Yabe	Senior Managing Executive Officer; Director
Senior Managing Executive Officer since 2019, and Director since 2016. From 2012 to 2016 served as Executive Officer, and from 2016 to 2019 as Managing Executive Officer. Joined Marubeni Corporation in 1982.

Hirohisa Miyata	Managing Executive Officer; Director	Managing Executive Officer since 2016, and Director since 2018. From 2013 to 2016 served as Executive Officer. Joined Marubeni Corporation in 1983.

Takao Kitabata	Director	Director since 2013. Has served on the Board of Directors of Kobe Steel, Ltd. since 2010, and has served on the Board of Directors of Seiren Co., Ltd. and of Zeon Corporation since 2014.

Kyohei Takahashi	Director
Director since 2016. Also served as an Audit & Supervisory member of the Board of Directors in 2014. Has served as an Audit & Supervisory member of the Director of Directors of Fukoku Mutual Life Insurance Company since 2016, and has served as Executive Advisor of Showa Denko K.K since 2017.

Susumu Fukuda	Director
Director since 2016. Has served as Chairman of Japan Real Estate Institute since 2017, and as Vice Chairman of Japan Tax Association since 2019. Served as a member of the National Tax Council, Ministry of Finance, and was an Audit & Supervisory member of the Board of Directors of Tokio Marine & Nichido Fire Insurance Co., Ltd., in 2015.

Yuri Okina	Director	Director since 2017. Has served as a member of the Board of Directors of Bridgestone Corporation since 2014, and as Chairperson of Japan Research Institute, Limited, since 2018.

Kaoru Iwasa	Senior Managing Executive Officer
Senior Managing Executive Officer since April 2014, Regional CEO for ASEAN & Southwest Asia, Regional COO for ASEAN, and Managing Director of Marubeni ASEAN Pte. Ltd. since April 2018. From April 2010 to April 2015 served as Chief Operating Officer of the Transportation Machinery Division, and from April 2015 to April 2018 as Chief Executive Officer of the Transportation & Industrial Machinery Group. From June 2015 to June 2016 served as a member of the Board of Directors. Joined Marubeni Corporation in 1979.

Akira Terakawa	Senior Managing Executive Officer
Senior Managing Executive Officer since April 2018, Chief Executive Officer of the Food, Agriculture & Chemicals Group since April 2019, and Vice Chairman of the Investment and Credit Committee since April 2018. From April 2013 to April 2018 served as Managing Executive Officer, from April 2014 to April 2015 as Chief Operating Officer of the Corporate Planning & Strategy Department and as Chairman of the Internal Control Committee, from April 2014 to April 2016 as Vice Chairman of the Investment and Credit Committee, from April 2015 to April 2016 as CSO and Senior Operating Officer, Executive Secretariat, and as Regional CEO for East Asia, from April 2016 to April 2018 as Chief Executive Officer of the Chemical & Forest Products Group, and from April 2018 to April 2019 as Chief Executive Officer of the Food Group and as Regional CEO for East Asia. From June 2014 to June 2016, served as a member of the Board of Directors. Joined Marubeni Corporation in 1981.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hajime Kawamura	Senior Managing Executive Officer
Senior Managing Executive Officer and Chief Executive Officer of the Machinery, Infrastructure & Financial Business Group since April 2019. From April 2014 to April 2016 served as Executive Officer, from April 2014 to April 2018 as Chief Operating Officer of the Plant & Industrial Machinery Division, from April 2016 to April 2019 as Managing Executive Officer, from April 2018 to April 2019 as Regional CEO for the Americas, Regional COO for North & Central America and President and CEO, Marubeni America Corporation. Joined Marubeni Corporation in 1981.

Mutsumi Ishizuki	Managing Executive Officer
Managing Executive Officer since April 2014, and Regional CEO for Europe & CIS, Regional COO for Europe, and Managing Director and CEO of Marubeni Europe plc since April 2018. From April 2012 to April 2018 served as Chief Operating Officer of the Metals & Minerals Resources Division. Joined Marubeni Corporation in 1981.

Michael McCarty	Managing Executive Officer
Managing Executive Officer since April 2016, Chief Operating Officer of the Agri Business Division since April 2019, and President and Chief Executive Officer of Helena Agri-Enterprises LLC since April 2018. From April 2015 to October 2016 served as Chief Operating Officer of the Helena Business Division of Marubeni Corporation, from October 2016 to April 2017 as General Manager of the Americas & Europe Agri-Input Business Department, and from October 2016 to April 2019 as Chief Operating Officer of the Agri-Input Business Division. Joined Helena Chemical Company in 1980, and from April 1996 to April 2017 served as its President and Chief Executive Officer.

Business address: 225 Schilling Blvd., Suite 300, Collierville, TN 38017, United States.

Mr. McCarty is a U.S. citizen.

Takeo Kobayashi	Managing Executive Officer
Managing Executive Officer since April 2015 and Chief Executive Officer of the Consumer Products Group since April 2019. From April 2011 to April 2015 served as Executive Officer, from April 2013 to April 2015 as Chief Operating Officer, Executive Secretariat and Corporate Communications Department, as General Manager, Corporate Communications Department, and as Chairman of the CSR & Environment Committee, from April 2015 to April 2018 as Chief Operating Officer of the Forest Products Division, and from April 2018 to April 2019 as Chief Executive Officer of the Chemical & Forest Products Group. Joined Marubeni Corporation in 1981.

Akihiko Sagara	Managing Executive Officer
Managing Executive Officer since April 2018, and Chief Operating Officer of the Energy Division since April 2015. From April 2013 to April 2015 served as Senior Operating Officer of the Energy Division, and from April 2013 to April 2017 as Executive Officer. Joined Marubeni Corporation in 1983.

Shinichi Kobayashi	Managing Executive Officer
Managing Executive Officer since April 2019, and Chief Operating Officer of the Metals & Mineral Resources Division since April 2018. From April 2013 to April 2019 served as Executive Officer, from April 2013 to April 2015 as Chief Operating Officer of the Metals & Mineral Resources Division, and from April 2015 to April 2018 as Regional CEO for Oceania and as Managing Director of Marubeni Australia Ltd. Joined Marubeni Corporation in 1982.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jun Horie	Managing Executive Officer
Managing Executive Officer, Regional CEO for the Americas, Regional COO for North & Central America, and President and CEO of Marubeni America Corporation since April 2019. From April 2014 to April 2015 served as Senior Operating Officer of the Chemicals Division, from April 2015 to April 2019 as Chief Operating Officer of the Chemicals Division, and from April 2016 to April 2019 as Executive Officer. Joined Marubeni Corporation in 1986.

Kenichiro Oikawa	Managing Executive Officer
Managing Executive Officer and Chief Operating Officer of the Finance & Leasing Business Division, since April 2019. From April 2014 to April 2015 served as General Manager of ICT, Finance & Insurance, Real Estate Business Administration Department, and from April 2015 to April 2019 as Chief Operating Officer of the Insurance, Finance & Real Estate Business Division. Joined Marubeni Corporation in 1986.

Eiji Okada	Executive Officer
Executive Officer since April 2015, and Chief Operating Officer of the Plant Division since April 2018. From April 2014 to April 2015 served as a Corporate Officer and Senior Operating Officer for North & Central America and as Senior Executive Vice President and Chief Operating Officer for Marubeni America Corporation, from April 2015 to April 2017 as Chief Operating Officer of the Energy & Environmental Infrastructure Division, and from April 2017 to April 2018 as Regional CEO for the Middle East. Joined Marubeni Corporation in 1982.

Soji Sakai	Executive Officer
Executive Officer since April 2015, and Senior Operating Officer for ASEAN & Southwest Asia, President of Marubeni Thailand Co., Ltd., and General Manager of the Bangkok Branch since April 2017. From April 2013 to April 2015 served as Senior Operating Officer of the Power Projects & Infrastructure Division, and from April 2015 to April 2017 as Chief Operating Officer of the Energy Division. Joined Marubeni Corporation in 1982.

Hisamichi Koga	Executive Officer
Executive Officer since April 2015, and General Manager of the Chubu Branch since April 2018. From October 2013 to April 2015 served as President of Marubeni Thailand Co., Ltd. and General Manager of the Bangkok Branch. From April 2015 to April 2018 served as Chief Operating Officer of the Automotive & Leasing Division. Joined Marubeni Corporation in 1984.

Yutaka Shimazaki	Executive Officer
Executive Officer since April 2016, General Manager of the Executive Secretariat since April 2011, and General Manager of the Corporate Communications Department since April 2015. From April 2013 to April 2015 served as Senior Assistant to the COO, Corporate Communications Department, and from April 2014 to April 2016 as Corporate Officer. Joined Marubeni Corporation in 1982.

Minoru Tomita	Executive Officer
Executive Officer since April 2016, and General Manager of the Osaka Branch since April 2018. From April 2013 to April 2015 served as Senior Operating Officer of the Transportation Machinery Division, from April 2015 to April 2016 as Corporate Officer and as Senior Operating Officer of the Energy Division, and from April 2016 to April 2018 as Chief Operating Officer of the Aerospace & Ship Division. Joined Marubeni Corporation in 1984.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hidekazu Futai	Executive Officer
Executive Officer and Senior Operating Officer of the Agri Business Division since April 2019. From April 2011 to April 2015 served as General Manager of the Inorganic & Agricultural Chemicals Department, from April 2014 to April 2015 as Senior Operating Officer of the Chemicals Division, from April 2015 to October 2016 as General Manager of the Planning & Strategy Department, Chemical & Forest Products Group, from October 2016 to April 2019 as Senior Operating Officer of the Agri-Input Business Division, and from October 2016 to April 2017 as Corporate Officer. Joined Marubeni Corporation in 1987.

Hidenobu Kumada	Executive Officer
Executive Officer since April 2018, and Chief Operating Officer of the Food Division since April 2019. From April 2012 to April 2016 served as Senior Operating Officer of the Food Products Division, from April 2016 to April 2018 as Senior Operating Officer of the Grain Division, from April 2016 to April 2017 as General Manager of the Grain Division Staff Office, and from April 2018 to April 2019 as Chief Operating Officer of the Grain Division. Joined Marubeni Corporation in 1982.

Jun Hirasawa	Executive Officer
Executive Officer and Regional CEO for China, and President of Marubeni (China) Co., Ltd. since April 2018. From April 2014 to April 2018 served as Deputy Regional CEO for China and as President of Marubeni (Shanghai) Co., Ltd., from January 2016 to April 2018 as Deputy President of Marubeni (China) Co., Ltd., and from April 2016 to April 2018 as Corporate Officer. Joined Marubeni Corporation in 1983.

Makoto Sato	Executive Officer
Executive Officer and Regional CEO for Middle East since April 2018. From April 2013 to April 2015 served as President of Marubeni Venezuela C.A., from April 2015 to April 2016 as Senior Operating Officer of the Plant Division, and from April 2016 to April 2018 as Corporate Officer and as Managing Director of Marubeni Iran Co., Ltd. Joined Marubeni Corporation in 1983.

Yuichi Ohira	Executive Officer
Executive Officer since April 2018, and Chief Operating Officer of the Lifestyle Division since April 2016. From April 2012 to April 2016 served as General Manager of the Fashion Apparel Department, and from January 2017 to April 2017 as General Manager of the Utility Apparel Department. Joined Marubeni Corporation in 1986.

Takayuki Furuya	Executive Officer
Executive Officer since April 2018, and General Manager of the Corporate Planning & Strategy Department since April 2016. From April 2013 to April 2016 served as Deputy General Manager of the Secretariat and as Executive Assistant to the President, from April 2017 to April 2018 as General Manager of the IoT + Big Data Strategy Department, and from April 2018 to April 2019 as General Manager of the Digital Innovation Department. Joined Marubeni Corporation in 1987.

Yoshiaki Yokota	Executive Officer
Executive Officer and Chief Operating Officer of the Power Business Division since April 2018. From April 2012 to April 2016 served as General Manager of the Overseas Power Projects Department-IV, from April 2015 to April 2017 as Senior Operating Officer of the Power Projects Division, and from April 2017 to April 2018 as Senior Operating Officer of the Power Business Division. Joined Marubeni Corporation in 1987.

Name	Position with Marubeni	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jiro Itai	Executive Officer
Executive Officer and Chief Operating Officer of the Construction, Auto & Industrial Machinery Division since April 2018. From April 2013 to April 2017 served as General Manager of the Construction Machinery Department, and from April 2016 to April 2018 as a Senior Operating Officer of the Construction & Industrial Machinery Division. Joined Marubeni Corporation in 1987.

Kosuke Takechi	Executive Officer
Executive Officer and Chief Operating Officer of the Aerospace & Ship Division since April 2018. From April 2013 to April 2018 served as General Manager of the Ship Department, and from April 2015 to April 2018 as Senior Operating Officer of the Aerospace & Ship Division. Joined Marubeni Corporation in 1988.

Takao Ando	Executive Officer
Executive Officer since April 2019, and General Manager of the Risk Management Department since April 2015. From April 2013 to April 2015 served as Deputy General Manager of the Corporate Planning & Strategy Department, and from April 2017 to April 2019 as Corporate Officer. Joined Marubeni Corporation in 1985.

Tsuyoshi Teragaki	Executive Officer
Executive Officer since April 2019, and Chief Operating Officer of the Forest Products Division since April 2018. From April 2014 to April 2017 served as General Manager of the Packaging Paper & Board Department, and from April 2016 to April 2018 as Senior Operating Officer of the Forest Products Division. Joined Marubeni Corporation in 1988.

Satoru Ichinokawa	Executive Officer
Executive Officer and Chief Operating Officer of the Chemicals Division since April 2019. From April 2014 to April 2017 served as General Manager of the Petrochemicals & Plastics Department, and from April 2017 to April 2019 as General Manager of the Planning & Strategy Department, Chemical & Forest Products Group. Joined Marubeni Corporation in 1988.

Takashi Imamura	Executive Officer
Executive Officer since April 2019 and General Manager of the Research Institute since October 2017. From April 2008 to September 2017 served as General Manager of Marubeni America Corporation, Washington office. Joined Marubeni Corporation in 1989.

Directors and Executive Officers of MHC

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of MHC. MHC considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer and executive vice president. Unless otherwise indicated, each such person is a Japanese citizen and has been engaged in MHC’s or its subsidiaries’ business actively and continuously for the past five years.

During the past five years, neither MHC nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with MHC	Business Address & Telephone	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Takayuki Sakakida	Managing Director	Herikerbergweg 238, Luna Arena 1101 CM Amsterdam, the Netherlands 31 2057 55600
General Manager of the Finance & Leasing Business Dept.-II of Marubeni Corporation since April 2019. From April 2011 to April 2015 served as Managing Director of MD Aviation Capital Pte. Ltd. (Singapore), from April 2015 to April 2016 as General Manager, Business Administrative Sec., of the Aerospace & Defense Systems Department, from April 2016 to April 2017 as Assistant General Manager of the Aerospace & Defense Systems Department, and from April 2017 to April 2019 as Vice President & General Manager, Aerospace & Ship Unit, of Marubeni America Corporation.

Directors and Executive Officers of Marubeni Aviation Corporation

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Marubeni Aviation Corporation. Marubeni Aviation Corporation considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer and executive vice president. Unless otherwise indicated, each such person is a Japanese citizen and has been engaged in Marubeni Aviation Corporation’s or its subsidiaries’ business actively and continuously for the past five years.

During the past five years, neither Marubeni Aviation Corporation nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with Marubeni Aviation Corporation	Business Address & Telephone	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Takayuki Sakakida	Director	Nihombashi Tower, 18th Floor 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan 81 3 3282 7813
General Manager of the Finance & Leasing Business Dept.-II of Marubeni Corporation since April 2019. From April 2011 to April 2015 served as Managing Director of MD Aviation Capital Pte. Ltd. (Singapore), from April 2015 to April 2016 as General Manager, Business Administrative Sec., of the Aerospace & Defense Systems Department, from April 2016 to April 2017 as Assistant General Manager of the Aerospace & Defense Systems Department, and from April 2017 to April 2019 as Vice President & General Manager, Aerospace & Ship Unit, of Marubeni America Corporation.

Directors and Executive Officers of Parent

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Parent considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer and executive vice president. Unless otherwise indicated, each such person is a Japanese citizen and has been engaged in Parent’s or its subsidiaries’ business actively and continuously for the past five years.

During the past five years, neither Parent nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with Parent	Business Address & Telephone	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Takayuki Sakakida	Director	c/o Marubeni Corporation 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan 81 3 3282 7813
General Manager of the Finance & Leasing Business Dept.-II of Marubeni Corporation since April 2019. From April 2011 to April 2015 served as Managing Director of MD Aviation Capital Pte. Ltd. (Singapore), from April 2015 to April 2016 as General Manager, Business Administrative Sec., of the Aerospace & Defense Systems Department, from April 2016 to April 2017 as Assistant General Manager of the Aerospace & Defense Systems Department, and from April 2017 to April 2019 as Vice President & General Manager, Aerospace & Ship Unit, of Marubeni America Corporation.

Yoshiyasu Mizutomi	Director	c/o Mizuho Leasing Company, Limited 1-2-6 Toranomon Minato-ku, Tokyo, 105-0001 Japan 81 3 5253 6680
Executive Officer of Mizuho Leasing Company, Limited, since April 1, 2015. From April 1, 2015 to April 1, 2019, served as General Manager of the Aviation Business Dept. and Finance Business Dept. Joined IBJ Leasing in 2013 as General Manager of the Finance Business Dept. Prior to that, served as General Manager of the Syndicated Finance Division at Mizuho Bank, Ltd. and was in charge of the underwriting of syndicated loans worldwide. Has over 25 years’ experience in corporate finance at Mizuho Bank, Ltd. and Industrial Bank of Japan Ltd. (which merged with Mizuho Bank, Ltd. in 2002).

Directors and Executive Officers of Merger Sub

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Merger Sub. Merger Sub considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer and executive vice president. Unless otherwise indicated, each such person is a Japanese citizen and has been engaged in Merger Sub’s or its subsidiaries’ business actively and continuously for the past five years.

During the past five years, neither Merger Sub nor any of its directors or executive officers listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Position with Merger Sub	Business Address & Telephone	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Takayuki Sakakida	Director	c/o Marubeni Corporation 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan 81 3 3282 7813
General Manager of the Finance & Leasing Business Dept.-II of Marubeni Corporation since April 2019. From April 2011 to April 2015 served as Managing Director of MD Aviation Capital Pte. Ltd. (Singapore), from April 2015 to April 2016 as General Manager, Business Administrative Sec., of the Aerospace & Defense Systems Department, from April 2016 to April 2017 as Assistant General Manager of the Aerospace & Defense Systems Department, and from April 2017 to April 2019 as Vice President & General Manager, Aerospace & Ship Unit, of Marubeni America Corporation.

APPRAISAL RIGHTS

Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Board of Directors considers the fair value for each common share to be $32.00, without interest and less any applicable withholding taxes.

Any Aircastle shareholder who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the Merger Proposal may exercise its appraisal rights under the Bermuda Companies Act to have the fair value of its shares appraised by the Bermuda Court. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any Aircastle shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Bermuda Court within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the Bermuda Court prescribing in detail the operation of the provisions of the Bermuda Companies Act governing appraisal rights that are set forth in Section 106 of the Bermuda Companies Act or the process of appraisal by the Bermuda Court; the Bermuda Court retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Bermuda Companies Act.

If an Aircastle shareholder votes in favor of the Merger Proposal at the special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the merger is consummated, and as discussed in the section of this proxy statement titled “The Merger Agreement—Effects of the Merger on the Common Shares of the Company and Merger Sub,” each common share of such shareholder will be canceled and converted into the right to receive the Merger Consideration. Voting against the merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.

A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL.

In any case where a registered holder of shares has made an appraisal application, in respect of the shares held by such dissenting shareholder, and the merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares, then the dissenting shareholder shall be entitled to receive the Merger Consideration and, if the fair value of the dissenting shares is later appraised by the Bermuda Court to be greater than the value of them Merger Consideration, such dissenting shareholder will be paid the difference, between the amount paid to him as the Merger Consideration and the value appraised by the court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the merger is terminated under the terms of the Merger Agreement, in which case no payment shall be made. However, it is anticipated that, subject to having obtained the requisite approval, the merger would have proceeded prior to the appraisal by the Bermuda Court.

A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for apportioning the costs of any application to the Bermuda Court under Section 106 of the Bermuda Companies Act will be in the discretion of the Bermuda Court.

The relevant portion of Section 106 of the Bermuda Companies Act in relation to appraisal rights is as follows:

•	“(6) Any shareholder who did not vote in favor of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

•	(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either - (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or (b) to terminate the amalgamation or merger in accordance with subsection (7).
•	(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
•	(6C) No appeal shall lie from an appraisal by the Court under this section.
•	(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.
•	(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE AIRCASTLE COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Bermuda Court, mail or deliver a written demand to:

Aircastle Limited
c/o Aircastle Advisor LLC
Attention: Christopher L. Beers, Chief Legal Officer
201 Tresser Boulevard, Suite 400
Stamford, CT 06901

ADVISORY VOTE ON MERGER RELATED COMPENSATION

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43.

Accordingly, we are seeking approval of the following resolution at the special general meeting:

“RESOLVED, that the shareholders of Aircastle Limited approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Aircastle Limited’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” in Aircastle Limited’s proxy statement for the special general meeting.”

The advisory, non-binding proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Shareholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company, the Board of Directors or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, Aircastle’s named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Board of Directors Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to approve, by advisory, non-binding vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

ELIMINATING DUPLICATIVE PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding Aircastle’s shares who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, a single set of this proxy statement will be sent to any household at which two or more of Aircastle’s shareholders reside. Householding benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce Aircastle’s expenses. The procedure applies to Aircastle’s annual reports, proxy statements, other proxy materials and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to have access to and utilize separate proxy voting instructions.

If you do not wish to participate in “householding” and would like to receive a separate copy of this proxy statement, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 if you hold registered shares or your broker if your shares are held in a brokerage account, and a copy of the proxy statement will be promptly delivered on Aircastle’s behalf.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, we do not expect to hold an annual general meeting of shareholders in 2020. If the merger is not completed, you will continue to be entitled to attend and participate in Aircastle’s annual meetings of shareholders. We will hold an annual general meeting of shareholders in 2020 only if the merger has not already been completed.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, and as stated in Aircastle’s proxy statement for the 2019 annual meeting of shareholders, if a shareholder wishes to submit a proposal to be considered for inclusion in Aircastle’s proxy statement for the 2020 Annual General Meeting of Shareholders, if held, the Company must have received the proposal in writing on or before December 6, 2019, unless the date of the 2019 Annual General Meeting of Shareholders is changed by more than 30 days from the date of the last annual general meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. All proposals must comply with Exchange Act Rule 14a-8 and should be sent to the Secretary of Aircastle Limited, c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901.

If a shareholder wishes to submit a proposal for business to be brought before the 2020 Annual General Meeting of Shareholders, if held, outside of Exchange Act Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-laws, no earlier than January 18, 2020, and no later than February 17, 2020 or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than 10 days following the date on which such notice of annual general meeting was mailed or the date on which public disclosure of the date of the annual general meeting was made, whichever first occurs. Notice of any such proposal also must include the information specified in Aircastle’s Bye-laws and should be sent to the Secretary of Aircastle Limited, c/o Aircastle Advisor LLC, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901. In order for a proposal to be considered “timely” for purposes of Rule 14a-4(c), such proposal must be received no later than February 19, 2020.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to Aircastle’s shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at Aircastle’s registered office in Bermuda (located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, pursuant to the Exchange Act. Those filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of any document filed by us at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Investors may also obtain Aircastle’s SEC filings in connection with the transaction, free of charge, by directing a request to Aircastle Limited, Attention: Investor Relations, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901. The information contained in Aircastle’s SEC filings is not part of this proxy statement, other than the documents that we file with the SEC that are incorporated by reference into this proxy statement.

Because the merger is a “going-private” transaction, Parent, the Company, Merger Sub and the Marubeni Shareholders have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special general meeting:

•	Aircastle’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2018;
•	Aircastle’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2019, June 30, 2019 and March 31, 2019;
•	Aircastle’s Definitive Proxy Statement on Schedule 14A, as supplemented, filed with the SEC on April 4, 2019; and
•	Aircastle’s Current Reports on Form 8-K filed with the SEC on December 26, 2019, November 8, 2019, November 7, 2019, November 7, 2019, October 28, 2019, July 17, 2019, June 13, 2019, May 21, 2019, May 21, 2019 and April 1, 2019.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special general meeting to the extent required to fulfill Aircastle’s obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated January 23, 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of November 5, 2019

among

AIRCASTLE LIMITED,

MM AIR LIMITED

and

MM AIR MERGER SUB LIMITED

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 5, 2019, among Aircastle Limited, a Bermuda exempted company (the “Company”), MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving company, and each Common Share issued and outstanding shall be converted into the right to receive $32.00 in cash;

WHEREAS, the Company Board has (i) determined that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iv) subject to Section 5.04, recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each (i) determined that the Merger Consideration constitutes fair value for each Common Share and (ii) approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the transactions contemplated hereby and thereby;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as its sole shareholder;

WHEREAS, Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement and the Statutory Merger Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Marubeni Corporation, Marubeni Aviation Corporation and Marubeni Aviation Holding Coöperatief U.A. (collectively, “Marubeni”) are entering into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which Marubeni has agreed, among other things, to vote all of its Company Shares in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in the Voting and Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Marubeni Corporation and Mizuho Leasing Company, Limited (the “Guarantors”), have executed and delivered a Limited Guaranty pursuant to which the Guarantors have guaranteed certain obligations of Parent under this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.03.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01.   The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.   Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 at 9:00 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03.   Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as shall be set forth in the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

Section 1.04.   Effects. The Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

Section 1.05.   Memorandum of Association and Bye-laws. The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (in each case, subject to Section 6.04).

Section 1.06.   Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Company), shall be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01.   Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.01 per share, of the Company (the “Common Shares”) or any of the common shares, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Shares”):

(a)   Conversion of Merger Sub Common Shares. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Company (the “Surviving Company Common Shares”) with the same rights, powers and privileges as the shares so converted and together with the Marubeni Shares shall constitute the only issued and outstanding share capital of the Surviving Company.

From and after the Effective Time, all certificates representing Merger Sub Common Shares shall be deemed for all purposes to represent the number of common shares of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b)   Cancellation of Parent-Owned Shares; Conversion of Subsidiary-Owned Shares.

(i)   Each Common Share that is owned by the Company as a treasury share and each Common Share that is owned directly by Parent or Merger Sub immediately prior to the Effective Time shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)   Each Common Share that is owned directly (x) by any direct or indirect wholly owned Subsidiary of the Company or (y) by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or (z) by Marubeni Aviation Holding Coöperatief U.A. (such shares referred to in clause (z), the “Marubeni Shares”) shall in each case be converted into the number of Surviving Company Common Shares required so that each such entity owns the same percentage of Surviving Company Common Shares immediately after the Effective Time as such entity owned of Common Shares immediately prior to the Effective Time.

(c)   Conversion of Common Shares. Subject to Sections 2.02, 2.03 and 2.04, each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Company in accordance with Section 2.01(b) or Company Restricted Shares canceled and exchanged in accordance with Section 2.04(a)) shall be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”). All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Common Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Common Shares will be appropriately adjusted to provide to the holders of Common Shares, Company PSUs, Company RSUs and Company Restricted Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.02.   Exchange of Certificates; Payment Fund.

(a)   Paying Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b)   Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Parent shall cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Shares (i) a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title shall pass (A) with respect to shares evidenced by Certificates, only upon the proper delivery of the Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Merger Consideration.

(c)   Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as reasonably may be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Common Shares have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate or Book-Entry Share representing such Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Common Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Common Shares are entitled to receive in respect of such shares pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates (or Common Shares held as Book-Entry Shares).

(d)   No Further Ownership Rights in Common Shares. The Aggregate Merger Consideration paid in accordance with the terms of this Article II upon conversion of any Common Shares and any Company Share Awards shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Shares or Company Share Awards, as applicable. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares or Company Share Awards that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates formerly representing Common Shares (or Common Shares held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e)   Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Common Shares for one year after the Effective Time shall be delivered to Parent (or its designee), and any holder of Common Shares who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of its claim for Merger Consideration without any interest thereon.

(f)   No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)   Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets, and, in any case, no such instrument shall have a maturity that may prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s shareholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h)   Withholding Rights. Each of Parent, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i)   Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.03.   Dissenter’s Rights.

(a)   At the Effective Time, all Common Shares held by a holder of Common Shares who, as of the Effective Time, (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act and (c) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (the “Dissenting Shares”) shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive, the Merger Consideration pursuant to Section 2.01 and Section 2.02, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within 30 days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)   In the event that a holder fails to exercise any right to appraisal within one month after the date the notice convening the Company Shareholders Meeting has been given, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder shall have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.01.

(c)   The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

Section 2.04.   Company Share Awards.

(a)   Treatment of Company PSUs, Company RSUs and Company Restricted Shares. Effective as of the immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs, Company RSUs or Company Restricted Shares, as applicable:

(i)   each then outstanding Company PSU shall become fully vested assuming the achievement of the applicable performance metrics at the maximum level of performance and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “PSU Merger Consideration”);

(ii)   each then outstanding Company RSU shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “RSU Merger Consideration”); and

(iii)   each then outstanding Company Restricted Shares shall become fully vested and be canceled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for Taxes (the “Restricted Share Merger Consideration”).

As of the Effective Time, each holder of Company PSUs, Company RSUs or Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable, payable at the time and in the manner set forth in Section 2.02(c).

(b)   Section 409A. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be canceled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code.

(c)   Payments with Respect to Company Share Awards. In the case of Company Share Awards, the holder of such Company Share Awards shall receive in exchange therefor the applicable PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable, into which such Company Share Awards have been converted pursuant to this Section 2.04, to be paid through the payroll of the Surviving Company or its Affiliates on or as soon as practicable after the Closing Date and in no event later than five Business Days following the Closing Date.

(d)   Company Actions. Prior to the Effective Time, the Company shall take all actions as may be necessary or appropriate or as reasonably may be requested by Parent to effectuate the actions contemplated by this Section 2.04.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available after January 1, 2018 and prior to the date of this Agreement (the “Filed Company SEC Documents”), in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Filed Company SEC Documents or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature, or (ii) as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection; provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

Section 3.01.   Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, accurate and complete copies of the Memorandum of Association of the Company in effect as of the date of this Agreement (the “Company Memorandum of Association”) and the amended and restated bye-laws of the Company in effect as of the date of this Agreement (the “Company Bye-laws”).

Section 3.02.   Company Subsidiaries.

(a)   All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital, voting securities or other equity interests), except for restrictions imposed by applicable securities Law.

(b)   Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 3.03.   Capital Structure.

(a)   The authorized share capital of the Company consists of 250,000,000 Common Shares, and 50,000,000 preferred shares, $0.01 par value, of the Company (the “Preferred Shares”) and, together with the Common Shares, the “Share Capital”). At the close of business on November 4, 2019, (i) 74,635,330 Common Shares were issued and outstanding (of which 451,628 shares consisted of Company Restricted Shares); (ii) no Preferred Shares were issued and outstanding; (iii) 4,915,955 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; (iv) 1,710,858 Common Shares were issuable upon the vesting or settlement of outstanding Company PSUs (assuming achievement of the applicable performance metrics at the maximum level of performance); and (v) 66,917 Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs. Except as set forth in this Section 3.03(a), at the close of business on November 4, 2019, no share capital or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b)   All outstanding Common Shares are, and, at the time of issuance, all such shares that may be issued upon the vesting or settlement of Company PSUs or Company RSUs will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Bermuda Companies Act, the Company Memorandum of Association, the Company Bye-laws or any written contract, lease, license, indenture, note, bond, agreement, undertaking, franchise or other instrument (in each case, to the extent legally binding on the parties thereto) (a “Contract”) to which the Company is a party or otherwise bound. Except as set forth above in this Section 3.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any share capital of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of any Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any share capital of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (i) the withholding of Taxes in connection with the vesting or settlement of Company Share Awards, and (ii) forfeitures of Company Share Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any share capital or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote (“Company Voting Debt”). Other than the Voting and Support Agreement, none of the Company or any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any share capital or voting securities of, or other equity interests in, the Company. Except as set forth on Section 3.03(b) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

Section 3.04.   Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, subject, in the case of the Merger, to the receipt of the affirmative votes of a majority of the votes cast by holders of outstanding Common Shares at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) determining that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (ii) determining that the terms of this Agreement and the Statutory Merger Agreement, the Merger and the other transactions contemplated hereby and thereby are fair and in the best interests of the Company and its shareholders; (iii) approving and declaring advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger; and (iv) subject to Section 5.04, convening a meeting of the shareholders and recommending that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”). Except for any Adverse Recommendation Change made after the date of this Agreement that is expressly permitted by the terms of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or its Affiliates are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05.   No Conflicts; Consents.

(a)   The execution and delivery by the Company of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii) below) or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Memorandum of Association, the Company Bye-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (each a “Permit” and collectively, the “Permits”), judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   No Permit, consent, approval, clearance, waiver or order (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the Schedule 13E-3, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Statutory Merger Agreement, the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (including the requirement under the Exchange Act for the shareholders of the Company to approve or disapprove, on an advisory basis, certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger); (ii) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (iii) executing and delivering the Statutory Merger Agreement; (iv) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; (v) compliance with the NYSE rules and regulations; and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)   The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s share capital necessary for the adoption of this Agreement.

Section 3.06.   SEC Documents; Undisclosed Liabilities.

(a)   The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2018 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement and the Schedule 13E-3, being collectively referred to as the “Company SEC Documents”).

(b)   Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United

States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)   Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2019 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2019, and (iv) for other liabilities and obligations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be recorded or reflected on a balance sheet, or in the footnotes thereto, under GAAP.

(d)   The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.

(e)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f)   None of the Company Subsidiaries is, or has at any time since January 1, 2018 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07.   Information Supplied. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference therein.

Section 3.08.   Absence of Certain Changes or Events. From December 31, 2018 to the date of this Agreement, there has not occurred any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2018 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects.

Section 3.09.   Taxes. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)   Each of the Company and each Company Subsidiary has (i) timely filed all Tax Returns required to have been filed by it in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete, and (ii) paid all Taxes required to have been paid by it (whether or not shown on any such Tax Return) other than Taxes that (x) are not yet due or that are being contested in good faith in appropriate proceedings and (y) as to which adequate reserves have been established in accordance with GAAP.

(b)   None of the Company or any Company Subsidiary has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired.

(c)   The Company and each Company Subsidiary have complied in all respects with all applicable Laws relating to the withholding of Taxes and have duly withheld and paid over to the appropriate Governmental Entity all Taxes required to be so withheld and paid over. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(d)   There are no pending or threatened in writing audits, examinations, investigations or other proceedings with respect to any Taxes of the Company or any Company Subsidiary.

(e)   No deficiency or other proposed assessment or adjustment for Taxes has been assessed, asserted or proposed in writing by any Governmental Entity against the Company or any Company Subsidiary which deficiency or other proposed assessment or adjustment has not been paid in full, settled or withdrawn.

(f)   No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to Tax in that jurisdiction.

(g)   None of the Company or any Company Subsidiary (i) is a party to or is bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up provisions in any credit agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes); or (ii) has any material liability for the Taxes of any Person (other than the Company and Company Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor or by operation of Law.

(h)   There are no Liens for Taxes on any of the assets of the Company or of any Company Subsidiary other than Permitted Liens.

(i)   None of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of applicable Law).

(j)   None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of state or non-U.S. Law).

(k)   Neither the Company nor any of the non-U.S. Company Subsidiaries that does not file a U.S. federal income tax return on the basis that it is engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code has received written notice from the U.S. Internal Revenue Service (the “IRS”) claiming that the Company or such non-U.S. Company Subsidiary is subject to U.S. federal income Tax as a result of being so engaged in a trade or business within the United States. Neither the Company nor any of the Company Subsidiaries that do not take the position on their Tax Returns that they are Irish tax residents has received written notice from a Governmental Entity in Ireland claiming that the Company or any of such Company Subsidiaries may have a permanent establishment in Ireland.

(l)   The Company and each Company Subsidiary have conducted all intercompany transactions in substantial compliance with the principles of, and documentation requirements pertaining to, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(m)   The information provided by or on behalf of the Company to its shareholders concerning U.S. federal income Tax matters is accurate and complete in all material respects.

(n)   Except with respect to the representations and warranties set forth in Section 3.10 (to the extent expressly related to Taxes), the representations and warranties set forth in this Section 3.09 are the Company’s sole and exclusive representations relating to Taxes.

Section 3.10.   Employee Benefits.

(a)   Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete list of all material Company Benefit Plans. For purposes of this Agreement, (i) “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, incentive compensation, option, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, in each case (A) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary in respect of any current or former directors, officers or employees of the Company or any Company Subsidiary or (B) to which the Company or any Company Subsidiary has any liability; provided, that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity, and (ii) “Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former directors, officers or employees of the Company or any Company Subsidiary who are located primarily outside of the United States.

(b)   Copies of the following materials have been made available to Parent with respect to each material Company Benefit Plan in existence as of the date hereof, in each case to the extent applicable: (i) the plan document and all amendments thereto; (ii) the current determination letter or opinion letter from the IRS; (iii) the current summary plan description and any summary of material modifications; (iv) the most recent annual report on Form 5500 filed with the IRS; (v) the most recently prepared actuarial reports and financial statements; and (vi) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (v).

(c)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), (ii) there is no pending or, to the Knowledge of the Company, threatened, assessment, complaint, proceeding or, to the Knowledge of the Company, investigation of any kind in any Governmental Entity with respect to any Company Benefit Plan (other than routine claims for benefits); (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked; (iv) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so fully funded, book-reserved or secured, based on reasonable actuarial assumptions; (v) no Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA; and (vi) neither the Company nor any Company Subsidiary has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any actual or contingent liability under a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)   Neither the execution or delivery of this Agreement or the Statutory Merger Agreement nor the consummation of the Merger (alone or in combination with any other event) will (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to any material payment or benefit; (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer or employee; (iii) accelerate the time of payment or vesting of any material amounts due to any such current or former director, officer or employee; or (iv) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(e)   The representations and warranties set forth in this Section 3.10 are the Company’s sole and exclusive representations relating to employee benefits matters of any kind.

Section 3.11.   Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12.   Compliance with Applicable Laws.

(a)   Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the respective businesses of the Company and the Company Subsidiaries are being conducted, and since January 1, 2014 have been conducted, in accordance with all Laws applicable thereto.

(b)   The Company and the Company Subsidiaries hold, and since January 1, 2014 have held, all Permits necessary for the lawful conduct of their respective businesses, and all such Permits are in full force and effect, except where the failure to hold such Permits or the failure of such Permits to be in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)   The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Laws, writs, injunctions, directives, judgments, decrees or orders, in each case as amended, to which the Company or the Company Subsidiaries are subject relating to anti-bribery, anti-corruption, and anti-money laundering compliance.

Section 3.13.   Compliance with Anti-Bribery Laws.

(a)   The Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Anti-Bribery Laws. Since January 1, 2014, the Company and the Company Subsidiaries, and its and their respective directors, executive officers and, to the Knowledge of the Company, non-executive officers, employees and agents, have not, in violation of any applicable Law in any material respect: (i) paid, offered, promised, given or authorized, directly or indirectly, the payment of money or anything of value to a Government Official (or any other Person at a Government Official’s request or with a Government Official’s assent or acquiescence) intending to (A) influence a Government Official in his or her official capacity in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage, or in directing business to any third party on behalf of the Company or the Company Subsidiaries; (B) secure an improper advantage for the Company or the Company Subsidiaries; (C) induce a Government Official to use his or her influence to affect or influence any act, omission or decision of a Government Authority, in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage; or (D) provide an unlawful personal gain or benefit, of financial or other value, to a Government Official on behalf of the Company or the Company Subsidiaries; or otherwise (ii) made any bribe, payoff, influence payment, kickback, or other unlawful payment to any Person, regardless of the form, whether in money, property, or services, to obtain or retain business or a business advantage for the Company or the Company Subsidiaries or to secure any improper advantage for the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has received written notice from any Government Authority that it is not in compliance with, or has not complied with, any Anti-Bribery Law in any material respect.

(b)   To the Knowledge of the Company: (i) no director, officer, or agent of the Company or of any Company Subsidiary is a Government Official; and (ii) none of the Company Parties has at any time since January 1, 2014 been barred or disqualified from participating in any bid process run by a Governmental Entity based on actual or alleged failure to comply with Anti-Bribery Laws.

(c)   The Company and the Company Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with the books and records requirements and internal controls requirements applicable to them under the FCPA.

Section 3.14.   Sanctions.

(a)   To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Sanctions and export controls.

(b)   To the Knowledge of the Company, there is no investigation, action, case, or proceeding pending or threatened in writing by or before any Government Authority with respect to any violation of any applicable Sanctions or export controls in any material respect by the Company or any Company Subsidiary.

(c)   None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person.

(d)   The Company and the Company Subsidiaries have in place internal policies, procedures, and controls appropriately designed to comply with applicable Sanctions.

Section 3.15.   Compliance with Anti–Money Laundering Laws.

(a)   To the Knowledge of the Company, the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all applicable Anti–Money Laundering Laws.

(b)   To the Knowledge of the Company, there is no investigation, action, case, or proceeding pending or threatened in writing by or before any Government Authority with respect to any violation of any Anti–Money Laundering Laws in any material respect by the Company or the Company Subsidiaries.

Section 3.16.   Data Privacy and Cyber Security.

(a)   The Company and the Company Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to privacy and protection of Personal Data applicable to the Company and the Company Subsidiaries, including but not limited to the following Laws, to the extent such Laws are applicable to the conduct of the Company and the Company Subsidiaries: the EU General Data Protection Regulation, the Gramm-Leach-Bliley Act of 1999; the Fair Credit Reporting Act of 1970 (“FCRA”); the Fair and Accurate Credit Transactions Act of 2003; the Identity Theft Red Flag Rules; the Electronic Communications Privacy Act of 1986; the Telephone Consumer Protection Act of 1991; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003; Section 5 of the FTC Act; all applicable data export control Laws; and all applicable State privacy, security, data protection and destruction, mini-FCRA, and data breach notification statutes and regulations (collectively, the “Privacy Laws”).

(b)   The Company and the Company Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all contractual privacy and security standards and obligations to which the Company is bound. Since January 1, 2017 the Company and the Company Subsidiaries have not received any written notice from any Government Authority or any other Person regarding material noncompliance with any Laws pertaining to privacy or security of data or information or any such contractual privacy and security standards and obligations.

(c)   To the Knowledge of the Company, since January 1, 2017 there has been no material data security breach, including any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any of the databases, or computer equipment, systems or networks, in each case, of the Company and the Company Subsidiaries (“Data Breach”). As of the date of this Agreement, each of the Company and the Company Subsidiaries uses commercially reasonable efforts to protect against any unauthorized use, access, interruption, modification, or corruption, in material conformance with applicable industry practices, the confidentiality, integrity, and security of Personal Data in the possession or control of the Company and the Company Subsidiaries, the databases, servers, systems, sites, circuits, networks, and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) of the Company or the Company Subsidiaries.

(d)   To the Knowledge of the Company, since January 1, 2014 no Data Breach, material violation of privacy of any individual, or material unauthorized use, access, or disclosure of any data or information in the Company’s databases, has occurred or is occurring or has been or is threatened in writing against any of the Company or the Company Subsidiaries (collectively, “Privacy Incident”). To the Knowledge of the Company, since January 1, 2017 no investigation, inquiry, complaint, or claim relating to the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, processing, or use) of the Company or the Company Subsidiaries or to any Privacy Incident has been or is being made, reported or conducted by any consumer, Governmental Authority, consumer advocacy group, industry or trade organization, privacy seal or certification program, privacy group, or member of media, in each case except as would not be material to the Company and the Company Subsidiaries, taken as a whole (collectively, “Privacy Claims”).

Section 3.17.   Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are (a) in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or the environment (“Environmental Law”) which compliance includes possession of required permits and authorizations; (b) none of the Company or any Company Subsidiary has received any written notice that remains outstanding from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of applicable Environmental Law; and (c) there are no unresolved legal or administrative proceedings or written demands pending alleging that the Company or any Company Subsidiary is liable for response actions to address a “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq. The representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations relating to compliance with Environmental Laws.

Section 3.18.   Contracts.

(a)   As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b)   Section 3.18(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list, and the Company has made available to Parent accurate and complete copies, of: (i) each Contract to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or any Company Subsidiaries to compete in any line of business or geographic area and that is material to the Company and the Company Subsidiaries, taken as a whole; (ii) each Contract pursuant to which any material amount of Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (iii) each material partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business; (iv) each material Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the Common Shares outstanding as of the date hereof or (C) to the Knowledge of the Company, any affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents; (v) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than any such Contract entered into in the ordinary course of business; (vi) each Contract to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments during calendar year 2019 or any subsequent 12-month period of at least $200 million and which is not terminable by either party on less than 60 days’ written notice without material penalty, except for any such Contract which is entered into in the ordinary course of business; and (vii) other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $200 million in the aggregate; provided that the following Contracts shall not be required to be listed on Section 3.18(b) of the Company Disclosure Letter, shall not be required to made available to Parent pursuant to this Section 3.18(b), and shall not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, (2) any Contract between the Company, on the one hand, and one or more Company Subsidiaries, on the other hand, or between one or more Company Subsidiaries and (3) any Real Estate Lease, which are the subject of Section 3.19 (any such Contract in clauses (1) through (4), an “Excluded Contract”). Each Contract described in this Section 3.18(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice.

Section 3.19.   Properties.

(a)   The Company and the Company Subsidiaries do not own any real property.

(b)   Section 3.19(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all material real property that is leased, subleased, sub-subleased, or licensed to the Company and the Company Subsidiaries, as applicable, and sets forth an accurate and complete list of any and all material leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect thereto (collectively, the “Real Estate Leases”). Accurate and complete copies of all material Real Estate Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.

(c)   Each Real Estate Lease (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary which is a party thereto, as applicable, enforceable in accordance with its terms, subject to: (A) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) has not been amended or modified in any material respect except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Parent; and (iii) except with respect to any Permitted Liens granted under the terms of any of the Real Estate Leases, has not been assigned in any manner by the Company or any of the applicable Company Subsidiaries, other than, in each case, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)   Neither the Company nor any of the Company Subsidiaries has received a written notice of default under any Real Estate Lease which remains uncured.

Section 3.20.   Intellectual Property.

(a)   Section 3.20(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all registrations and applications for registration for Patents, Trademarks and Copyrights owned by the Company and the Company Subsidiaries (“Registered Intellectual Property Rights”). The Company or a Company Subsidiary is the owner of all Registered Intellectual Property Rights, in each case free and clear of all Liens other than Permitted Liens, except where the lack of such ownership, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights.

(c)   To the Knowledge of the Company, as of the date hereof, the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of third parties, and, as of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing that alleges that the use of Intellectual Property Rights by, or the operation of the business of, the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties that, in each case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The foregoing representation and warranty in this Section 3.20(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation, or other violation of Intellectual Property Rights by the Company or any Company Subsidiary.

(d)   To the Knowledge of the Company, as of the date hereof, the Registered Intellectual Property Rights are not being infringed, misappropriated or otherwise violated by any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, no such claims are pending or threatened in writing against any Person by the Company or any Company Subsidiary.

(e)   The representations and warranties set forth in this Section 3.20 are the Company’s sole and exclusive representations relating to intellectual property matters of any kind.

Section 3.21.   Labor Matters.

(a)   None of the Company or the Company Subsidiaries is a party to any collective bargaining agreement with a labor organization (a “Collective Bargaining Agreement”).

(b)   As of the date of this Agreement, and except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to employees of the Company or any of the Company Subsidiaries: (a) there are no labor-related strikes, walkouts or lockouts pending or, to the Knowledge of the Company, threatened in writing, and (b) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(c)   The representations and warranties set forth in this Section 3.21 are the Company’s sole and exclusive representations relating to labor matters of any kind.

Section 3.22.   Anti-Takeover Provisions.

(a)   Assuming the accuracy of the representation contained in Section 4.09, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Statutory Merger Agreement, or the Merger.

(b)   The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.

Section 3.23.   Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.24.   Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares.

Section 3.25.   Insurance. Except as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company has determined to be prudent, taking into account the industries in which the Company and the Company Subsidiaries operate, and as is sufficient to comply with applicable Law.

Section 3.26.   Aircraft and Leases. Section 3.26 of the Company Disclosure Letter contains a complete and accurate list of all aircraft owned and all aircraft leased by the Company or any Company Subsidiary (including any trust) to a Person other than the Company or a Company Subsidiary as of September 30, 2019. Copies of each material Aircraft Lease in effect as of September 30, 2019 have been made available to Parent. Such copies are accurate and complete in all material respects. As of the date hereof, with respect to each aircraft listed in Section 3.26 of the Company Disclosure Letter, (a) the Company or a Company Subsidiary is either (i) the sole legal and beneficial owner of such aircraft or (ii) the beneficial owner of such aircraft and legal title to such aircraft is held in trust for the Company or a Company Subsidiary, and (b) the Company or a Company Subsidiary (including any trust) is the holder of a lessor’s interest in each such aircraft that is on lease to an Aircraft Lessee under the applicable Aircraft Lease Documents, in each case of the foregoing clauses (a) and (b) free and clear of all Liens, other than Permitted Liens.

Section 3.27.   No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and (y) no Person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent

Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify any other section in this Article IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other section.

Section 4.01.   Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02.   Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement. The Parent Board has adopted resolutions, by vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) determining that the Merger Consideration constitutes fair value for each Common Share; (ii) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement; and (iii) determining that entering into this Agreement and the Statutory Merger Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (i) determining that the Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (ii) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement; (iii) determining that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Merger Sub and Parent, as its sole shareholder; (iv) declaring this Agreement and the Statutory Merger Agreement advisable; and (v) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and the Statutory Merger Agreement and directing that this Agreement and the Statutory Merger Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole shareholder of Merger Sub, has adopted and approved this Agreement, the Statutory Merger Agreement and the Merger. Except for corporate approvals already obtained, no other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03.   No Conflicts; Consents.

(a)   The execution and delivery by each of Parent and Merger Sub of this Agreement and the Statutory Merger Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (solely with respect to clause (ii)) give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or share capital or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any of their respective Affiliates under, any provision of (i) the governing or organizational documents of Parent, Merger Sub or any of their respective Affiliates; (ii) any Contract to which Parent, Merger Sub or any of their respective Affiliates is a party or by which any of their respective properties or assets is bound; or

(iii) subject to the filings and other matters referred to in Section 4.03(b), any Permit, Judgment or Law, in each case, applicable to Parent, Merger Sub or any of their respective Affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent, Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement or its performance of its obligations hereunder or thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement, other than (i) (A) compliance with and filings under the HSR Act, (B) approvals and filings under all other Required Regulatory Approvals and (C) such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any non-U.S. antitrust, competition, trade regulation, foreign investment or similar Laws in order to complete the Merger and the other transactions contemplated by this Agreement and the Statutory Merger Agreement; (ii) executing and delivering the Statutory Merger Agreement; (iii) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04.   Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.05.   Compliance with Applicable Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent the business of Parent and the Parent Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent, to the Knowledge of Parent, the business of Parent and the Parent Subsidiaries has at all times maintained and been in compliance with all material Permits required by all Laws applicable thereto.

Section 4.06.   Litigation. At the date of this Agreement, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07.   Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than JP Morgan, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08.   Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.09.   Ownership of Common Shares. Except for the Marubeni Shares, none of Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any of their respective Affiliates, owns, or will prior to the Closing Date own, any share capital of the Company or has any rights to acquire any share capital of the Company (except pursuant to this Agreement). There are no voting trusts or other agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the voting of Share Capital or other equity interests of the Company or any of the Company Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any Affiliate of Parent or any of the Parent Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Share Capital or other equity interest of the Company or any of the Company Subsidiaries.

Section 4.10.   Available Funds. Parent and Merger Sub will have available to them at the Effective Time, cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any Indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby. Prior to the date hereof, Parent has provided to the Company accurate and complete copies of any commitments that Parent or any of its Affiliates have obtained to fund the Aggregate Merger Consideration, the repayment of any Indebtedness that may be refinanced as a result of the Merger and the transactions contemplated by this Agreement and any other amounts payable pursuant to the transactions contemplated by this Agreement.

Section 4.11.   Solvency of the Surviving Company Following the Merger. As of the Effective Time, assuming the accuracy, in all material respects, of the representations and warranties of the Company in this Agreement and material compliance by the Company with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, repayment or refinancing of any Indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Company and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Section 4.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (determined on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or lines of credit, or a combination thereof, to meet its obligations as they become due.

Section 4.12.   No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management, or information made available on any “data sites” are not and shall not be deemed to be or include representations or warranties. Without limiting the generality of the foregoing, each of Parent and Merger Sub hereby acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company, the Company Subsidiaries or their future business, operations or affairs. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.   Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of such provision of the next sentence. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the date hereof; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(a)   (i) other than with respect to regular quarterly dividends up to $0.32 per Common Share, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except for acquisitions, or deemed acquisitions, of Common Shares or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the vesting or settlement of Company Share Awards and (B) forfeitures of Company Share Awards;

(b)   except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws) (i) any share capital of the Company or any Company Subsidiary other than the issuance of Common Shares (A) upon the vesting or settlement of Company Share Awards issued before the date hereof in accordance with the terms thereof or (B) as required by the terms of the Company Share Awards issued before the date hereof; (ii) any other equity interests or voting securities of the Company or any Company Subsidiary; (iii) any securities convertible into or exchangeable or exercisable for share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any share capital or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Share Capital or any share capital of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary; or (vi) any Company Voting Debt;

(c)   amend the Company Memorandum of Association or the Company Bye-laws or the charter or organizational documents of any Company Subsidiary, except as may be required by Law or the rules and regulations of the SEC or the NYSE;

(d)   make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof);

(e)   knowingly take any action, directly or indirectly, that would, or would reasonably be expected to, expose the Company or the Company Subsidiaries to material liability under any applicable Anti-Bribery Law or Anti–Money Laundering Law;

(f)   directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions in the ordinary course of business consistent with past practice or as contemplated in the Company’s current business plans for calendar years 2019 and 2020 endorsed by the Company Board that were made available to Parent (the “Business Plan”); (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement; (iii) acquisitions in an amount not to exceed $200 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; or (iv) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(g)   except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(h), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) in the ordinary course of business consistent with past practice; (ii) pursuant to Contracts in existence on the date of this Agreement; (iii) in an amount not to exceed $200 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; (iv) pursuant to the Business Plan; or (v) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h)   incur any additional Indebtedness (other than any Indebtedness described in clause (iv) of the definition of Indebtedness), except for (i) the incurrence of additional Indebtedness in an amount not to exceed $300 million in the aggregate in each of the remainder of calendar year 2019 and calendar year 2020; (ii) the incurrence of additional Indebtedness pursuant to the Business Plan; (iii) Indebtedness in replacement of or to refinance at any time existing Indebtedness; provided that the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default under, such replacement Indebtedness; (iv) Indebtedness under the Company’s existing revolving credit facilities; or (v) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(i)   settle or compromise any material litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (excluding monetary damages to the extent that they are covered by the Company’s insurance policies) in an amount not in excess of $5 million in the aggregate by the Company or any Company Subsidiary and do not impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as whole, in each case, except as permitted by Section 6.05 and except for claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;

(j)   abandon, assign, exclusively license or grant any material right or other licenses to any Person to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(k)   (i) make, change or revoke any material Tax election; (ii) file any amended material Tax Return; (iii) make any material change to any Tax accounting method; (iv) enter into any closing agreement regarding any material Tax liability or assessment; (v) enter into any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than written Contracts not primarily relating to Taxes that are entered into in the ordinary course of business consistent with past practice and that are not material in the aggregate); (vi) settle or resolve any controversy that relates to a material amount of Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment; or (viii) surrender any right to claim a material Tax refund;

(l)   (i) materially increase the compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting of any compensation or benefits payable to any current or former director, officer or employee of the Company or any Company Subsidiary; or (iii) materially amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by applicable Law, (B) as required by the terms of any Company Benefit Plan, or (C) in the ordinary course of business consistent with past practice and as would not reasonably be expected to result in material liability to Parent;

(m)   make or authorize capital expenditures except (i) as budgeted in the Business Plan; (ii) in the ordinary course of business; (iii) emergency capital expenditures; or (iv) to the extent permitted under Section 5.01(f)(i);

(n)   adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries); or

(o)   agree to take any of the foregoing actions in clauses (a) through (n) above.

Section 5.02.   Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement, as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Affiliates not to, take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.03.   No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.04.   No Solicitation by the Company; Company Board Recommendation.

(a)   Except as permitted by Section 5.04(b) or Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers, directors, managers or employees, and shall instruct its accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) of the Company or the Company Subsidiaries, to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any Alternative Proposal or any proposal that could be reasonably expected to result in an Alternative Proposal; and (ii) from the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.04 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04), (B) furnish non-public information regarding the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or maintain discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) otherwise cooperate with or assist or participate in or facilitate any discussions or negotiations (other than informing Persons of the provisions set forth in this Section 5.04 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions for the sole purpose of the Company Board reasonably informing itself about such Alternative Proposal) regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to, or take any other action to facilitate any Inquiries or the making of any proposal that constitutes, or could be reasonably expected to result in, an Alternative Proposal, (E) approve, agree to, accept, endorse or recommend any Alternative Proposal, (F) submit to a vote of its shareholders, approve, endorse or recommend any Alternative Proposal, (G) effect any Adverse Recommendation Change or (H) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for Acceptable Confidentiality Agreements).

(b)   Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives an Alternative Proposal by any Person or Group at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.04(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement; and (ii) enter into and engage in discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal.

(c)   Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company shall advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company shall as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it shall reasonably promptly provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that may be provided (pursuant to Section 5.04(b)) to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company shall keep Parent reasonably informed on a prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 5.04 with the party making such Alternative Proposal and its Representatives).

(d)   Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), and provided there has been no material breach of Section 5.04(a) that resulted in such Superior Proposal, the Company Board may cause the Company to withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being an “Adverse Recommendation Change”) (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal) and (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that the Company Board may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i)   the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Company Board has received a Superior Proposal and shall include a copy of such Superior Proposal (or, where no such copy is available, a detailed description of the material terms and conditions of such Superior Proposal);

(ii)   during the Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the good faith judgment of the Company Board) a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Company Board after consultation with the Company’s financial advisors and outside legal counsel) would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and

(iii)   the Company Board has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, and after consultation with the Company’s financial advisors and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change continues to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 5.04(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the four Business Day period above shall be deemed to be references to a two Business Day period.

(e)   Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(f)   For purposes of this Agreement:

(i)   “Alternative Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company

Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii)   “Superior Proposal” means any bona fide proposal or offer made by a third party or Group pursuant to which such third party or Group (or the shareholders of such third party or Group) would acquire, directly or indirectly, more than 50% of the Common Shares or assets of the Company and the Company Subsidiaries, taken as a whole; (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Common Shares than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and (B) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iii)   “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less favorable in the aggregate to the Company than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Agreement, including this Section 5.04.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.   Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.

(a)   As reasonably promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. The Company shall reasonably promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response) and (ii) shall consider in good faith all comments proposed by Parent.

(b)   The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the

Schedule 13E-3, (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3 and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall reasonably promptly notify the other parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 13E-3 and shall provide the other parties with copies of all correspondence between such party and its Representatives, on the one hand, and the SEC, on the other hand.

(c)   If prior to the Effective Time any change occurs with respect to information supplied by Parent or its Affiliates for inclusion in the Proxy Statement or the Schedule 13E-3 which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent shall reasonably promptly notify the Company of such change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)   If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company shall reasonably promptly notify Parent of such event, and the Company shall as reasonably promptly as practicable file any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, with the SEC and, as required by Law, disseminate the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any party under Section 6.01(a).

(e)   The Company shall, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Proxy Statement and the Schedule 13E-3, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (i) seeking the Company Shareholder Approval; and (ii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders; and (ii) subject to Section 5.04(d), solicit the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d). The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Company Board or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.04(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than 10 Business Days after the date such Company Shareholders Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date).

(f)   The Company may, with Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, recess, reconvene or postpone the Company Shareholders Meeting if (x) the Company reasonably believes that (i) such adjournment, recess, reconvening or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement or the

Schedule 13E-3 is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) after consultation with Parent, as of the time for which the Company Shareholders Meeting is then scheduled (as set forth in the Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Company Shareholder Approval, or (iii) such adjournment, recess, reconvening or postponement is required by Law, or (y) Parent reasonably requests such adjournment, recess, reconvening or postponement. The Company shall keep Parent updated with reasonable frequency with respect to proxy solicitation results.

Section 6.02.   Access to Information; Confidentiality. Subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access, upon reasonable advance notice, during the period from the date of this Agreement through the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its commercially reasonable efforts to obtain the required Consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of September 11, 2019, among the Company, Marubeni Corporation, Mizuho Bank, Ltd. and IBJ Leasing Company, Limited (the “Confidentiality Agreement”).

Section 6.03.   Efforts to Consummate.

(a)   Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”), (ii) as promptly as reasonably practicable taking all steps as may be necessary to obtain all such Governmental Approvals, and (iii) obtaining any Consents required from third parties (other than Governmental Approvals) in connection with the consummation of the transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date of this Agreement, (ii) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.03 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable, (iv) make the appropriate filings under any foreign Antitrust Laws as soon as practicable, (v) supply as soon as reasonably practicable any additional information and documentary material that may be required or requested by any Governmental Entity (including by complying with any “second request” for information or similar request from a Governmental Entity), (vi) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.03 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Entity as soon as practicable, and (vii) not extend any waiting period under the HSR Act or other Regulatory Laws, or enter into any agreement with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

(c)   Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other applicable Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Law as soon as possible (including complying with any “second request” for information or similar request from a Governmental Entity pursuant to other applicable Laws).

(d)   In connection with the actions referenced in Section 6.03(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement, each of Parent and the Company shall, and shall cause their respective Affiliates to, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ, CFIUS or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ, CFIUS or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, CFIUS or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement; and (v) permit the other party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ, CFIUS or any other Governmental Entity; provided that materials may be redacted (x) as necessary to comply with applicable Law and (y) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.03(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e)   In furtherance and not in limitation of the covenants of the parties contained in Sections 6.03(a)–(d), but subject to Section 6.03(g), Parent and the Company shall take any and all steps not prohibited by Law to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Judgment or injunction, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including defending (with sufficient time for resolution in advance of the End Date) through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ, CFIUS or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any (x) Regulatory Law, and (y) to the extent applicable, CFIUS, so as, in each case, to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, (B) terminating any existing relationships and contractual rights and obligations, terminating any venture or other arrangement, creating any relationship, contractual rights or obligations of Parent or the Company of any of their respective Subsidiaries, or effectuating any other change or restructuring of Parent, the Company or any of their respective Subsidiaries, (C) opposing, including through litigation and reasonably available avenues of appeal, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (2) any request for the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated by this Agreement, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Entity (including, to the extent applicable, CFIUS) may have to such transactions under the HSR Act, any Regulatory Law or any other applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (D) commencing and/or defending any suit, action or other proceeding before any court or other applicable Governmental Entity, and pursuing all reasonably available avenues of appeal thereto, as may be required in order to (1) resolve any objections as a Governmental Entity (including, to the extent applicable, CFIUS) may have to such transactions under the HSR Act, any Regulatory Law or any other applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement, (E) otherwise taking or committing to take actions that after the Closing would limit Parent’s and/or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Parent, the Company and/or their respective Subsidiaries, and (F) in connection with CFIUS review or investigation of the transactions contemplated by this Agreement and the Statutory Merger Agreement (if such review or investigation is so initiated by CFIUS), take any action or accept any condition or restriction required by CFIUS (including entering into any mitigation agreement with CFIUS as may be required); provided, however, that any action contemplated by clauses (A), (B), (C), (D), (E) and (F) is conditioned upon the consummation of the transactions contemplated by this Agreement.

(f)   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(f) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(g)   Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event shall the Company or any Company Subsidiary agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Surviving Company and its Affiliates (including Parent and its Affiliates); provided that nothing in this Section 6.03(g) will limit Parent ’s obligations under Section 6.03(e)(ii)(F) to take any action or accept any condition or restriction required by CFIUS (including entering into any mitigation agreement with CFIUS as may be required).

Section 6.04.   Indemnification, Exculpation and Insurance.

(a)   Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective memorandum of association or bye-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Company and the Company Subsidiaries to perform its obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, Judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Bermuda Companies Act, the Surviving Company’s memorandum of association or bye-laws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b)   For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’, officers’ and employees’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it shall obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event shall the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c)   The provisions of this Section 6.04 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d)   From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under this Section 6.04.

(e)   In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.04.

Section 6.05.   Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers (the “Company Parties”) relating to the Merger and the other transactions contemplated by this Agreement. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle or come to an arrangement regarding any such shareholder litigation, in each case unless Parent shall have consented in writing; provided that the Company may compromise, settle or come to an agreement regarding shareholder litigation made or pending against a Company Party, if the resolution of such litigation requires payment from the Company or any of the Company Subsidiaries or any of its or their Representatives in an amount that together with all other such payments does not exceed the amount set forth in Section 6.05 of the Company Disclosure Letter and/or the provision of disclosures to the shareholders of the Company relating to the Merger (which disclosures shall be subject to review and comment by Parent), and the settlement provides for no other non-monetary relief.

Section 6.06.   Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b3 promulgated under the Exchange Act.

Section 6.07.   Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal as permitted under this Agreement, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore jointly agreed to by the parties. Nothing in this Section 6.07 shall limit the ability of any party hereto to make disclosures or announcements that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.08.   Employment and Company Benefits.

(a)   For the one-year period beginning at the Effective Time, Parent shall, or shall cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date; (ii) short- and long-term incentive compensation opportunities that are no less favorable in the aggregate than the short- and long-term incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date; and (iii) employee benefits that, with respect to each

Company Employee, are no less favorable in the aggregate than the employee benefits provided to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company or any other Affiliate of Parent immediately following the Closing.

(b)   Parent shall provide each Company Employee who incurs a termination of employment during the one-year period beginning at the Effective Time occurs with severance benefits that are no less favorable than the severance benefits to which such Company Employee would have been entitled with respect to such termination under the severance policies, practices and guidelines of the Company or any Company Subsidiary as set forth on Section 6.08(b) of the Company Disclosure Letter or, if greater, the severance benefits provided to similarly situated employees of Parent.

(c)   The Company shall have the right to pay, immediately prior to the Closing Date, annual bonuses in respect of the calendar year in which the Closing Date occurs under its annual bonus plans for such year, which shall be (i) based on the greater of target and actual performance through the Closing Date (provided that the Company may exclude from the determination of actual performance the impact of any costs and expenses associated with the transactions contemplated by this Agreement or any non-recurring events that would not reasonably be expected to have affected the Company or any Company Subsidiary had the transactions contemplated by this Agreement not arisen in a manner that is intended to neutralize such impact), (ii) prorated based on the number of days elapsed during the period commencing on the first day of such calendar year and ending on the Closing Date and (iii) payable solely in the form of cash.

(d)   Parent shall, or shall cause the Surviving Company to, give each Company Employee full credit for such Company Employee’s service with the Company and any Company Subsidiary (and any Affiliates or predecessors thereto) for purposes of eligibility and vesting, and determination of the level of benefits (for purposes of vacation and severance) under any benefit plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which the Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e)   Parent shall, or shall cause the Surviving Company to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan maintained by Parent or any of its Affiliates (including the Surviving Company) that provides health benefits in which Company Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Company Employees as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Company Employee and his or her eligible dependents under the health plans in which such Company Employee participated immediately prior to the Closing Date during the portion of the plan year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by Parent or any of its Affiliates (including the Surviving Company) in which such Company Employee is eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(f)   No provision of this Agreement shall (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent or the Company or their respective Affiliates, or preclude the ability of Parent or the Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date (subject to the other provisions of this Section 6.08); or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates.

Section 6.09.   Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Statutory Merger Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement.

Section 6.10.   Financing Cooperation.

(a)   Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub (including providing, subject to the subsequent sentence, reasonably available financial and other pertinent information regarding the Company and the Company Subsidiaries for use in usual and customary marketing and offering documents and to enable Parent to prepare pro forma financial statements required by SEC rules or Parent’s financing sources) in the arrangement of any bank debt financing or any capital markets debt financing, in each case for any purpose in connection with the consummation of the Merger and the other transactions contemplated hereby, including without limitation for the purposes of financing any amounts that may become due in respect of the indebtedness of the Company and the Company Subsidiaries as of the Closing pursuant to change-of-control provisions or otherwise (collectively, the “Debt Refinancing”), it being understood that the Debt Refinancing may involve increases in the size of or availability under any of the debt obligations or facilities of the Company or the Company Subsidiaries. Notwithstanding the foregoing, the Company shall only be required to provide audited financial statements for the three fiscal years preceding the commencement of the marketing of any Debt Refinancing and unaudited financial statements for any subsequent fiscal quarter (it being understood and agreed that the availability of the Company’s financial statements on the SEC’s EDGAR system shall satisfy such requirement and the Company shall not be required to provide any financial statements prior to the end of the applicable deadline to file such financial statements with the SEC with the Company’s annual and quarterly reports) and the Company shall not be required to provide any standalone financial statements of any Subsidiary.

(b)   Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if reasonably requested by Parent, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in taking such actions as are necessary, proper or advisable under (x) the indentures listed in Section 3.18(b)(ii) of the Company Disclosure Letter and (y) the credit agreements listed in Section 3.18(b)(ii) of the Company Disclosure Letter (collectively, “Existing Debt Documents”) in respect of the transactions contemplated by this Agreement. Subject to Section 6.10(c) and Section 6.10(d), from and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, if and to the extent reasonably requested by Parent in writing, the Company shall provide commercially reasonable cooperation to Parent and Merger Sub in either (A) arranging for the termination of Existing Debt Documents (and the related repayment or redemption thereof), which repayment or redemption shall be the sole responsibility, cost and expense of Parent, and the procurement of customary payoff letters and other customary release documentation in connection therewith or (B) obtaining any Consents required under any Existing Debt Documents to permit the consummation of the transactions contemplated by this Agreement as may be reasonably requested by Parent, and if reasonably requested by Parent, the Company shall, and shall cause the Company Subsidiaries to, execute and deliver such customary notices, agreements, documents or instruments necessary in connection therewith.

(c)   Notwithstanding anything in this Section 6.10 to the contrary, in no event shall the Company be required in connection with its obligations under this Section 6.10 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any commitment, tender, consent, amendment fee or any fee similar to any of the foregoing unless Parent provides the funding to the Company therefor in advance, (iii) amend or otherwise modify or agree to amend or otherwise modify any Existing Debt Document, which amendment or other modification is not conditioned on the Closing, (iv) incur any potential or actual liability or provide any indemnities in connection therewith or otherwise related to the Debt Refinancing prior to the Closing Date unless contingent upon the occurrence of the Closing, (v) take any actions that would unreasonably interfere with or unreasonably disrupt the normal operations and management of the Company and the Company Subsidiaries, (vi) take any actions that the Company reasonably believes could (A) violate its or the Company Subsidiaries’ certificate of incorporation or bye-laws (or comparable documents), (B) violate any applicable Law, (C) constitute a default or violation under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or the Company Subsidiaries or to a loss of any benefit to which the Company or the Company Subsidiaries is entitled under any provision of, any Contract, or (D) result in the creation or imposition of any Lien on any asset of the Company or the Company Subsidiaries, (vii) waive or amend any terms of this Agreement, (viii) take any action that could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached or to cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (ix) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of the Company Subsidiaries, (x) fund any repayment, repurchase or redemption prior to the Closing, (xi) result in any of the Company’s or any of the Company Subsidiaries’ Representatives incurring any personal liability with respect to any matters relating to this Section 6.10, (xii) execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the Debt Refinancing that is not contingent upon the Closing or that would be effective prior to Closing, (xiii) be responsible for preparing any pro forma financial statements, (xiv) pass resolutions or consents, approve or authorize the execution of or take any other corporate action with respect to the Debt Refinancing that is not contingent on the Closing or that would be effective prior to the Closing or (xv) provide or cause its legal counsel to provide any legal opinions.

(d)   Parent shall promptly, upon written request by the Company, (i) reimburse the Company and any of its Affiliates and their respective Representatives for any and all out-of-pocket costs and expenses (including attorneys’ and accountants’ fees) incurred by any of them in connection with the cooperation required pursuant to this Section 6.10 and (ii) defend, indemnify and hold harmless the Company, the Company Subsidiaries and its and their respective Representatives from, against and in respect of any and all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including fees of legal counsel) resulting from or incurred in connection with the cooperation required pursuant to this Section 6.10 or any information utilized in connection therewith. Notwithstanding this Section 6.10 or anything in this Agreement to the contrary, each of the parties hereto agrees that it is not a condition to the Closing that the Debt Refinancing, payoff, amendments or other related or similar actions described in this Section 6.10 be obtained.

(e)   Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.03(b), as applied to the Company’s obligations under this Section 6.10, shall be deemed to be satisfied unless the Debt Refinancing has not been obtained as a result of the Company’s willful breach of its obligations under this Section 6.10.

Section 6.11.   Tax Matters.

(a)   Neither Parent nor any of its Affiliates shall make any election under Section 338 of the Code with respect to any of the transactions contemplated by this Agreement.

(b)   Parent shall cause the Surviving Company to make available on the Surviving Company’s website (or, if the Surviving Company no longer maintains a website, the website of one of its Affiliates), consistent with past practice, “PFIC Annual Information Statements” pursuant to Treasury Regulations Section 1.1295-1(g) necessary for shareholders of the Company prior to the Closing to maintain any “qualified electing fund” election under Section 1293 of the Code with respect to each of the Company and Bermuda Limited for the taxable year that includes the Closing and for the prior taxable year to the extent such information has not been made available on the Company’s website by the Closing; provided that the Company shall use reasonable best efforts (x) to make available on the Company’s website before the Closing such information for such prior taxable year and (y) to cooperate with and promptly provide to Parent, before the Closing, any information requested by Parent that is relevant to Parent’s compliance with its obligations under this Section 6.11(b).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)   Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)   Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Entities as set forth in Section 7.01(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c)   No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated hereby.

Section 7.02.   Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 4.01 and 4.02) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in Sections 4.01 and 4.02 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)   Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)   Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.02(a) and 7.02(b) have been satisfied.

Section 7.03.   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.03(a) and Section 3.04, the first sentence of Section 3.08, Section 3.22 and Section 3.23) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Sections 3.01, 3.03(a), 3.04, 3.22 and 3.23 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) the representations and warranties of the Company contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the Closing as if made at and as of such time.

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)   Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(d) have been satisfied.

(d)   No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any circumstance, occurrence, effect, change, event or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.   Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Shareholder Approval):

(a)   by mutual written consent of the Company and Parent;

(b)   by either the Company or Parent:

(i)   if the Merger is not consummated on or before August 5, 2020 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement directly or indirectly causes or results in the failure of the Merger to be consummated by the End Date; provided, further, that if on the End Date all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing) but any of the conditions set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied, then either Parent or the Company may extend the End Date to November 3, 2020 by delivery of written notice of such extension to the other parties not less than three Business Days prior to the End Date, in which case the End Date shall be deemed for all purposes to be such later date;

(ii)   if the condition set forth in Section 7.01(c) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii)   if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken.

(c)   by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d)   by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.04(d); provided that the Company pays the Termination Fee prior to or simultaneously with such termination (it being understood that the Company may enter into such definitive written agreement simultaneously with such termination of this Agreement);

(e)   by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) 60 days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement in any material respect;

(f)   by Parent prior to the Company Shareholders Meeting, in the event that an Adverse Recommendation Change shall have occurred; or

(g)   by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions which by their terms are to be satisfied by the delivery of documents or taking of any other action at the Closing by any party, but subject to the satisfaction (or waiver) of such conditions at the Closing), (ii) Parent fails to consummate the transactions contemplated by this Agreement on the date which the Closing should have occurred pursuant to Section 1.02, (iii) the Company has notified Parent in writing that the Company is ready, willing and able to effect the Closing (subject to the satisfaction of all of the conditions set forth in Section 7.01 and Section 7.03), and (iv) Parent fails to consummate the Closing within five Business Days after the delivery of the notice described in the immediately preceding clause (iii).

Section 8.02.   Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, Section 6.10(d), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party from any liability or damages for any willful breach of this Agreement, except in the event that the Company pays to Parent the Termination Fee. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated hereby after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute a willful breach of this Agreement. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, recoverable damages of the Company hereunder may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the shareholders of the Company (including “lost premium”), taking into consideration relevant matters, including the total amount payable to the Company’s shareholders under this Agreement and the time value of money, which in each case may be deemed in such event to be damages of the Company and may be recoverable by the Company on behalf of its shareholders.

Section 8.03.   Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(a)   The Company shall pay to Parent a fee of $73,500,000 (the “Termination Fee”) if:

(i)   the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii)   (A) after the date hereof, an Alternative Proposal shall have been made by a third party to the Company and not publicly withdrawn prior to the Company Shareholders Meeting or shall have been made directly to the Company’s shareholders generally by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); and (C) within 12 months of such termination, (x) the Company enters into a definitive Contract for an Alternative Proposal and such Alternative Proposal is consummated (whether during or after such 12-month period) or (y) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.03(a) shall be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), before or simultaneously with such termination, (y) in the case of termination of this Agreement pursuant to Section 8.01(f), on the Business Day immediately following the date of such termination, and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

(b)   Notwithstanding any other provision of this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives) shall have no further liability to Parent and Merger Sub under this Agreement; provided, however, that this Section 8.03(b) shall not limit the right of the Company to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 9.10 prior to the termination of this Agreement. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)   The parties acknowledge and agree that (i) the fee and other provisions of this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee shall constitute liquidated damages and not a penalty and (iii) without these agreements, the parties would not enter into this Agreement.

(d)   If the Company fails to timely pay any amount due pursuant to this Section 8.03, and, in order to obtain the payment, Parent commences a legal proceeding to recover such amount which results in a judgment or other award against the Company, the Company shall pay Parent an additional amount equal to Parent’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such legal proceeding, together with interest on the amount due under this Section 8.03 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, from such date through the date such payment is actually received by Parent.

Section 8.04.   Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s shareholders without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s shareholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent, Merger Sub or the Company.

Section 8.05.   Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this

Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s shareholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.   Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02, Section 8.03 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, CT 06901
	Facsimile:	[*]
	Email:	[*]
	Attention:	Christopher L. Beers, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	[*]
	Email:	[*]
[*]
	Attention:	Joseph A. Coco Thomas W. Greenberg

(b)	if to Parent or Merger Sub, to:

Marubeni Corporation
7-1, Nihonbashi 2-chome
Chuo-ku, Tokyo, 103-6060 Japan
Facsimile:	[*]
Email:	[*]
Attention:	General Manager

and to:

Mizuho Leasing Company, Limited
2-6 Toranomon 1-chome, Minato-ku, Tokyo, 105-0001 Japan
Facsimile:	[*]
Email:	[*]
[*]
[*]
Attention:	Yoshiaki Fujikawa
Katsuya Noto
Masayuki Ando

with copies (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street, 3rd Floor
New York, New York 10019
Facsimile:	[*]
Email:	[*]
Attention:	John A. Healy

and to:

White & Case LLP
Marunouchi Trust Tower Main, 26th Floor
1-8-3 Marunouchi, Chiyoda-ku, Tokyo, 100-0005 Japan
Facsimile:	[*]
Email:	[*]
[*]
Attention:	Jun Usami
Nels Hansen

Section 9.03.   Definitions. For purposes of this Agreement:

“Adverse Recommendation Change” means if the Company Board or any committee thereof shall (a) fail to include the Company Recommendation in the Proxy Statement; (b) withdraw or propose publicly to withdraw the Company Recommendation; (c) qualify or modify, or propose publicly to qualify or modify, in a manner adverse to Parent, the Company Recommendation; or (d) take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal).

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Merger Consideration” means the aggregate Merger Consideration, RSU Merger Consideration, PSU Merger Consideration and Restricted Share Merger Consideration.

“Aircraft Lease” means, with respect to any aircraft, any lease (as amended, modified or supplemented from time to time) relating to that aircraft, but does not include any charter or wet lease of that aircraft.

“Aircraft Lease Documents” means, with respect to any aircraft, the Aircraft Lease and all other material amendments or other material agreements delivered in connection with, or relating to, that Aircraft under any Aircraft Lease that is in effect with respect to that Aircraft.

“Anti-Bribery Laws” means the FCPA, the UK Bribery Act 2010, the Bermuda Bribery Act 2016, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, in each case as amended, and legislation implementing such convention, and any other applicable anti-bribery or anti-corruption Laws.

“Anti–Money Laundering Laws” means, to the extent applicable, the Money Laundering Control Act of 1986, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act, the rules and regulations thereunder and any similar rules, regulations or guidelines issued, administered or enforced by any United States governmental agency.

“Bermuda Limited” means Aircastle Bermuda Limited, a Bermuda exempted company and a wholly owned Subsidiary of the Company.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Bermuda or in New York City.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, materially adversely affects the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur (except, in the case of clauses (a), (b), (c), (f) or (j) below, to the extent materially disproportionately affecting the Company and the Company Subsidiaries relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate): (a) conditions affecting the economy in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate, or any other national or regional economy or the global economy generally; (b) political conditions (or changes in such conditions) in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region of the world occurring after the date hereof; (c) changes in the financial, credit, banking or securities markets in any of the countries, markets or geographical areas in which the Company and the Company Subsidiaries operate or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (d) changes required by GAAP or other accounting standards (or interpretations thereof); (e) changes in any Laws or other binding directives issued by any Governmental Entity (or interpretations thereof), including, to the extent relevant to the business of the Company and the Company Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (f) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or any decline in the market price or trading volume of the Common Shares (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the negotiation, execution or delivery of this Agreement, the performance by any party hereto of its obligations hereunder or the public announcement

(including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise with customers, suppliers or employees of the Company and the Company Subsidiaries (provided that this clause (h) shall not apply to Section 3.05(a) and solely to the extent taking into account such Section, Section 7.03); (i) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (j) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (k) shareholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; (l) any action required by the terms of this Agreement, or with the prior written consent or at the direction of Parent; (m) any liability arising from any pending or threatened claim, suit, action, proceeding, investigation or arbitration disclosed to Parent in this Agreement or in the Company Disclosure Letter (but only to the extent such liability reasonably could be anticipated based on the substance and content of such disclosure); (n) any comments or other communications by Parent or any of its Affiliates of its intentions with respect to the Surviving Company or the business of the Company; or (o) any matter described in the Company Disclosure Letter (but only to the extent the material adverse effect in question reasonably could be anticipated based on the substance and content of such disclosure), shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company PSU” means a performance share unit granted under the Company Share Plan.

“Company Restricted Shares” means Common Shares granted under the Company Share Plan that is subject to certain restrictions that lapse at the end of a specified period or periods.

“Company RSU” means a time-based restricted share unit granted under the Company Share Plan.

“Company Share Award” means each Company Restricted Share, Company PSU, Company RSU and other award granted under the Company Share Plan that may be settled in Common Shares.

“Company Share Plan” means the Company’s Amended and Restated 2014 Omnibus Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1, et seq.), as amended.

“Government Authority” means (i) a Governmental Entity; (ii) a government-owned/government-controlled association, organization, business or enterprise; or (iii) a political party.

“Government Official” means (i) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Government Authority; (ii) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (iii) an officer of or individual who holds a position in a political party; (iv) a candidate for political office; (v) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (vi) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, or (iv) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including all rights in (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter (“Copyrights”); (iv) rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data; (v) trade secrets and other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; and (vi) all applications and registrations for the foregoing.

“Intervening Event” means any circumstance, effect or change that (A) is unknown (or if known, the probability or magnitude of consequences of which were not known) to the Company Board as of the date hereof, and (B) does not relate to any Alternative Proposal.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Section 9.03(a) of the Company Disclosure Letter, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Section 9.03(a) of the Parent Disclosure Letter.

“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances and security interests.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, is or would be reasonably expected to prevent or materially impair, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Parent Subsidiary” means any Subsidiary of Parent.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business; (ii) Liens for Taxes, utilities and other governmental charges that (x) are not due and payable or which are being contested in good faith by appropriate proceedings and (y) as to which adequate reserves have been established in accordance with GAAP; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any Aircraft Leases, purchase money security interests, mortgage debt, credit agreements, equipment leases, similar financing arrangements or other Indebtedness; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) Liens described in, set forth in, or created by any Company Material Contracts or any Aircraft Lease documents; (xii) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Company Subsidiary of such property; (xiii) with respect to the Real Estate Leases, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject Real Estate Leases for the purposes for which it is currently used in connection with the Company’s business; (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates; and (xv) the items set forth in Section 9.03(b) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Government Authority, Governmental Entity or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person or the electronic device or computer of a natural person (such as cookies, IP addresses, persistent identifiers, and processor or device serial numbers or unique identifiers), and personal information as defined by the Children’s Online Privacy Protection Act of 1998 and related rulemaking (including the January 17, 2013 final rule) and by the California Online Privacy Protection Act.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject of country-wide or territory-wide Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is: (i) named in any Sanctions list maintained by (A) the United States, (B) the United Nations, (C) the European Union or (D) Japan; (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of, or any entity directly or indirectly controlled by, a government of a Sanctioned Country; or (iv) otherwise the subject of Sanctions.

“Sanctions” means the trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States, (ii) the United Nations, (iii) the European Union or (iv) Japan and the respective governmental institutions and agencies of any of the foregoing, including without limitation the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Departments of State and Commerce.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, together with any attachments, supplements or amendments thereto, filed or required to be filed with any Governmental Entity relating to Taxes.

“Taxes” means all income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

Section 9.04.   Interpretation.

(a)   When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

Section 9.05.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.   Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.   Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 2.04 and Section 6.04, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies. Parent and Merger Sub acknowledge and agree that, without in any way limiting the Company’s rights under Section 9.10, if Parent or Merger Sub materially breach their respective obligations to consummate the Merger, the Company has the right to pursue, on behalf of the Company’s shareholders, from Parent damages in the event of such breach of this Agreement by Parent or Merger Sub, in which event the damages recoverable by the Company, on behalf of the Company’s shareholders, shall all be determined by reference to the total amount that would have been recoverable under the circumstances of such breach by such shareholders if all such shareholders brought an action against Parent or Merger Sub and were recognized as third-party beneficiaries hereunder.

Section 9.08.   GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.

Section 9.09.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 9.10.   Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the End Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending (including any appeals therefrom), plus 20 Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such proceeding mandatorily must be brought in Bermuda. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

AIRCASTLE LIMITED

By:	/s/ Michael J. Inglese
	Name:	Michael J. Inglese
	Title:	Chief Executive Officer

MM AIR LIMITED

By:	/s/ Takayuki Sakakida
	Name:	Takayuki Sakakida
	Title:	Director

By:	/s/ Yoshiyasu Mizutomi
	Name:	Yoshiyasu Mizutomi
	Title:	Director

MM AIR MERGER SUB LIMITED

By:	/s/ Takayuki Sakakida
	Name:	Takayuki Sakakida
	Title:	Director

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(d)
Affiliate	Section 9.03
Aggregate Merger Consideration	Section 9.03
Agreement	Preamble
Aircraft Lease	Section 9.03, Section 9.03
Alternative Proposal	Section 5.04(f)(i)
Anti-Bribery Laws	Section 9.03
Anti–Money Laundering Laws	Section 9.03
Appraisal Withdrawal	Section 2.03(b)
Appraised Fair Value	Section 2.03(a)
Bermuda Companies Act	Section 1.01
Bermuda Limited	Section 9.03
Book-Entry Shares	Section 2.01(c)
Business Day	Section 9.03
Business Plan	Section 5.01(f)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
CFIUS	Section 9.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Collective Bargaining Agreements	Section 3.21
Common Shares	Section 2.01
Company	Preamble
Company Benefit Plans	Section 3.10(a)
Company Board	Section 3.04
Company Bye-laws	Section 3.01
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company Financial Advisors	Section 3.23
Company Indemnified Parties	Section 6.04(a)
Company Material Adverse Effect	Section 9.03
Company Memorandum of Association	Section 3.01
Company Parties	Section 6.05
Company PSU	Section 9.03
Company Recommendation	Section 6.01(e)
Company Restricted Shares	Section 9.03
Company RSU	Section 9.03
Company SEC Documents	Section 3.06(a)
Company Share Award	Section 9.03
Company Share Plan	Section 9.03
Company Shareholder Approval	Section 3.04
Company Shareholders Meeting	Section 3.04
Company Subsidiary	Section 9.03
Company Voting Debt	Section 3.03(b)
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Contract	Section 3.03(b)
Copyrights	Section 9.03

Data Breach	Section 3.16(c)
Debt Refinancing	Section 6.10(a)
Dissenting Shares	Section 2.03(a)
DOJ	Section 6.03(b)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.17
ERISA	Section 9.03
Exchange Act	Section 9.03
Excluded Contract	Section 3.18(b)
Existing Debt Documents	Section 6.10(b)
FCRA	Section 3.16(a)
Filed Company Contract	Section 3.18(a)
Filed Company SEC Documents	Article III
FTC	Section 6.03(b)
GAAP	Section 3.06(b)
Government Authority	Section 9.03
Government Official	Section 9.03
Governmental Approvals	Section 6.03(a)
Governmental Entity	Section 3.05(b)
Guarantors	Recitals
HSR Act	Section 3.05(b)
Indebtedness	Section 9.03
Inquiry	Section 5.04(a)
Intellectual Property Rights	Section 9.03
Intervening Event	Section 9.03
IRS	Section 3.09(k)
Judgment	Section 3.05(a)
Knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(c)
Letter of Transmittal	Section 2.02(b)
Liens	Section 9.03
Marubeni	Recitals
Marubeni Shares	Section 2.01
Material Contract	Section 3.18(b)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01
Merger Application	Section 1.03
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Board	Section 9.03
Merger Sub Common Shares	Section 2.01
Non-U.S. Benefit Plan	Section 3.10(a)
Notice Period	Section 5.04(d)
NYSE	Section 9.03
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.03
Parent Subsidiary	Section 9.03

Patents	Section 9.03
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permit	Section 3.05(a)
Permitted Liens	Section 9.03
Person	Section 9.03
Personal Data	Section 9.03
Preferred Shares	Section 3.03(a)
Privacy Claims	Section 3.16(d)
Privacy Incident	Section 3.16(d)
Privacy Laws	Section 3.16(a)
Proxy Statement	Section 6.01(a)
PSU Merger Consideration	Section 2.04(a)(i)
Real Estate Leases	Section 3.19(b)
Registered Intellectual Property Rights	Section 3.20(a)
Registrar	Section 1.03
Regulatory Laws	Section 9.03
Representatives	Section 5.04(a)
Required Regulatory Approvals	Section 7.01(b)
Restricted Share Merger Consideration	Section 2.04(a)(iii)
RSU Merger Consideration	Section 2.04(a)(ii)
Sanctioned Country	Section 9.03
Sanctioned Person	Section 9.03
Sanctions	Section 9.03
Schedule 13E-3	Section 6.01(b)
SEC	Section 9.03
Securities Act	Section 9.03
Share Capital	Section 3.03(a)
Solvent	Section 4.11
SOX	Section 9.03
Statutory Merger Agreement	Section 9.03
Subsidiary	Section 9.03
Superior Proposal	Section 5.04(f)(ii)
Surviving Company	Section 1.01
Surviving Company Common Shares	Section 2.01
Tax Returns	Section 9.03
Taxes	Section 9.03
Termination Fee	Section 8.03(a)
Third-Party Consents	Section 6.03(a)
Trademarks	Section 9.03
Voting and Support Agreement	Recitals

Exhibit A

STATUTORY MERGER AGREEMENT

THIS AGREEMENT is made the [date] (this “Agreement”)

B E T W E E N:

1.	Aircastle Limited, a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”); and
2.	MM Air Merger Sub Limited, a Bermuda exempted company having its registered office at Crawford House, 50 Cedar Avenue, Hamilton HM11, Bermuda, Bermuda (“Merger Sub”).

W H E R E A S:

The Company and Merger Sub have agreed to merge (the “Merger”) pursuant to the provisions of the Companies Act 1981 on the terms hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	At the effective time of the Merger (the “Effective Time”), the Company and Merger Sub shall merge, with the Company being the surviving company (the “Surviving Company”).
2.	The memorandum of association of the Surviving Company shall be the memorandum of association as set forth in Schedule A hereto and the Surviving Company shall be called “Aircastle Limited”.
3.	The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
4.	The names and addresses of the persons proposed to be directors of the Surviving Company are as follows:-
Name	Business Address
Takayuki Sakakida	c/o Marubeni Corporation 7-1 Nihonbashi 2-chome Chuo-ku, Tokyo, 103-6060 Japan
5.	At the Effective Time:
a.	each issued and outstanding share of Merger Sub shall be cancelled and converted into one fully paid common share par value US$0.01 per common share of the Surviving Company.
b.	each issued and outstanding common share of the Company that immediately prior to the Effective Time is either (i) owned by the Company as a treasury share; or (ii) owned directly by MM Air Limited (“Parent”) or Merger Sub shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
c.	each issued and outstanding common share of the Company that is owned by any or any direct or indirect wholly-owned subsidiary of the Company, or Parent (other than Merger Sub), or of Merger Sub shall be converted into such number of common shares of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such subsidiary immediately prior to the Effective Time; and
d.	each issued and outstanding common share of the Company (other than those cancelled or converted in accordance with Clause 5(a), (b) or (c) or Clause 6) shall be converted into the right to receive US$32.00 in cash, without interest (the “Merger Consideration”).
6.	Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company PSUs, Company RSUs or Company Restricted Shares, as applicable:
a.	each then outstanding Company PSU shall become fully vested assuming the achievement of the applicable performance metrics at the maximum level of performance and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “PSU Merger Consideration”);

b.	each then outstanding Company RSU shall become fully vested and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “RSU Merger Consideration”); and
c.	each then outstanding Company Restricted Share shall become fully vested and be cancelled in exchange for the right of the holder thereof to receive a single lump sum cash payment, without interest, equal to (A) the Merger Consideration, less (B) any applicable withholding for taxes (the “Restricted Share Merger Consideration”).

As of the Effective Time, each holder of Company PSUs, Company RSUs or Company Restricted Shares shall cease to have any rights with respect thereto, except the right to receive the PSU Merger Consideration, RSU Merger Consideration or the Restricted Share Merger Consideration, as applicable. Notwithstanding anything herein to the contrary, with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that the Company determines prior to the Effective Time is not eligible to be cancelled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a tax or penalty under Section 409A of the Code.

For purposes of this Clause 6: (a) “Company PSU” means a performance share unit granted under the Company Share Plan. (b) “Company Restricted Shares” means common shares of the Company granted under the Company Share Plan that is subject to certain restrictions that lapse at the end of a specified period or periods. (c) “Company RSU” means a time-based restricted share unit granted under the Company Share Plan. (d) “Company Share Award” means each Company Restricted Share, Company PSU, Company RSU and other award granted under the Company Share Plan that may be settled in common shares of the Company. (e) “Company Share Plan” means the Company’s Amended and Restated 2014 Omnibus Incentive Plan.

7.	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to a waiver of any of its rights under this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
8.	Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.
9.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format file (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.
10.	This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of the courts of Bermuda.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

AIRCASTLE LIMITED

By

Name

Title

MM AIR MERGER SUB LIMITED

By

Name

Title

Exhibit B

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES
Section 7(1) and (2)

MEMORANDUM OF ASSOCIATION

OF

Aircastle Limited

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.
2.	The undersigned, namely,
Name and Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed
Compass Administration Services Ltd. Crawford House 50 Cedar Avenue Hamilton HM 11 Bermuda	Yes	Bermuda	1

do hereby agree to take such number of shares of the Company as may be allotted to us by the provisional director(s) of the Company, not exceeding the number of shares for which we have subscribed, and to satisfy such calls as may be made by the directors, provisional director(s) or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.
4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels: N/A
5.	The authorised share capital of the Company is US$10.00 divided into 1000 common shares of par value US$0.01 each.
6.	The objects for which the Company is formed and incorporated are unrestricted.
7.	The following are provisions regarding the powers of a Company:
i)	Has the powers of a natural person;
ii)	Subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

iii)	Has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and
iv)	Has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Signed by the subscriber in the presence of a witness attesting the signature thereof:-

[ ]	(Witness)
Duly authorised, for and on behalf of Compass Administration Services Ltd.

(Subscriber)

Subscribed this day of , 20

ANNEX B

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of November 5, 2019 (this “Agreement”) is made and entered into by and between Aircastle Limited, a Bermuda exempted company (the “Company”), and the undersigned Shareholders (each a “Shareholder,” and collectively, “Marubeni”) of the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, MM Air Limited, a Bermuda exempted company (“Parent”), and MM Air Merger Sub Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company as a wholly owned subsidiary of Parent.

WHEREAS, as of the date hereof, each Shareholder is the record or beneficial owner of the number and type of equity interests of the Company (“Shares”) set forth on Schedule A hereto (with respect to each Shareholder, the shares listed on Schedule A (as it may be amended pursuant to Section 5 of this Agreement), together with any additional Shares or other voting securities of the Company which such Shareholder owns of record or beneficially as of the date hereof or of which such Shareholder acquires after the date hereof record or beneficial ownership, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, redesignation or exchange, upon exercise or conversion of any options, warrants or other securities, or otherwise, “Covered Shares”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company and Marubeni are entering into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Marubeni hereby agree as follows:

AGREEMENT

1.   Agreement to Vote. From the date hereof until the earlier of the Termination Date (as defined below) or the receipt of the Company Shareholder Approval, Marubeni irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company, however proposed: (a) when a meeting is held, appear at such meeting or otherwise cause its Covered Shares that are owned by Marubeni as of the date of such meeting to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by the Company for written consent, and (b) vote or consent, or cause to be voted at such meeting or cause such consent to be granted with respect to, all Covered Shares that are owned by Marubeni as of the date of such meeting or consent (i) in favor of the Merger and the adoption of the Merger Agreement and the Statutory Merger Agreement (each as they may be amended from time to time), and in favor of each of the other transactions contemplated by the Merger Agreement and the Statutory Merger Agreement of which approval of the Company’s stockholders is solicited, and (ii) against (A) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between or involving the Company and any other Person that would reasonably be expected to impede, interfere with, delay or postpone or adversely affect in any material respect the Merger or any other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement or this Agreement, (B) any other action that would be reasonably likely to result in any conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, (C) any amendment or other change to the Company Memorandum of Association or Company Bye-Laws that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect in any material respect the Merger or any of the other transactions contemplated by the Merger Agreement, the Statutory Merger Agreement or this Agreement, and (D) any other material change in the Company’s corporate structure or business that would reasonably be expected to impede, interfere with, delay or postpone or adversely affect in any material respect the Merger or any of the other transactions contemplated by the Merger Agreement or the Statutory Merger Agreement.

2.   No Inconsistent Agreements. Marubeni hereby represents, covenants and agrees that, except as contemplated by this Agreement, Marubeni (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with Marubeni’s obligations pursuant to this Agreement.

3.   Termination. This Agreement shall terminate upon the earliest of (a) the Closing, (b) the date that the Merger Agreement is terminated, (c) an Adverse Recommendation Change and (d) the delivery of written notice of termination of this Agreement by the Company to Marubeni (such earliest date, the “Termination Date”); provided, that the provisions set forth in Sections 10 and 12 through 24 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4.   Representations and Warranties of Marubeni. Marubeni hereby represents and warrants to the Company as follows:

(a)   Schedule A lists all shares and other equity interests owned of record or beneficially by Marubeni in the Company as of the date hereof. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for shares and other equity interests in the Company owned of record or beneficially by Marubeni as of the date hereof. Except as set forth on Schedule A, as of the date hereof, Marubeni does not own of record or beneficially any voting securities or other equity securities in the Company or any securities convertible into or exercisable or exchangeable for any such voting securities or other equity securities. Marubeni does not own of record any shares which are beneficially owned by a third Person.

(b)   Marubeni is the record or beneficial owner of, and has good and valid title to, all Covered Shares as of the date hereof, free and clear of all liens, pledges, restrictions and other encumbrances (a “Lien”), other than (i) as created by this Agreement, (ii) as created by any applicable securities Laws, (iii) under the Company Memorandum of Association or Company Bye-Laws or (iv) as would not impair Marubeni’s ability to perform its obligations under this Agreement. Marubeni has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights. Such Covered Shares are not subject to any voting trust agreement or other contract to which Marubeni is a party restricting or otherwise relating to the voting or sale (constructive or otherwise), transfer, pledge, hypothecation, grant, gift, encumbrance, assignment or other disposal (collectively, “Transfer”) of such Covered Shares. Marubeni has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares, except as contemplated by this Agreement.

(c)   Marubeni has full legal power and capacity to execute and deliver this Agreement and to perform the Shareholders’ obligations hereunder. This Agreement has been duly and validly executed and delivered by Marubeni and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Marubeni, enforceable against Marubeni in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d)   Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary on the part of Marubeni for the execution, delivery and performance of this Agreement by Marubeni or the consummation by Marubeni of the transactions contemplated hereby and (ii) none of the execution, delivery or performance of this Agreement by Marubeni or the consummation by Marubeni of the transactions contemplated hereby or compliance by Marubeni with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Marubeni pursuant to, any contract to which Marubeni is a party or by which Marubeni or any property or asset of Marubeni is bound or affected or (B) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to Marubeni or any of Marubeni’s properties or assets except, in the case of clause (A) or (B), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Marubeni to perform its obligations hereunder on a timely basis.

(e)   There is no action, suit, claim, arbitration, investigation, complaint, inquiry or other proceeding pending against Marubeni or, to the actual knowledge of Marubeni, any other Person or, to the actual knowledge of Marubeni, threatened against Marubeni that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by Marubeni of its obligations under this Agreement on a timely basis.

(f)   Marubeni understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Marubeni’s execution and delivery of this Agreement and the representations and warranties and covenants of Marubeni contained herein and would not enter into the Merger Agreement if Marubeni did not enter into this Agreement.

5.   Certain Covenants of Marubeni. Marubeni hereby covenants and agrees as follows:

(a)   Except as contemplated hereby and until the earliest of the Termination Date or the receipt of the Company Shareholder Approval, Marubeni shall not (i) tender any Covered Shares into any tender or exchange offer, (ii) Transfer or enter into any contract with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (iv) take any action that would make any representation or warranty of Marubeni contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Marubeni from performing its obligations under this Agreement in any material respect. Any Transfer in violation of this Section 5(a) shall be void.

(b)   In the event that Marubeni acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by Marubeni set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Marubeni shall promptly notify the Company of any such event.

6.   Marubeni Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Marubeni (or a designee of Marubeni) from acting in his capacity as a director of the Company or fulfilling the obligations of such office, including by acting or voting in his capacity as a director of the Company, in Marubeni’s (or Marubeni’s designee’s) sole discretion on any matter, including causing the Company to exercise rights under the Merger Agreement (in accordance with the terms thereof), and no such actions or omissions shall be deemed a breach of this Agreement (it being understood that this Agreement shall apply to Marubeni solely in Marubeni’s capacity as Shareholders of the Company), including with respect to Section 6.01 of the Merger Agreement. In this regard, Marubeni shall not be deemed to make any agreement or understanding in this Agreement in Marubeni’s capacity as a director or officer of the Company, including with respect to Section 6.01 of the Merger Agreement.

7.   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Marubeni, and, except as otherwise provided herein, the Company shall have no authority to direct Marubeni in the voting or disposition of any Covered Shares.

8.   Disclosure. Each party hereto hereby authorizes the Company to publish and disclose in any announcement or disclosure Marubeni’s identity and ownership of the Covered Shares and the nature of Marubeni’s obligations under this Agreement, and to disclose a copy of this Agreement, in each case, to the extent required by applicable Law.

9.   Merger Agreement. Marubeni hereby acknowledges receipt of, and has had an opportunity to read and understand, the Merger Agreement (including any exhibits and schedules thereto).

10.   Expenses. Except as otherwise expressly provided herein, Marubeni, on the one hand, and the Company, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement.

11.   Further Assurances. From time to time, at the request of the other parties hereto and without further consideration, each party hereto shall take such further action as may reasonably be deemed by any of the other parties hereto to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

12.   Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

13.   Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or by a duly authorized officer on behalf of such party.

14.   Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement.

15.   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 15 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 15; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Marubeni:

Marubeni Corporation
7-1, Nihonbashi 2-chome
Chuo-ku, Tokyo, 103-6060 Japan
	Email:	[*]
	Attention:	General Manager

with copies to (which shall not constitute notice):

Clifford Chance US LLP
31 West 52nd Street, 3rd Floor
New York, New York 10019
	Email:	[*]
	Attention:	John A. Healy

(ii)	If to the Company:

Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard, Suite 400
Stamford, CT 06901
	Attn:	Christopher L. Beers, Chief Legal Officer
	Email:	[*]

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Attn:	Joseph Coco
Thomas Greenberg

	Email:	[*]
[*]

16.   Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits, Company Disclosure Letter and Parent Disclosure Letter thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

17.   No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, claim or remedy of any nature under or by reason of this Agreement.

18.   Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.

19.   Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.

20.   Specific Enforcement; Jurisdiction; Venue. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such proceeding mandatorily must be brought in Bermuda. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21.   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

22.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 22 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

23.   Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 23.

24.   Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25.   Affiliates. Marubeni hereby covenants and agrees that it shall cause each of its Affiliates to comply with this Agreement as if each such Affiliate was itself a party to this Agreement.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and Marubeni have caused to be executed or executed this Agreement as of the date first written above.

AIRCASTLE LIMITED

/s/ Michael J. Inglese
Name:	Michael J. Inglese
Title:	Chief Executive Officer
MARUBENI CORPORATION

/s/ Takayuki Sakakida
Name:	Takayuki Sakakida
Title:	General Manager, Finance & Leasing Business Dept. – II
MARUBENI AVIATION CORPORATION

/s/ Takayuki Sakakida
Name:	Takayuki Sakakida
Title:	Director
MARUBENI AVIATION HOLDING COÖPERATIEF U.A.

/s/ Takayuki Sakakida
Name:	Takayuki Sakakida
Title:	Managing Director

[Voting and Support Agreement]

SCHEDULE A

Marubeni owns 21,605,347 Shares, representing 28.8% of the Company.

ANNEX C

November 5, 2019

The Board of Directors
Aircastle Limited
c/o Aircastle Advisor LLC
201 Tresser Boulevard
Suite #400
Stamford, CT 06901

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of Aircastle Limited (“Aircastle”) of the Merger Consideration (defined below) to be received by such holders (other than MM Air Limited (“MM Buyer”) and its affiliates) pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of November 5, 2019 (the “Merger Agreement”), among Aircastle, MM Buyer and MM Air Merger Sub Limited, a wholly owned subsidiary of MM Buyer (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Aircastle (the “Merger”) and (ii) each outstanding common share, par value $0.01 per share, of Aircastle (“Aircastle Common Shares”), other than Aircastle Common Shares owned by (i) Aircastle as treasury shares or by any subsidiary of Aircastle, or (ii) MM Buyer or any subsidiary of MM Buyer, or (iii) Marubeni Aviation Holding Coöperatief U.A., will be converted into the right to receive $32.00 in cash, without interest (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Aircastle concerning the business, operations and prospects of Aircastle. We examined certain publicly available business and financial information relating to Aircastle as well as certain financial forecasts and other information and data relating to Aircastle which were provided to or discussed with us by the management of Aircastle. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Aircastle Common Shares; the historical and projected earnings and other operating data of Aircastle; and the net book value, capitalization and financial condition of Aircastle. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Aircastle. In connection with our engagement and at the direction of Aircastle, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of Aircastle. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Aircastle that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Aircastle provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Aircastle that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aircastle as to the future financial performance of Aircastle.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Aircastle or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aircastle (other than certain third-party aircraft appraisals provided to us by the management of Aircastle) nor have we made any physical inspection of the properties or assets of Aircastle. We express no view as to, and our opinion does not address, the underlying business decision of Aircastle to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might

C-1

exist for Aircastle or the effect of any other transaction in which Aircastle might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Aircastle in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger and the remainder in connection with the rendering of this opinion. In addition, Aircastle has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking services to Aircastle unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as joint bookrunner in connection with an offering of equity securities of Aircastle and as bookrunner in connection with certain bond offerings and loans of Aircastle. As you are also aware, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking services to Marubeni Corporation and Mizuho Leasing Company, Limited, affiliates of MM Buyer, and their respective affiliates unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as co-manager and/or joint bookrunner in connection with certain bond offerings of, and as lender to, Marubeni Corporation and Mizuho Financial Group, Inc., an affiliate of Mizuho Leasing Company, Limited. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Aircastle, MM Buyer, Marubeni Corporation and Mizuho Leasing Company, Limited and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aircastle, MM Buyer, Marubeni Corporation, Mizuho Leasing Company, Limited and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Aircastle in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Aircastle Common Shares (other than MM Buyer and its affiliates).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

C-2

ANNEX D

Shareholder approval

106 (1)	The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.
(2)	A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall—
(a)	include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and
(b)	subject to subsection (2A), state—
(i)	the fair value of the shares as determined by each amalgamating or merging company; and
(ii)	that a dissenting shareholder is entitled to be paid the fair value of his shares.
(2A)	Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.
(3)	Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.
(4)	The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.
(4A)	The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.
(5)	An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.
(6)	Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.
(6A)	Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—
(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or
(b)	to terminate the amalgamation or merger in accordance with subsection (7).
(6B)	Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
(6C)	No appeal shall lie from an appraisal by the Court under this section.
(6D)	The costs of any application to the Court under this section shall be in the discretion of the Court.

D-1

(7)	An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.

[Section 106 amended by 1994:22 effective 13 July 1994; amended by 2011 : 43 s. 27 effective 18 December 2011]

D-2

AIRCASTLE LIMITED
201 TRESSER BLVD
SUITE 400
STAMFORD, CT 06901

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on March 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on March 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: In their discretion, the proxy holders are also authorized to vote on any other business that may properly come before the special general meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000435738_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

AIRCASTLE LIMITED
Special General Meeting of Shareholders
March 6, 2020
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael J. Inglese and Christopher L. Beers, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the common shares of Aircastle Limited held of record by the undersigned as of the close of business on January 22, 2020 at the Special General Meeting of Shareholders to be held on March 6, 2020, starting at 11:00 a.m., Eastern time, or any adjournment or postponement thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Special General Meeting of Shareholders and the related Proxy Statement, dated January 23, 2020 is hereby acknowledged. This proxy revokes all prior proxies given by the undersigned.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy holders will vote FOR the Merger Proposal, FOR the Compensation Proposal and FOR the Adjournment Proposal. In accordance with their judgment, the proxy holders, and each of them, are authorized to vote upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

0000435738_2 R1.0.1.18

Continued and to be signed on reverse side